Exhibit 2.21

SIXTH AMENDMENT TO THE
PRIVATE INSTRUMENT OF INDENTURE OF DEBENTURES CONVERTIBLE INTO PREFERRED SHARES, OF THE SECURED TYPE, WITH ADDITIONAL PERSONAL GUARANTEE, OF THE FIRST ISSUE OF AZUL S.A.
This “Sixth Amendment to the Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.” (“Amendment”) is executed by:
I.as the issuer and offeror of Debentures (as defined below):
AZUL S.A., a corporation with registration as issuer of securities before the CVM (Brazilian Securities and Exchange Commission) (as defined below), category A, with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 8º andar (floor), Ed. Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP (Zip Code) 06460-040, enrolled with the National Corporate Taxpayers' Register (CNPJ) (as defined below) under No. 09.305.994/0001-29, with its organizational documents registered before JUCESP (Registry of Commerce of the State of São Paulo) (as defined below) under NIRE (Company Register Identification Number) 35.300.361.130, hereby represented pursuant to its articles of incorporation (“Company”);
II.as trustee, appointed in this Indenture, representing all Debenture Holders (as defined below):
VÓRTX DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a financial institution with principal place of business in the City of São Paulo, State of São Paulo, at Rua Gilberto Sabino 215, 4º andar, CEP 05425-020, enrolled with the CNPJ under No. 22.610.500/0001-88, hereby represented pursuant to its articles of organization (“Trustee”); and
III.as guarantors, principal payors, joint and severally debtors with the Company:
AZUL LINHAS AÉREAS BRASILEIRAS S.A., a company without registration as issuer of securities before the CVM, with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 9º andar (floor), Ed. Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP (Zip Code) 06460-040, enrolled with the CNPJ under No. 09.296.295/0001-60, with its organizational documents registered before JUCESP (Registry of Commerce of the State of São Paulo) (as defined below) under NIRE 35.300.359.534, hereby represented pursuant to its articles of incorporation (“ALAB”);

ATS VIAGENS E TURISMO LTDA., a limited liability company with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 10º andar, conjunto (suite) 1002, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP 06460-040, enrolled with the CNPJ under No. 26.203.213/0001-04, hereby represented pursuant to its articles of organization (“Azul Viagens”);
INTELAZUL S.A., a corporation with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 10º andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP 06460-040, enrolled with the CNPJ under No. 02.428.624/0001-30, hereby represented pursuant to its articles of incorporation (“IntelAzul”);
AZUL CONECTA LTDA., a Brazilian limited liability company (sociedade limitada), with its head office at Avenida Emilio Antonon, S/N, Aeroporto, Lote 23 E 24, Jundiaí, São Paulo, Brazil, ZIP code 13212-010 enrolled with the CNPJ under No. 04.263.318/0001-16 (“Azul Conecta”);
AZUL SECURED FINANCE LLP, a limited liability partnership organized and existing pursuant to the laws of the State of Delaware, United States of America, with principal place of business in 251 Little Falls Drive, Wilmington, Delaware, 19808 (“Azul Secured Finance”);
AZUL SECURED FINANCE II LLP, a limited liability partnership organized and existing pursuant to the laws of the State of Delaware, United States of America, with principal place of business in 251 Little Falls Drive, Wilmington, Delaware, 19808 (“Azul Secured Finance II”);
AZUL INVESTMENTS LLP, a limited liability partnership organized and existing under the laws of the State of Delaware, United States of America, with its head office at 251 Little Falls Drive, Wilmington, Delaware 19801 (“Azul Investments”);
AZUL IP CAYMAN LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400854 and enrolled with the CNPJ (as defined below) under No. 400854 (“IP Co”); and

AZUL IP CAYMAN HOLDCO LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400853 and enrolled with the CNPJ (as defined below) under No. 400853 (“IP HoldCo”, and, jointly with ALAB, IntelAzul, Azul Viagens, Azul Conecta, Azul Secured Finance, Azul Secured Finance II, Azul Investments, and IP Co, the “Guarantors”);
the persons listed above, jointly, “Parties”, when referred to collectively, and “Party” when referred to individually;
WHEREAS:
(A)the Company, the Trustee and ALAB entered into the “Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.” on October 26, 2020, as amended on November 9, 2020, on July 14, 2023, on November 27, 2024, and on January 28, 2025 by which the debentures were issued (“Indenture” and “Debentures”, respectively);
(B)on January 28, 2025, the Debenture Holders (as defined under the Indenture) deliberated on a General Meeting of Debenture Holders (“AGD 28/01/2025”) to resolve, among other subjects, about change in certain terms and conditions of the Debentures and the Indenture, including, without limitation the change in the conversion price (“Conversion Price”) and formula for conversion calculations of the Debentures into preferred shares issued by the Company;
(C)on February 18, 2025, the Conversion Price was determined, which considered a 20% (twenty percent) discount on the weighted average price (VWAP) of the local preferred share issued by the Company, calculated over a period of thirty (30) B3 trading days, which includes fifteen (15) B3 trading days before the Closing Date and fifteen (15) B3 trading days after the Closing Date; and
(D)to implement the amount determined for the Conversion Price and correct material cross reference errors, the Parties wish to amend the Indenture.
The Parties execute this Amendment, pursuant to the following terms and conditions:
1.    DEFINITIONS
1.1.    Defined terms are considered for purposes of this Amendment, singular or plural, the terms hereunder, such that the terms indicated by a capital letter used in this Amendment that are not defined here in shall have the meaning ascribed to them in the Indenture, in the form of Exhibit A to this Amendment.

2.    AUTHORIZATIONS
2.1.    The execution of this Amendment is made pursuant to decisions of (i) AGD 25/01/2025; (ii) board of directors meeting of the Company held on January 27, 2025; (iii) ALAB general extraordinary shareholders’ meeting held on January 27, 2025; (iv) Intel Azul general extraordinary shareholders’ meeting held on January 27, 2025; (v) Azul Viagens quota holder meeting held on January 27, 2025.
3.    AMENDMENT
3.1.    The Parties wish to amend the definition of “Conversion Price”, the Clause 7.7.5. and Annex I, all of which are set forth in the Indenture, which will hereinafter be valid pursuant to Exhibit A of this Amendment.
4.    REPRESENTATION AND WARRANTIES OF THE COMPANY AND THE GUARANTORS
4.1.    The Company and the Guarantors, severally, represent, on the date hereof, that:
(a)the Company is a corporation (sociedade por ações) duly organized, constituted and existing, incorporated pursuant to the Brazilian law, registered in category “A” with the CVM (Brazilian securities exchange commission); (ii) ALAB and IntelAzul are corporations duly organized, constituted and existing, incorporated pursuant to the Brazilian law; (iii) Azul Viagens and Azul Conecta are companies duly organized, constituted and existing, as limited liability companies (sociedade limitada) pursuant to the Brazilian law; (iv) Azul Secured Finance, Azul Secured Finance II and Azul Investments are companies duly organized, constituted and existing, pursuant to the laws of the State of Delaware, in the United States of America; and (v) IP Co and IP HoldCo are exempted companies, constituted with limited liability under the laws of the Cayman Islands;
(b)are duly authorized and obtained all authorizations including, as applicable, legal, corporate, regulatory and from third parties, as necessary to execute this Amendment and to comply with all obligations hereunder, and all legal, corporate, regulatory and third-party requirements are fully satisfied;
(c)the legal representatives of the Company and of the Guarantors executing this Amendment have, as the case may be, corporate and/or delegated powers to undertake, on behalf of the Company or the Guarantors, as the case may be, the obligations provided for herein and, as representatives, legitimately hold the powers invested upon them, and their respective powers of attorney are in full force;

(d)this Amendment and the obligations herein constitute lawful, valid, binding, and effective obligations of the Company and the Guarantors, enforceable in accordance with its terms and conditions;
(e)except as provided in Section 2 above, no approval, authorization, consent, order, registration, or qualification from or before any judicial authority, governmental agency, or regulatory body is required for the execution and performance of this Amendment; and
(f)the execution, terms, and conditions of this Amendment, as well as the performance of the obligations set forth herein: (a) do not violate the Company’s bylaws or incorporation documents of the Guarantors; (b) do not violate, or to the extent they do, the necessary consents have been obtained, any contract or instrument to which the Company and/or the Guarantors are a party and/or to which any of their assets are subject; (c) will not result in (i) the acceleration of any obligation established in any agreement or instrument to which the Company and/or the Guarantors are a party and/or to which any of their assets are subject to; or (ii) the termination of any such agreements or instruments; (d) will not result in the creation of any Lien over any asset of the Company and/or the Guarantors, except for the Debenture Collateral; (e) do not violate any legal or regulatory provision applicable to the Company and/or the Guarantors and/or any of their assets; and(f) do not violate any order, decision, or administrative, judicial, or arbitral ruling affecting the Company and/or the Guarantors and/or any of their assets.
4.    MISCELLANEOUS
4.1.    The documents attached to this Amendment constitute an integral and complementary part of this Amendment.
4.2.    The obligations in this Amendment are irrevocably and irreversibly undertaken, binding the Parties and their successors on any account, to fully comply with them.
4.3.    Any amendment to this Amendment will only be considered valid if executed in writing, in a separate instrument by all Parties.
4.4.    The Parties agree that this Amendment does not constitute a novation of the rights and obligations set forth in the Indenture hereby amended.
4.5.    If any sections, in whole or in part, of this Amendment are considered null and void, it shall not affect the other sections, which will remain valid and effective until the Parties fulfill all their obligations set forth herein.
4.6.    Any tolerance, partial exercise, or concession between the Parties shall always be considered mere liberality and shall not constitute a waiver or loss of any right, power, privilege, prerogative, or power conferred (including power of attorney), nor will it entail novation, amendment, compromise, remission, change, or reduction of the rights and obligations deriving therefrom.

4.7.    The Parties recognize this Amendment and the Debentures as extrajudicial enforceable instruments pursuant to Article 784, items I, III, and V, of the Code of Civil Procedure.
4.8.    For the purposes of this Amendment, the Parties may, at their sole discretion, request the specific performance of the obligations assumed herein, pursuant to Articles 497 et seq., 538, and the articles on the various types of performance (Article 797 et seq.), all of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the obligations arising from the Debentures, pursuant to the terms set forth in the Indenture.
4.9.    The Parties hereby agree that this Amendment may be executed electronically, by any means agreed upon by the Parties, which may or may not include electronic certificates issued by the Brazilian Public Key Infrastructure (“ICP-Brasil”), as provided in Article 10, Paragraph 2 of Provisional Measure 2.200-2. For avoidance of doubt, the Parties further agree that this Amendment shall be deemed authentic and valid, thereby confirming their consent, authorization, acceptance, and recognition as valid proof of any form of signature verification of the Parties in this Amendment, even if not through electronic certificates issued by ICP-Brasil, as provided in Article 10, Paragraph 2 of Provisional Measure 2.200-2. Any record shall be sufficient to prove the authenticity, validity, integrity, and effectiveness of this Amendment and its terms, as well as the Parties’ commitment to its provisions.
5.    GOVERNING LAW
5.1.    This Amendment is governed by the laws of the Federative Republic of Brazil.
6.    JURISDICTION
6.1.    The Courts of the City of São Paulo, State of São Paulo, is hereby selected, to the exclusion of any other, however privileged it may be, to resolve any disputes arising from this Amendment. Pursuant to Article 63, §1 of the Code of Civil Procedure, the selection of the forum herein is justified as it is the location of the Fiduciary Agent's headquarters.
Accordingly, the Parties, binding themselves and their successors, enter into this Amendment electronically.
São Paulo, March 24, 2025
(Signatures follow on the next page.)
(Remainder of this page intentionally left blank.)

(Signature page 1/3 of the do Sixth Amendment to the Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.)
COMPANY:
AZUL S.A.

/s/ JOHN PETER RODGERSON
Name: John Peter Rodgerson
Title: Chief Exceutive Officer
TRUSTEE:
VÓRTX DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA.

/s/ ANDREY ATIE	/s/ RAFAEL TONI
Name: Andrey Atie	Name: Rafael Toni
Title: Attorney-in-fact	Title: Attorney-in-fact
Guarantors:
AZUL LINHAS AÉREAS BRASILEIRAS S.A.

/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: President

(Signature page 2/3 of the do Sixth Amendment to the Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.)
ATS VIAGENS E TURISMO LTDA.

/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: President
AZUL CONECTA LTDA.

/s/ RAPHAEL LINARES FELIPPE
Name: Raphael Linares Felippe
Title: Attorney-in-fact
INTELAZUL S.A.

/s/ JOHN PETER RODGERSON
Name: John Peter Rodgerson
Title: Chief Exceutive Officer
AZUL SECURED FINANCE II LLP

/s/ RAPHAEL LINARES FELIPPE
Name: Raphael Linares Felippe
Title: Attorney-in-fact

(Signature page 3/3 of the do Sixth Amendment to the Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.)
AZUL INVESTMENTS LLP

/s/ RAPHAEL LINARES FELIPPE
Name: Raphael Linares Felippe
Title: Attorney-in-fact
AZUL IP CAYMAN LTD

/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: President
AZUL IP CAYMAN HOLDCO LTD

/s/ ABHI MANOJ SHAH
Name: Abhi Manoj Shah
Title: President

SIXTH AMENDMENT TO THE
PRIVATE INSTRUMENT OF INDENTURE OF DEBENTURES CONVERTIBLE INTO PREFERRED SHARES, OF THE SECURED TYPE, WITH ADDITIONAL PERSONAL GUARANTEE, OF THE FIRST ISSUE OF AZUL S.A.
EXHIBIT A
PRIVATE INSTRUMENT OF INDENTURE OF DEBENTURES CONVERTIBLE INTO PREFERRED SHARES, OF THE SECURED TYPE, WITH ADDITIONAL PERSONAL GUARANTEE, OF THE FIRST ISSUE OF AZUL S.A.
The parties that enter into this “Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.” (“Indenture”, which includes its amendments) are:
IV.as the issuer and offeror of Debentures (as defined below):
AZUL S.A., a corporation with registration as issuer of securities before the CVM (Brazilian Securities and Exchange Commission) (as defined below), category A, with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 8º andar (floor), Ed. Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP (Zip Code) 06460-040, enrolled with the National Corporate Taxpayers' Register (CNPJ) (as defined below) under No. 09.305.994/0001-29, with its organizational documents registered before JUCESP (Registry of Commerce of the State of São Paulo) (as defined below) under NIRE (Company Register Identification Number) 35.300.361.130, hereby represented pursuant to its articles of incorporation (“Company”);
V.as trustee, appointed in this Indenture, representing all Debenture Holders (as defined below):
VÓRTX DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a financial institution with principal place of business in the City of São Paulo, State of São Paulo, at Rua Gilberto Sabino 215, 4º andar, CEP 05425-020, enrolled with the CNPJ under No. 22.610.500/0001-88, hereby represented pursuant to its articles of organization (“Trustee”); and

VI.as guarantors, principal payors, joint and severally debtors with the Company:
AZUL LINHAS AÉREAS BRASILEIRAS S.A., a company without registration as issuer of securities before the CVM, with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 9º andar (floor), Ed. Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP (Zip Code) 06460-040, enrolled with the CNPJ under No. 09.296.295/0001-60, with its organizational documents registered before JUCESP (Registry of Commerce of the State of São Paulo) (as defined below) under NIRE 35.300.359.534, hereby represented pursuant to its articles of incorporation (“ALAB”);
ATS VIAGENS E TURISMO LTDA., a limited liability company with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 10º andar, conjunto (suite) 1002, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP 06460-040, enrolled with the CNPJ under No. 26.203.213/0001-04, hereby represented pursuant to its articles of organization (“Azul Viagens”);
INTELAZUL S.A., a corporation with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues 939, 10º andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, CEP 06460-040, enrolled with the CNPJ under No. 02.428.624/0001-30, hereby represented pursuant to its articles of incorporation (“IntelAzul”);
AZUL CONECTA LTDA., a Brazilian limited liability company (sociedade limitada), with its head office at Avenida Emilio Antonon, S/N, Aeroporto, Lote 23 E 24, Jundiaí, São Paulo, Brazil, ZIP code 13212-010 enrolled with the CNPJ under No. 04.263.318/0001-16 (“Azul Conecta”);
AZUL SECURED FINANCE LLP, a limited liability partnership organized and existing pursuant to the laws of the State of Delaware, United States of America, with principal place of business in 251 Little Falls Drive, Wilmington, Delaware, 19808 (“Azul Secured Finance”);
AZUL SECURED FINANCE II LLP, a limited liability partnership organized and existing pursuant to the laws of the State of Delaware, United States of America, with principal place of business in 251 Little Falls Drive, Wilmington, Delaware, 19808 (“Azul Secured Finance II”);
AZUL INVESTMENTS LLP, a limited liability partnership organized and existing under the laws of the State of Delaware, United States of America, with its head office at 251 Little Falls Drive, Wilmington, Delaware 19801 (“Azul Investments”);

AZUL IP CAYMAN LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400854 and enrolled with the CNPJ (as defined below) under No. 400854 (“IP Co”); and
AZUL IP CAYMAN HOLDCO LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registration number 400853 and enrolled with the CNPJ (as defined below) under No. 400853 (“IP HoldCo”, and, jointly with ALAB, IntelAzul, Azul Viagens, Azul Conecta, Azul Secured Finance, Azul Secured Finance II, Azul Investments, and IP Co, the “Guarantors”);
the persons listed above, jointly, “Parties”, when referred to collectively, and “Party” when referred to individually;
in accordance with the following terms and conditions:
1.DEFINITIONS
1.1The following terms are considered defined terms, for the purposes of this Indenture, in the singular or plural forms, and terms beginning with a capital letter used in this Indenture that are not herein defined have the meaning assigned to them in the other Issuance Documents (as defined below).
“1L Consent Exchangeable Notes” means the New York law governed senior secured exchangeable notes to be issued by Azul Secured Finance and guaranteed by the Company and the Guarantors pursuant to the mandatory exchange provisions of the New First Out Notes, subject to the New First Out Notes Indenture, which 1L Consent Exchangeable Notes shall constitute First Priority Secured Debt.
“2028 Notes” means the 11.930% senior secured first out 2028 notes issued by Azul Secured Finance.
“Preferred Share” means each preferred share, registered and without par value, issued by the Company, which as of the date hereof, traded on B3 under the “AZUL4” ticker.
“Additional Preferred Shares” has the meaning set forth in Section 7.7.5.

“Stock” means all shares, shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership, limited liability company or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.
“Additional Shares” means all Preferred Shares issued or deemed issued by the Company after the Closing Date, except for the Preferred Shares, Options, or Convertible Securities, as the case may be (the “Exempt Securities”):
a)issued as a dividend or distribution or paid up with credits arising from the distribution of dividends or interest on equity;
b)issued due to stock bonuses or stock splits;
c)issued upon the exercise of Options or the conversion of Convertible Securities existing on the Settlement Date (inclusive), including those arising from incentive plans intended for directors, employees, and other selected executives of the Company, in any case, provided that such issuance is in accordance with the terms of such Option or Convertible Security;
d)any Options or Convertible Securities that may be granted to directors, employees, and other selected executives of the Company, in the context of any incentive plan (including, but not limited to, a stock option plan) that may be duly approved by the competent bodies of the Company from the Settlement Date onwards.
“ADS” means American Depositary Share – ADS, represented by American Depositary Receipt – ADR, each representing three (3) Preferred Shares.
“Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, or is controlled by, or is under common control with, such Person. For purposes of this Indenture, a Person shall be deemed to be “controlled by” another Person, if such controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, contract or otherwise; provided that Walkers Fiduciary Limited shall not be deemed to be an Affiliate of Azul Secured Finance or the IP Parties.

“Rating Agency” means Standard & Poor’s, Fitch or Moody’s; or if Standard & Poor’s, Fitch or Moody’s are not making rating of the New First Out Notes publicly available, an internationally recognized rating agency or agencies, as the case may be, selected by the Company, which will be substituted for Standard & Poor’s, Fitch or Moody’s, as the case may be.
“AerCap Agent” means AerCap Administrative Services Limited.
“U.S. Collateral Agent” means UMB Bank, N.A.
“AerCap Brazilian Collateral Agent” means TMF.
“Notes Brazilian Collateral Agent” means TMF.
“Brazilian Collateral Agent” or “TMF” means TMF Brasil Administração e Gestão de Ativo Ltda., a limited liability company with principal place of business in the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhoa Rodrigues, 939, Tower I, 10º andar, sala (suite) 3, Edifício Jacarandá, CEP 06460-040, enrolled with the CNPJ under No. 23.103.490/0001-57, acting as AerCap Brazilian Collateral Agent, Notes Brazilian Collateral Agent, Debenture Collateral Agent, and collateral agent for any other obligation or debt to be issued that shares the Shared Collateral, pursuant to the terms of the Intercreditor Agreement.
“Trustee” has the meaning set forth in the preamble.
“Collateral Agents” means the U.S. Collateral Agent and the Brazilian Collateral Agent.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer, license, or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“IntelAzul Shares Fiduciary Collateral” has the meaning set forth in Section 7.12 below.
“IP Co Shares Collateral” has the meaning set forth in Section 7.10 below.
“Azul Fidelidade and Azul Viagens Intellectual Property Rights Collateral” has the meaning set forth in Section 7.18 below.
“Azul Cargo Intellectual Property Rights Collateral” has the meaning set forth in Section 7.17 below.
“Fiduciary Transfer” means a fiduciary transfer (alienação fiduciária) governed by Brazilian law.
“Permitted Disposition” means any of the following:

(1)the Disposition of Shared Collateral expressly permitted under the applicable Shared Collateral Documents, the proceeds of which are applied in accordance with the Intercreditor Agreement, the Shared Collateral Documents and this Indenture, as applicable;
(2)the licensing or sublicensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any Azul Fidelidade Agreement or Azul Viagens Agreement or Azul Cargo Agreement, or as otherwise permitted by (or pursuant to) the IP Agreements;
(3)the Disposition of cash or cash equivalents in exchange for other cash or cash equivalents or other assets having reasonably equivalent value therefor;
(4)to the extent constituting a Disposition, the incurrence of Liens that are expressly permitted to be incurred pursuant to 8.1(s);
(5)Dispositions pursuant to the terms of any IP Agreement;
(6)surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);
(7)the abandonment or cancellation of Intellectual Property in the ordinary course of business (including in connection with any change to any aspect of the branding of, or the rebranding of, the Azul Fidelidade Program, the Azul Viagens Business, the Azul Cargo Business or any other Permitted Business in the ordinary course of business);
(8)any transfer, deletion, de-identification or purge of any Personal Data that is required or permitted under applicable privacy laws, under any of the public-facing privacy policies of the Company or any of its Subsidiaries, in each case, pursuant to the applicable Company’s or Guarantors’ privacy and data retention policies and in the ordinary course of business (including in connection with terminating inactive customer accounts) consistent with past practice;
(9)Disposition of assets other than Shared Collateral with an aggregate fair market value for any individual transaction or series of related transactions of less than US$15.0 million in any year; provided that the aggregate fair market value of all transactions or series of related transactions permitted in reliance on this item (9) on and after the Closing Date may not exceed US$50.0 million;

(10)the Disposition of (i) obsolete, damaged, unnecessary, surplus, uneconomical, unsuitable or worn out property, equipment or other assets in the ordinary course of business and consistent with past or industry practice, and (ii) inventory, goods, routes, gates and slots or other assets in the ordinary course of business and that are no longer used or useful and that is consistent with past or industry practice, provided that such Disposition does not materially and adversely affect the business of the Company and its Subsidiaries taken as a whole;
(11)the Disposition of the TAP Bonds by the Company or any of its Subsidiaries; provided that (a) (i) such Disposition is to a transferee Person that is not an Affiliate of the Company or any of its Subsidiaries, and (ii) such Disposition is made for consideration payable to the Company or any of its Subsidiaries entirely in cash or Cash Equivalents at least equal to the amount that the Company determines would be obtainable in such a Disposition on an arm’s-length basis to a transferee Person that is not an Affiliate of the Company or any of its Subsidiaries, or (b) such Disposition occurs in relation to any event referred to in paragraph (ii) of the definition of TAP Bond Event, and, in each case, the proceeds of such Disposition are applied in accordance with Section 8.1(ll);
(12)(i) sales of receivables in connection with Qualified Receivables Transactions, and (ii) any Anticipations (to the extent such Anticipations are made in accordance with the applicable Shared Collateral Documents) and any other Dispositions of accounts receivable, rights to payment or other current assets, in each case in the ordinary course of business and consistent with past or industry practice;
(13)(i) any Disposition in connection with any Aircraft Financing, and (ii) any Disposition of, or in respect of, any aircraft, engines, parts and spare parts, appliances, apparatus, equipment, vehicles or other related assets in the ordinary course of business and consistent with past or industry practice;
(14)to the extent constituting a Disposition, (i) Permitted Liens, (ii) Permitted Investments, (iii) any other Restricted Payment, in the case of (ii) and (iii), that is not made using Shared Collateral and that is in each case permitted to be made pursuant to the terms of this Indenture;
(15)(i) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed of condemnation or otherwise), or any casualty event, with respect to assets, (ii) transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event and (iii) Dispositions to comply with orders, rules or regulations of Governmental Authorities;

(16)the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and that do not materially interfere with the business of the Company and its Subsidiaries;
(17)any Disposition of assets or property of the Company or any of its Subsidiaries to the Company or any of the other Guarantors, including the Closing Date Pre-paid Points Release (as defined under the New First Out Notes Indenture);
(18)any Disposition pursuant to any Permitted Group Transaction; and
(19)any Disposition by any Permitted Business Combination Entity of any assets or property of any Permitted Business Combination Entity to another Permitted Business Combination Entity.
“ANBIMA” means ANBIMA – Associação Brasileira das Entidades dos Mercados Financeiro e de Capitais (Brazilian Association of Financial and Capital Market Entities).
“Anticipation” means anticipating (antecipação), factoring, discounting or otherwise accelerating or bringing forward the scheduled payment of any receivables (including doing so through discounting or the payment of finance costs in connection therewith).
“Lessors/OEMs” means the creditors of the leasing operations (lessors) and original equipment manufacturers (OEMs) that are creditors of the Company and/or of ALAB.
“Designated Advisors” means (i) Cleary Gottlieb Steen & Hamilton LLP, (ii) PJT Partners, LP, (iii) Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and (iv) Walkers (Cayman) LLP.
“Act of Controlling Creditors” means, as to any matter at any time prior to the Discharge of Superpriority Secured Obligations (as defined under the New First Out Notes Indenture) or the Discharge of First Priority Secured Obligations (as defined under the New First Out Notes Indenture), as applicable, a direction in writing (including, for the avoidance of doubt, any Remedies Direction) of the Controlling Creditors (as defined under the Intercreditor Agreement) delivered to the Representatives under the Intercreditor Agreement by the relevant Representative of each applicable Series of Secured Debt forming part of, and being sent on behalf of, the Controlling Creditors.
“Independent Auditor” means an independent auditor registered with the CVM.
“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities which, in each case, is an owner, administrator, operator or manager of one or more airports or related facilities.

“Governmental Authority” means the government of the United States of America, Brazil, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Notice of Fundamental Change” and/or “Conversion Continuity Event” means the notice to be sent by the Company to the Debenture Holders informing of the occurrence of a Fundamental Change and/or of a Conversion Continuity Event and the expected date for completion of such transaction. Such notice shall be sent to Debenture Holders as soon as possible after public announcement of the Fundamental Change.
“Azul Conecta” means Azul Conecta Ltda., as qualified in the preamble.
“Azul Investments” means Azul Investments LLP, as qualified in the preamble.
“Azul Secured Finance” means Azul Secured Finance LLP, as described in the preamble.
“Azul Secured Finance II” means Azul Secured Finance II LLP, as described in the preamble.
“Azul Viagens” means ATS Viagens a Turismo Ltda, as described in the preamble.
“B3 “means B3 S.A. – Brasil, Bolsa, Balcão, or B3 S.A. – Brasil, Bolsa, Balcão – CETIP UTVM Segment, as applicable.
“Central Bank” means the Central Bank of Brazil.
“Citibank Depositary Bank” means Banco Citibank S.A., a financial institution with principal place of business in the City of São Paulo, State of São Paulo, at Av. Paulista, No. 1111, 2º andar-parte (floor-part), Cerqueira César, CEP 01311-920, enrolled with the National Corporate Taxpayers' Register of the Ministry of Economy (CNPJ) under No. 33.479.023/0001-80.
“Itaú Depositary Bank” means Itaú Unibanco S.A., with principal place of business at Praça Alfredo Egydio de Souza Aranha, 100, Torre Olavo Setúbal, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ) under No. 60.701.190/0001-04.
“Settlement Bank” means Itaú Unibanco S.A., with principal place of business at Praça Alfredo Egydio de Souza Aranha, 100, Torre Olavo Setúbal, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ under No. 60.701.190/0001-04.
“Depositary Banks” means the Citibank Depositary Bank and the Itaú Depositary Bank.

“Account Bank” means:
(i)    in respect of the Azul Fidelidade Receivables Deposit Account, means (i) Itaú Unibanco S.A, and (ii) in respect of payments made under the Azul Fidelidade Agreement entered into with Caixa Econômica Federal, Caixa Econômica Federal, in each case as party to the relevant Account Control Agreement;
(ii)    in respect of the Azul Viagens Receivables Deposit Account, Banco Citibank S.A., as party to the relevant Account Control Agreement;
(iii)    in respect of the USD Azul Cargo Receivables Deposit Account, Citibank N.A., as party to the relevant Account Control Agreement;
(iv)    in respect of the Azul Cargo Receivables Deposit Account, Banco Citibank S.A., as party to the relevant Account Control Agreement;
(v)    in respect of the USD Blocked Account, the USD Collateral Account and the USD Payment Account, UMB Bank, N.A., as party to the UMB Account Control Agreement
(vii)    any financial institution appointed to the role of an account bank pursuant to any Shared Collateral Document; and
(viii) in respect of the BRL Blocked Account, the BRL Collateral Account and the BRL Payment Account, Itaú Unibanco S.A., as party to the relevant Account Control Agreement.
“Disqualified Capital Stock” means that portion of any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Capital Stock, or is redeemable at the option of the holder of the capital stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the last date on which the New First Out Notes mature. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Capital Stock solely because the holders of the capital stock have the right to require the Company or any of its Subsidiaries to repurchase such capital stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such capital stock provide that the Company or any of its Subsidiaries may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.1 item “(v)”.

“Qualified Capital Stock” means any capital stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire capital stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.
“Capital Stock” means, with respect to any Person, any and all shares, shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting) such Person’s equity, including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Cash Control” means to instruct the applicable Account Bank that amounts in the Collection Accounts must be transferred to the BRL Collateral Account and held as Shared Collateral for the Secured Obligations until such time as the Controlling Creditors (under clause (a) or (b) of the definition thereof, as applicable) shall provide other instructions in accordance with the Intercreditor Agreement.
“Azul Cargo Credit Rights Fiduciary Collateral” has the meaning set forth in Section 7.15 below.
“Azul Fidelidade Credit Rights Fiduciary Collateral” has the meaning set forth in Section 7.13 below.
“Azul Viagens Credit Rights Fiduciary Collateral” has the meaning set forth in Section 7.14 below.
“BRL Credit Rights’ Fiduciary Collateral” has the meaning set forth in Section 7.20 below.
“Intercompany Loans Fiduciary Collateral” has the meaning set forth in Section 7.16 below.
“Fiduciary Assignment” means a fiduciary assignment (cessão fiduciária) governed by Brazilian law.
“CETIP21” means CETIP21 – Títulos e Valores Mobiliários, managed and operated by B3.
“CNPJ” means the National Corporate Taxpayers' Register of the Ministry of Finance.
“ANBIMA Code” means the “ANBIMA Code of Regulation and Best Practices for Structuring, Coordination and Distribution of Securities Public Offers and Public Offers for the Acquisition of Securities” in force since June 3, 2019.
“Civil Code” means Law No. 10406, of January 10, 2002, as amended.

“Code of Civil Procedure” means Law No. 13,105, of March 16, 2015, as amended.
“Company” has the meaning set forth in the preamble.
“Blocked Pre-paid Points Purchase” has the meaning set forth in Section 8.1(q)(1) below.
“Conclusion of the Fundamental Change” means the effective date of completion of the Fundamental Change, as informed by the Company to the Trustee.
“Required Cross Group Conditions” means, with respect to any transaction, (a) after giving effect to such transaction, (i) no Indebtedness or other obligations of any Permitted Business Combination Entity shall be secured by Liens on the Shared Collateral, and (ii) no Guarantor or the Company shall Guarantee any Indebtedness or any other obligations of any Permitted Business Combination Entity, and (b) the transaction shall not (i) affect the priority of the Liens in favor of the Notes Trustee or any Collateral Agent for the benefit of the New First Out Notes Secured Parties, (ii) result in a material reduction in the value of the Shared Collateral compared to the value of the Shared Collateral immediately prior to giving effect to such transaction (through the disposition of Shared Collateral, the change in value of assets that are Shared Collateral as a result of the transaction, or otherwise), (iii) materially affect the rights and remedies available to the Notes Trustee, any Collateral Agent or the other New First Out Notes Secured Parties under the New First Out Notes Indenture and Shared Collateral Documents or (iv) otherwise materially adversely affect the interests of the holders in respect of the Shared Collateral.
“BRL Blocked Account” means the checking account held by ALAB No. 66710-4, at branch No. 8541 of Itaú Depositary Bank.
“USD Blocked Account” means the checking account held be Azul Secured Finance, held at the U.S. Collateral Agent.
“USD Azul Cargo Receivables Deposit Account” means the relevant account described in the Foreign Collateral Agreement in the name of ALAB, in U.S. dollars, maintained in the United States and subject to the Foreign Collateral Agreement and an Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the U.S. Collateral Agent).
“Azul Cargo Receivables Deposit Account” means the relevant account described in the Azul Cargo Credit Rights Fiduciary Collateral Agreement in the name of ALAB in Brazilian reais maintained in Brazil and subject to the Azul Cargo Credit Rights Fiduciary Collateral Agreement and an Azul Cargo Receivables Deposit Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent).

“Azul Fidelidade Receivables Deposit Account” means the relevant accounts described in the Azul Fidelidade Credit Rights Fiduciary Collateral in the name of ALAB in Brazilian reais maintained in Brazil and subject to the Azul Fidelidade Credit Rights Fiduciary Collateral and Account Control Agreements (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent).
“Azul Viagens Receivables Deposit Account” means the relevant account described in the Azul Viagens Credit Rights Fiduciary Collateral Agreement in the name of Azul Viagens in Brazilian reais maintained in Brazil and subject to the Azul Viagens Credit Rights Fiduciary Collateral Agreement and an Account Control Agreement (under the sole dominion and control of the Account Bank under the direction of the Brazilian Collateral Agent).
“Freeflow Account” means an unrestricted account of ALAB maintained in Brazil (which, with respect to the Freeflow Account corresponding to the USD Azul Cargo Receivables Deposit Account, shall also be permitted to be maintained in the United States). For the avoidance of doubt, the Freeflow Accounts does not constitute Shared Collateral.
“BRL Security Account” means the checking account held by the Company No. 66711-2, at branch No. 8541 of Itaú Depositary Bank.
“USD Security Account” means the account held by Azul Secured Finance, at the U.S. Collateral Agent.
“BRL Payment Account” means the checking account held by the Company No. 66736-9, at branch No. 8541 of Itaú Depositary Bank.
“USD Payment Account” means the account held by Azul Secured Finance, at the U.S. Collateral Agent.
“Collection Accounts” means, individually or collectively as the context may require, (i) the Azul Fidelidade Receivables Deposit Account; (ii) the Azul Viagens Receivables Deposit Account; and (iii) the Azul Cargo Receivables Deposit Account.
“BRL Accounts” means, jointly, (i) the BRL Payment Account; (ii) the BRL Security Account; (iii) the Collection Accounts; and (iv) the BRL Blocked Account.
“USD Accounts” means, jointly, (i) the USD Payment Account; (ii) the USD Security Account; and (iii) the USD Blocked Account.
“Azul Cargo Agreement” has the meaning set forth in the New First Out Notes Indenture.

“Azul Fidelidade Agreement” means any currently existing or future co-branding, partnering or similar agreements with third parties entered into by the Parent Guarantor or any of its Subsidiaries in connection with the Azul Fidelidade Program, including any amendment thereof and any other agreement entered into with the same party in substitution for, or supplementary to, the existing agreements, and all related ancillary agreements, documents and emails.
“Azul Viagens Agreement” has the meaning set forth in the New First Out Notes Indenture.
“IntelAzul Shares Fiduciary Collateral Agreement” means the “Shares Fiduciary Transfer Agreement,” entered into on July 14, 2023, between the Company, the Trustee, the Brazilian Collateral Agent, and IntelAzul as consenting intervening party, governed by Brazilian law, and its amendments.
“IP Co Shares Collateral Agreement” means the equitable share mortgage over shares in IP Co dated July 14, 2023, between IP HoldCo and the U.S. Collateral Agent and governed by the laws of the Cayman Islands, and its amendments (as amended, supplemented and/or confirmed from time to time).
“IP Holdco Shares Collateral Agreement” means the equitable share mortgage over shares in IP HoldCo dated July 14, 2023, between each of (a) the Company (b) ALAB (c) Azul Viagens (d) IntelAzul and the U.S. Collateral Agent and governed by the laws of the Cayman Islands (as amended, supplemented and/or confirmed from time to time).
“Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral Agreement” means the “Intellectual Property Fiduciary Transfer Agreement” entered into on July 14, 2023, between the Company, ALAB, Azul Viagens, IntelAzul, IP Co, IP Holdco, the Trustee, and the Brazilian Collateral Agent, governed by Brazilian law, and its amendments.
“Azul Cargo Intellectual Property Fiduciary Transfer Agreement” means the “Intellectual Property Fiduciary Transfer Agreement – Azul Cargo”, dated as of July 14, 2023, in respect of certain Contributed Intellectual Property in relation to the Azul Cargo Business that is registered in Brazil, and its amendments.
“Azul Viagens Quotas Fiduciary Collateral Agreement” means the “Quotas Fiduciary Transfer Agreement”, entered into on July 14, 2023, between ALAB, David Gary Neeleman, the Trustee, the Brazilian Collateral Agent, and Azul Viagens as consenting intervening party, governed by Brazilian law, and its amendments.

“Azul Cargo Credit Rights Fiduciary Collateral Agreement” means the “Credit Rights Fiduciary Assignment Agreement – Azul Cargo”, dated as of July 14, 2023, as amended and restated as of the Closing Date, in respect of (i) the BRL Azul Cargo Credit Card and Debit Card Receivables, (ii) the receivables under the Assigned Azul Cargo Agreements, and (iii) the Azul Cargo Receivables Deposit Account, governed by Brazilian law, as amended from time to time.
“Azul Fidelidade Credit Rights Fiduciary Collateral Agreement” means the “Credit Rights Fiduciary Assignment Agreement – Azul Fidelidade” (previously denominated “Credit Rights Fiduciary Assignment Agreement – Tudo Azul) entered into on July 14, 2023, between ALAB, the Trustee, and the Brazilian Collateral Agent, governed by Brazilian law, and its amendments.
“Azul Viagens Credit Rights Fiduciary Collateral Agreement” means the “Credit Rights Fiduciary Assignment Agreement – Azul Viagens” entered into on July 14, 2023, between Azul Viagens, the Trustee, and the Brazilian Collateral Agent, governed by Brazilian law, and its amendments.
“Fiduciary Collateral Agreement of Credit Rights of the BRL Accounts” means the “Credit Rights Fiduciary Assignment Agreement – BRL Accounts” entered into on July 14, 2023, between the Company, ALAB, the Trustee, and the Brazilian Collateral Agent, governed by Brazilian law, and its amendments.
“Fiduciary Collateral Agreement of Credit Rights of Intercompany Loans” means the “Credit Rights Fiduciary Assignment Agreement – Intercompany Loan Agreements,” entered into on 14 July, 2023, between Azul Secured Finance, the Trustee, the Brazilian Collateral Agent, and the Company, ALAB, Azul Viagens, IntelAzul, IP Holdco, IP Co, as consenting intervening party, governed by Brazilian law, and its amendments.
“Azul Cargo Receivables Deposit Account Control Agreement” means an Account Control Agreement governed by Brazilian law in respect of the Azul Cargo Receivables Deposit Account entered into between ALAB, the Brazilian Collateral Agent and Banco Citibank S.A. on July 14, 2023, as amended from time to time.

“Account Control Agreement” means (i) any multi-party security and control agreement entered into by any Grantor, a financial institution which maintains one or more deposit accounts or securities accounts and the Applicable Collateral Representative or the U.S. Collateral Agent, as applicable, that have been pledged to an Applicable Collateral Representative or Collateral Agent, as applicable, relating to such deposit accounts or securities accounts as Shared Collateral under the Shared Collateral Documents or any other Issuance Document, in each case giving an Applicable Collateral Representative or a Collateral Agent, as applicable, “control” (as defined in Section 9-104 of the UCC) over the applicable account in form and substance reasonably satisfactory to the U.S. Collateral Agent and (ii) any corresponding agreement under Brazilian law in favor of the Applicable Collateral Representatives.
“Distribution Agreement” means the “Agreement of Coordination and Public Distribution of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issuance of Azul S.A.,” entered into between the Company, the Underwriter to the Offering, and ALAB, and its amendments.
“Foreign Collateral Agreement” means that certain Security Agreement governed by New York law, dated as of the Closing Date, among the Azul Secured Finance, ALAB, the IP Parties, the Company, the U.S. Collateral Agent, and each Secured Debt Representative, as it may be amended and restated from time to time.
“Viracopos Hangar Fiduciary Collateral Agreement” means the “Fiduciary Assignment for the Secured Right to Use and Fiduciary Sale of Secured Personal Properties Agreement”, entered into on October 26, 2020, between ALAB, the Trustee, and the Company, governed by Brazilian law, and its amendments.
“Closing Date Assigned Azul Cargo Agreements” means the Azul Cargo Agreements entered into by Azul Linhas with (i) Amazon Serviços de Varejo do Brasil Ltda., (ii) Scandinavian Air Cargo Serviços Auxiliares Ltda., and (iii) Samsung SDS Latin America Tecnologia e Logística Ltda.
“Closing Date Assigned Azul Fidelidade Agreements” means the Azul Fidelidade Agreements entered into by Azul Linhas with (i) Caixa Econômica Federal, (ii) Banco Itaucard S.A. and IUPP S.A., (iii) Livelo S.A. and (iv) Banco Santander (Brasil) S.A. and Esfera Fidelidade S.A.
“Closing Date Assigned Azul Viagens Agreement” means the Azul Viagens Agreement entered into by Azul Linhas with Aymoré Crédito, Financiamento e Investimento S.A.
“Assigned Azul Cargo Agreements” means, on any date, each Azul Cargo Agreement the receivables under which are subject to the Azul Cargo Credit Rights Fiduciary Collateral.

“Assigned Azul Fidelidade Agreements” means, on any date, each Azul Fidelidade Agreement the receivables under which are subject to the Azul Fidelidade Credit Rights Fiduciary Collateral.
“Assigned Azul Viagens Agreements” means, on any date, each Azul Viagens Agreement the receivables under which are subject to the Azul Viagens Credit Rights Fiduciary Collateral Agreement.
“Original Collateral Agreements” means (i) the “Secured Shares Fiduciary Sale Agreement” entered into on October 26, 2020, between the Company, the Trustee, and IntelAzul; the (ii) the Viracopos Hangar Fiduciary Collateral Agreement; (iii) the “Fiduciary Sale of Secured Intellectual Property Rights Agreement” entered into on October 26, 2020, between the Company, ALAB, and the Trustee; and (iv) the “Guarantee”, governed by the laws of the State of New York, United States of America, entered into on October 26, 2020, between the Company, ALAB, and the Trustee;
“Collateral Agreements” means, jointly, (i) the Azul Viagens Quotas Fiduciary Collateral Agreement; (ii) the IP Co Shares Collateral Agreement; (iii) the IP Holdco Shares Collateral Agreement; (iv) the IntelAzul Shares Fiduciary Collateral Agreement; (v) the Fiduciary Collateral Agreement of Credit Rights of Intercompany Loans; (vi) the Azul Viagens Credit Rights Fiduciary Collateral Agreement; (vii) the Azul Fidelidade Credit Rights Fiduciary Collateral Agreement; (viii) the Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral Agreement; (ix) the Azul Cargo Credit Rights Fiduciary Collateral Agreement; (x) the Azul Cargo Intellectual Property Fiduciary Transfer Agreement; (xi) the Foreign Collateral Agreement; (xii) the Fiduciary Collateral Agreement of Credit Rights of the BRL Accounts; (xiii) the Viracopos Hangar Fiduciary Collateral Agreement; (xiv) the Portuguese Notes Pledge; and (xv) the Guarantees.
“IP Agreements” means (i) each Contribution Agreement (as defined under the Intercreditor Agreement), (ii) each IP License (as defined under the New First Out Notes Indenture), (iii) the Management Agreement (as defined under the New First Out Notes Indenture), and (iv) each other contribution agreement, license or sublicense related to the Contributed Intellectual Property (as defined under the New First Out Notes Indenture) that is required to be entered into after the Closing Date pursuant to the terms of any Transaction Documents.
“Contribution Agreements” has the meaning given to such term in the Intercreditor Agreement.
“Controlled” means, regarding any person, any company controlled (pursuant to the definition of Control), directly or indirectly, by such person.

“Controller” means, regarding any person, any controller (pursuant to the definition of Control), direct or indirect, of such person.
“Permitted Business Combination Parent Company” means, with effect from the Permitted Change of Control Effective Date, the Person that holds, directly or indirectly, all or substantially all of the business and assets of the Public Company Parties taken as a whole that are the subject of a Public Company Business Combination Transaction (which, for the avoidance of doubt, excludes the Azul Group Entities or any parent thereof whose assets are not composed exclusively or substantially exclusively of the assets of the Azul Group Entities and the Permitted Business Combination Entities).
“Control” means the control, direct or indirect, of any company, as defined in Article 116 of the Business Company Act.
“Conversion by Fundamental Change” means the statement by the Debenture Holder informing the Company regarding the intention to conduct the Conversion as a result of a Fundamental Change and which statement must be delivered by the Debenture Holders to the Trustee within the Exercise Term of the Conversion by Fundamental Change.
“Conversion” has the meaning set forth in Section 7.7.
“Underwriter to the Offering” means the institution that is part of the securities distribution system contracted to coordinate and mediate the Offer.
“Controlling Creditors” has the meaning given to such term in the Intercreditor Agreement.
“CVM” means the Brazilian Securities and Exchange Commission.

“Azul Traveler Data” means (a) data generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from the Company or any of its Subsidiaries or for flights on any airline operated by the Company or any of its Subsidiaries, including data in or derived from “passenger name records” (including name and contact information) associated with flights, (b) payment-related information (other than payment-related information relating solely to the Azul Fidelidade Program (such as the purchase of Points)), and (c) data that relates to a customer’s flight-related experience, but excluding in the case of clause (a) information that would not be generated, produced or acquired in the absence of the Azul Fidelidade Program (including Clube Azul) or any other Loyalty Program; provided that, for the avoidance of doubt, customer name, contact information (including name, mailing address, email address, and phone numbers), passport information, government identification document information, Tax or other personal identification numbers, customer login to the Azul.com.br website or any successor website and any Azul mobile applications and communication consent preferences (as described in clause (b) of the definition of “Member Profile Data”) are included in both Azul Fidelidade Customer Data and the Azul Traveler Data; provided that the foregoing communication consent preferences are not specific to the Azul Fidelidade Program (it being understood that if such communication consent preferences are specific to the Azul Fidelidade Program they shall exclusively be Azul Fidelidade Customer Data).
“Azul Cargo Customer Data” means any and all Personal Data owned or controlled (within the meaning of the LGPD), or later developed or acquired and owned or controlled (within the meaning of the LGPD), by the Company or any of its Subsidiaries and used, generated or produced within the Azul Cargo Business, including any and all of the following: (i) data generated, produced or acquired as a result of the operation of the Azul Cargo Business, including details of cargo transportation transactions; (ii) customer name, contact information (including name, mailing address, email address and phone numbers), government identification document information, tax or other personal identification numbers, customer login to any website or mobile application operated by the Company or its Subsidiaries and communication consent preferences; and (iii) payment-related information.

“Azul Fidelidade Customer Data” means any and all personal data owned or controlled (within the meaning of the LGPD), or later developed or acquired and owned or controlled (within the meaning of the LGPD), by the Company or any of its Subsidiaries and used, generated, or produced as part of the Azul Fidelidade Program (including Clube Azul), including any and all of the following: (i) a list of all members of the Azul Fidelidade Program (including Clube Azul) owned by the Company or any of its Subsidiaries from time to time; and (ii) the Member Profile Data for each member of the Azul Fidelidade Program (including Clube Azul) owned by the Company or any of its Subsidiaries from time to time.
“Azul Viagens Customer Data” has the meaning set forth in Section 8.1., item “aa”, “2”.
“Initial Call Date”: means February 28, 2026.
“Conversion Date” has the meaning set forth in Section 7.7.8.
“Issuance Date” has the meaning set forth in Section 7.26.
“Payment Date” has the meaning set forth in Section 6.3.
“Closing Date of the 2028 Notes” means July 20, 2023.
“Closing Date” means January 28, 2025.
“Reference Date” has the meaning set forth in Section 7.7.4IV below.
“Maturity Date” has the meaning set forth in Section 7.27.
“Permitted Change of Control Effective Date” means the date of consummation of a Permitted Change of Control, which shall be the first such date in the event there is more than one closing date.
“Second Amendment Date” means July 14, 2023, the date of execution and effectiveness of the “Second Amendment to the Private Instrument of Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.”, entered into on July 14, 2023, between the Company, the Trustee, the Brazilian Collateral Agent, ALAB, Azul Viagens, IntelAzul, Azul Secured Finance, IP Co, and IP HoldCo.
“Ex Date” has the meaning set forth in Section 7.7.4II.
“Placement Deadline” has the meaning set forth in the Distribution Agreement.
“Debentures” means the debentures subject matter to this Indenture.
“Additional Debentures” has the meaning set forth in Section 7.3.1

“Local Underlying Convertible Debentures” means the underlying convertible debentures to be issued by Azul and governed by Brazilian law.
“Outstanding Debentures After Fundamental Change” means (a) all Debentures subscribed and paid-in and not redeemed or not canceled as a result of their Conversion previous to notice of a Fundamental Change, and (b) all Debentures owned by Debenture Holders that have informed the Company of their intention not to exercise the Conversion by Fundamental Change, and (c) all the Debentures owned by Debenture Holders that have not expressed an opinion within the Term for Statement regarding the Fundamental Change, and (d) excluded (i) Debentures held in treasury, (ii) Debentures owned, directly or indirectly, (ii.1) to the Company or to the Guarantors, (ii.2) to any Affiliate of any of the persons informed in the previous item; or (ii.3) to any administrator, spouse, partner, or relative up to the third (3rd) degree of any of the persons referred to in the previous items.
“Outstanding Debentures” means all Debentures subscribed and paid-in and not redeemed or not canceled as a result of their Conversion or otherwise delivered to the Trustee for cancellation, excluding Debentures held in treasury, and, also, additionally, for the purpose of constituting installation and voting quorums, excluding Debentures owned, directly or indirectly, (i) by the Company or to the Guarantors; (ii) by any Affiliate of any of the persons informed in the previous item; or (iii) to any administrator, spouse, partner, or relative up to the third (3rd) degree of any of the persons referred to in the previous items.
“Debenture Holders” means the holders of the Debentures.
“Price-per-Point Certificate” the meaning set forth in Section 8.1(q)(2) below.
“Officer’s Certificate” means a certificate signed on behalf of the Company (or such other applicable Person) by a Responsible Officer of the Company (or such other applicable Person), respectively.
“Audited Consolidated Financial Statements of the Company” has the meaning set forth in Section 8.1(a) (1).
“Consolidated Financial Statements of the Company” has the meaning set forth in Section 8.1(a) (2).
“Reviewed Consolidated Financial Statements of the Company” has the meaning set forth in Section 8.1(a) (2)
“Obligors” means the Company and the Guarantors, each an “Obligor”.

“Business Day” means any day other than Saturday, Sunday, or another day on which commercial banks (i) in New York City, (ii) in the City of São Paulo, and (iii) each other city where the Notes Trustee’s corporate trust office or the principal place of business of any of the Representatives is located (in each case, as established in the Intercreditor Agreement, as such locations are updated in accordance with the Intercreditor Agreement) are required or authorized to remain closed.
“Subscription Right” has the meaning set forth in Section 7.7.4., item III.
“Responsible Officer” means, (i) with respect to any Person (other than the Trustee or a Collateral Agent), the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any manager, any managing member, any Vice-President, any attorney-in-fact or any other person duly appointed to perform corporate duties of such Person, and (ii) with respect to the Trustee or a Collateral Agent, any officer within the Corporate Trust Office of the Trustee or Collateral Agent, as applicable (or any successor division, unit or group of the Trustee or a Collateral Agent, as applicable) who shall have direct responsibility for the administration of this Indenture or any Shared Collateral Documents.
“Specified Debt” means (i) any accounts payable that are past due by more than sixty (60) days (which, for the avoidance of doubt, except for the purposes of the definition of Specified Debt, do not constitute Indebtedness), (ii) Indebtedness denominated in Brazilian reais, and (iii) FNAC Debt, without double counting, in each case (x) of the Company or any of its Subsidiaries, and (y) that is not secured by Liens on assets that are Shared Collateral.
“FNAC Debt” means Indebtedness of the Company or any Guarantor that is directly or indirectly provided by, funded using funds from or assets of, guaranteed by, insured by, or backed by, (i) the National Civil Aviation Fund (Fundo Nacional de Aviação Civil) or (ii) the government of Brazil, any other political subdivision thereof, whether state or local, and any agency, authority, instrumentality or regulatory body in Brazil, in each case, that is denominated in Brazilian reais, including any Indebtedness provided by the Brazilian Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES) or any other Person pursuant to applicable law, rules, regulations and policies relating to the provision of such Indebtedness, including, to the extent applicable from time to time, Brazilian Federal Law No. 14,978/2024 and rules and regulations of the National Monetary Counsel (Conselho Monetário Nacional) of Brazil.

“Additional First Priority Secured Debt” means any Indebtedness incurred or issued after the Closing Date that is permitted to be issued or incurred, and to have the status of First Priority Secured Debt (i) pursuant to the Intercreditor Agreement, and (ii) pursuant to the terms of each other Series of Secured Debt and which constitutes, has rights in respect of the Shared Collateral as, First Priority Secured Debt, pursuant to and in accordance with the Intercreditor Agreement. Notwithstanding any other provision of the Issuance Documents, Additional First Priority Secured Debt can be denominated in, and be payable in, any currency.
“First Priority Secured Debt” means each of (i) the Debentures, (ii) the New First Out Notes, (iii) the AerCap Secured Obligations, and (iv) any Additional First Priority Secured Debt, including, when issued, the 1L Consent Exchangeable Notes. For the avoidance of doubt, the Second Priority Secured Debt and the Superpriority Secured Debt do not constitute First Priority Secured Debt.
“Additional Second Priority Secured Debt” means any Indebtedness incurred or issued after the Closing Date that is permitted to be issued or incurred, and to have the status of Second Priority Secured Debt (i) pursuant to the Intercreditor Agreement, and (ii) pursuant to the terms of each other Series of Secured Debt and which constitutes, has rights in respect of the Shared Collateral as, Second Priority Secured Debt, pursuant to and in accordance with the Intercreditor Agreement. Notwithstanding any other provision of the Issuance Documents, Additional Second Priority Secured Debt can be denominated in, and be payable in, any currency.
“Second Priority Secured Debt” means each of (i) the New Second Out Notes and (ii) any Additional Second Priority Secured Debt, including, when issued, the Second Out Exchangeable Notes. For the avoidance of doubt, the First Priority Secured Debt and the Superpriority Secured Debt do not constitute Second Priority Secured Debt.
“Superpriority Secured Debt” means the Superpriority Notes issued on the Closing Date. For the avoidance of doubt, the First Priority Secured Debt and the Second Priority Secured Debt are not Superpriority Secured Debt.
“Subordinated Indebtedness” means Indebtedness of the Company or any of its Subsidiaries that is contractually subordinated in right of payment to the New First Out Notes and the New First Out Note Guarantees.
“Issuance Documents” means, jointly, this Indenture, the Original Collateral Agreements, the Collateral Agreements, and the other documents and/or amendments related to the instruments referred to above.

“Offering Documents” means, jointly, the Prospectuses, any marketing materials of the Offer, the notice to the market of the Offer, the Commencement Announcement, the announcement of the closing of the Offer, and any other announcement, relevant fact, or communication to the market relating to the Offer.
“New First Out Notes Documents” means the New First Out Notes Indenture, any note or global note issued pursuant to this New First Out Notes Indenture, the Shared Collateral documents relating to the New First Out Notes, any supplemental indentures to the New First Out Notes Indenture and any other instrument or agreement executed and delivered by Azul Secured Finance or any other Guarantor to the Notes Trustee or either Collateral Agent.
“Superpriority Notes Documents” means the Superpriority Notes Indenture, any note or global note issued pursuant to the Superpriority Notes Indenture, the Shared Collateral Documents, any supplemental indentures to the Superpriority Notes Indenture and any other instrument or agreement executed and delivered by Azul Secured Finance or any other Obligor to the Notes Trustee or any Collateral Agent.
“First Priority Secured Debt Documents” means each of (i) the Issuance Documents, (ii) the New First Out Notes Documents, (iii) the Relevant Leases, as amended pursuant to the terms of the Global Framework Agreement, and (iv) each financing agreement evidencing Additional First Priority Secured Debt and the related financing documents executed in connection therewith governing the designation of Additional First Priority Secured Debt in accordance with the Intercreditor Agreement.
“Superpriority Secured Debt Documents” means the Superpriority Notes Documents.

“Shared Collateral Documents” means, collectively, (i) the Azul Viagens Quotas Fiduciary Collateral Agreement; (ii) the IP Co Shares Collateral Agreement; (iii) the IP Holdco Shares Collateral Agreement; (iv) the IntelAzul Shares Fiduciary Collateral Agreement; (v) the Fiduciary Collateral Agreement of Credit Rights of Intercompany Loans; (vi) the Azul Viagens Credit Rights Fiduciary Collateral Agreement; (vii) the Azul Fidelidade Credit Rights Fiduciary Collateral Agreement; (viii) the Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral Agreement; (ix) the Azul Cargo Credit Rights Fiduciary Collateral Agreement; (x) the Azul Cargo Intellectual Property Fiduciary Transfer Agreement (xi) the Foreign Collateral Agreement; (xii) the Fiduciary Collateral Agreement of Credit Rights of the BRL Accounts; (xiii) the Portuguese Notes Pledge; and (xiv) any other agreements, instruments or documents that create or purport to create a Lien in the Shared Collateral in favor of the Trustee, the Notes Trustee, the U.S. Collateral Agent, any other collateral agent or representative for the benefit of the Secured Parties, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.
“Second Priority Secured Debt Documents” means each of (i) the New Second Out Notes Documents and (ii) each financing agreement evidencing Additional Second Priority Secured Debt and the related financing documents executed in connection therewith governing the designation of Additional Second Priority Secured Debt in accordance with the Intercreditor Agreement.
“New Second Out Notes Documents” means the New Second Out Notes Indenture, any note or global note issued pursuant to the New Second Out Notes Indenture, any supplemental indentures to New Second Out Notes Indenture and any other instrument or agreement executed and delivered by the Company or any other Guarantor to the Notes Trustee or any Collateral Agent.
“Specified Organizational Documents” means (i) the Amended and Restated Memorandum and Articles of Association of IP Co, dated as of the Closing Date and (ii) the Amended and Restated Memorandum and Articles of Association of IP HoldCo, dated as of the Closing Date, in each case, as amended, restated or otherwise modified from time to time as permitted thereby and by this Indenture and the Shared Collateral Documents.
“Dollar” means the official currency of the United States of America.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)    the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Material Adverse Effect” means a material adverse effect on (i) the consolidated business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) the validity or enforceability of the Indenture or the rights or remedies of the Debenture Holders, (iii) the ability of the Issuer to pay the Obligations under the Indenture, (iv) the value of the Shared Collateral, or (v) the ability of the Obligors to perform their material obligations under the New First Out Notes Documents; provided, that no condition or event that has been publicly disclosed by the Company or any of its Subsidiaries on or prior to the Closing Date shall be considered a “Material Adverse Effect”.
“Issuance” means the issuance of the Debentures, pursuant to the terms of the Business Company Act.
“Late Payment Charges” has the meaning set forth in Section 7.39.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding air traffic liability, accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations;

(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or
(6)representing any Hedging Obligations (as defined under the New First Out Notes Indenture), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any assets of the Person specified in the first sentence of this definition (whether or not such Indebtedness is assumed by the specified Person), the amount of such Indebtedness being deemed to be the lesser of the value of such assets or the amount of the obligation so secured, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
Notwithstanding the foregoing, “Indebtedness” shall be deemed to include any additional indebtedness or debt (however described or defined) that is secured by the terms of a Series of Secured Debt.
“Material Indebtedness” means (a) with respect to the Company and its Subsidiaries (other than the IP Parties), Indebtedness (other than the New First Out Notes) of the Company and its Subsidiaries outstanding under the same agreement in a principal amount exceeding US$25.0 million (or the equivalent thereof in other currencies at the time of determination) or, upon and after the occurrence of the Permitted Change of Control Effective Date, US$50.0 million, and (b) with respect to any IP Party, Indebtedness (other than the Debentures) of any IP Party outstanding under the same agreement in a principal amount exceeding US$250,000.
“Permitted Business Combination Entity” means, with effect from the Permitted Change of Control Effective Date, (i) the Permitted Business Combination Parent Company, and (ii) the direct and indirect Subsidiaries of the Permitted Business Combination Parent Company, including any Subsidiary created or acquired by a Permitted Business Combination Entity after the Permitted Change of Control Effective Date; provided that if at any time any Person described in the foregoing clauses (i) and (ii) becomes a Subsidiary of an Azul Group Entity (other than the Company), such Person ceases to be a Permitted Business Combination Entity. For the avoidance of doubt, no Subsidiary of the Company immediately prior to the Permitted Change of Control Effective Date and no other Azul Group Entity shall constitute a Permitted Business Combination Entity.

“Azul Group Entities” means (i) the Company and each of its Subsidiaries (other than any Permitted Business Combination Entity), (ii) each Obligor (other than the Company) and each of its Subsidiaries, and (iii) to the extent applicable, any Investment owned by any of the Persons referred to in (i) and (ii).
“Indenture” means this “Private Instrument of Public Indenture of Debentures Convertible into Preferred Shares, of the Secured Type, with Additional Personal Guarantee, of the First Issue of Azul S.A.”, dated October 26, 2020, as amended on November 9, 2020, July 14, 2023, August 17, 2023, November 27, 2024, January 28, 2025 and March 24, 2025 between Azul, as issuer, the Debenture Trustee, as representative of the Debenture holders and the other Guarantors, as guarantors, and its amendments.
“Bookkeeper” means Itaú Corretora de Valores S.A., financial institution authorized by the Brazilian Central Bank, with principal place of business at Avenida Brigadeiro Faria Lima, 3.500, 3º andar, CEP 04538-132, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ under No. 61.194.353/0001-64.
“Conversion Continuity Event” means the occurrence of any transaction in which the Company’s outstanding shares are replaced by Reference Property and in which a Relevant Portion of Consideration is listed on the NYSE, The NASDAQ Global Select Market, or The NASDAQ Global Market (or any of their respective successors) or will be listed or quoted when issued or exchanged in connection with such transaction or transactions.
“Event of Default” has the meaning set forth in Section 7.41.
“TAP Bond Event” means (i) any Disposition of the TAP Bonds by the Company or any of its Subsidiaries, or (ii) the purchase, repurchase, redemption, prepayment, defeasance, redemption or other acquisition or retirement for value of the TAP Bonds by or on behalf of TAP (whether at maturity, pursuant to a settlement agreement, upon acceleration or otherwise).
“Exchange Act” means the U.S. Securities Act of 1934, as amended.
“Azul Fidelidade Gross Billings” in any Quarterly Reporting Period (as defined under the New First Out Notes Indenture) means the total amount, calculated in Brazilian reais, of all amounts billed, invoiced or otherwise charged to customers or business partners by the Azul Fidelidade Program, in such Quarterly Reporting Period, minus any reversals in such amounts billed, invoiced or otherwise charged in respect of such Quarterly Reporting Period. Amounts in respect of the money portion of any “points plus money” transactions are not included in the calculation of Azul Fidelidade Gross Billings.

“Azul Viagens Gross Billings” in any Quarterly Reporting Period means the total amount, calculated in Brazilian reais, of all amounts billed, invoiced or otherwise charged to customers or business partners by the Azul Viagens Business, in such Quarterly Reporting Period, minus any reversals in such amounts billed, invoiced or otherwise charged in respect of such Quarterly Reporting Period.
“Surety” has the meaning set forth in Section 7.24.
“Aircraft Financing” means (i) any indebtedness, guarantee, finance lease, operating lease, sale and lease back or other financing arrangements (including any bonds, debentures, notes or similar instruments) in respect of or secured by engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings or other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets, (ii) any financing arrangements assumed or incurred in connection with the acquisition, construction (including any pre-delivery payments in connection with such acquisition or construction), modifications or improvement of any engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings or other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets, and (iii) extensions, renewals and replacements of such financing arrangements under clauses (i) and (ii); provided that, in each case under clauses (i), (ii) or (iii), such financing arrangement, if secured, is secured on a usual and customary basis (which may include the collateralization thereof with cash, Cash Equivalents or letters of credit) as determined by the Company or any of its Subsidiaries in good faith for such financing arrangement or Indebtedness in respect of engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings, other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets.
“Reference Form” means the Company’s reference form, prepared by the Company in accordance with the CVM Resolution 80, available on the CVM and Company pages on the world wide web.
“Additional Collateral” means assets that are substantially similar to any of the types of assets or property that comprise any part of the Shared Collateral on the Closing Date, including assets that are required, pursuant to the terms of any Series of Secured Debt, to become part of the Shared Collateral and assets that any Obligor elects to be added as Shared Collateral, provided that the Liens on such assets in favor of the relevant Collateral Agent are perfected on the same basis and to substantially the same extent as the Shared Collateral on the Closing Date is required to be perfected.
“Foreign Collateral” has the meaning set forth in Section 7.19 below.
“Viracopos Hangar Fiduciary Collateral” has the meaning set forth in Section 7.22 below.

“Non-Shared Collateral” has the meaning given to such term in the Intercreditor.
“Shared Collateral” means the assets or property of any Obligor in which a Lien has been granted (or purported to be granted) pursuant to any Shared Collateral Document, excluding, for the avoidance of doubt, the Non-Shared Collateral.
“Debenture Collateral” means, jointly, (i) Azul Viagens Quotas Fiduciary Collateral; (ii) the IP Co Shares Collateral; (iii) the IP Holdco Shares Collateral; (iv) the IntelAzul Shares Fiduciary Collateral; (v) the Intercompany Loans Fiduciary Collateral; (vi) the Azul Viagens Credit Rights Fiduciary Collateral; (vii) the Azul Fidelidade Credit Rights Fiduciary Collateral; (viii) the Intellectual Property Rights Collateral – Brazilian Assets; (ix) the BRL Credit Rights’ Collateral Accounts; (x) the Viracopos Hangar Fiduciary Collateral; (xi) the Azul Cargo Collateral; (xii) the Sureties; (xiii) the Guarantees; and (xiv) Foreign Collateral.
“Global Framework Agreement” means that certain global framework agreement dated December 31, 2024, between ALAB, as lessee, Azul, as guarantor, Azul Investments, as note issuer, Azul Secured Finance LLP, as exchangeable note issuer, the entities identified therein as lessors, Ballyfin Aviation II Limited, as investor, Aercap Ireland Limited, as servicer.
“Guarantees” has the meaning set forth in Section 7.25 below.
“Interest Incorporation” has the meaning set forth in Section 7.29.1, item III below.
“Total Leverage Ratio” means, as of any date of determination, the ratio of:
(a)    an amount equal to (i) total funded Indebtedness (which shall include, for the avoidance of doubt, AerCap Secured Obligations), plus (without double counting) (ii) current and long-term leases (as determined in accordance with IFRS), minus (iii) unrestricted cash and cash equivalents and accounts receivable from credit card companies and debit card companies (as determined in accordance with IFRS) (excluding any accounts receivable from credit card companies that are not permitted or able to be subject to Anticipation) of (1) the Company and its Subsidiaries that are obligors then on the Company’s consolidated balance sheet, and (2) the Permitted Business Combination Entities (in each case, as determined in accordance with IFRS) excluding any cash or cash equivalents held in the USD Collateral Account, the BRL Collateral Account and including any cash and cash equivalents held in the Collections Accounts and the USD Blocked Account and the BRL Blocked Account, in each case of the Company and its Subsidiaries, in each case as of the end of the Calculation Period, to

(b)    EBITDAR of the Company and its Subsidiaries for the relevant Calculation Period;
provided that for purposes of this definition, clause (a) and EBITDAR will be calculated (x) using the most recent financial statements delivered by the Company (and, in the case of a Permitted Change of Control, using the most recent publicly available financial statements of the Permitted Business Combination Parent Company and (y) after giving effect on a pro forma basis for the Calculation Period to the following:
(1)the incurrence, repayment or redemption of any Indebtedness of such Person or any of its Subsidiaries and the application of the proceeds thereof, including the incurrence of any Indebtedness, and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Calculation Period and at any time subsequent to the last day of such Calculation Period and prior to or on such date of determination, as if such incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Calculation Period; and
(2)any Disposition, acquisition or Investment or Permitted Change of Control by such Person or any of its Subsidiaries, including any Disposition, acquisition or Investment or Permitted Change of Control giving rise to the need to make such determination, occurring during the Calculation Period or at any time subsequent to the last day of the Calculation Period and prior to or on such date of determination, as if such Disposition, acquisition or Investment or Permitted Change of Control occurred on the first day of such Calculation Period (for the avoidance of doubt, EBITDAR shall be calculated after giving effect to such Disposition, acquisition or Investment or Permitted Change of Control and the Total Leverage Ratio shall be calculated of both Azul Group Entities and Permitted Business Combination Entity after giving pro forma effect to such Disposition, acquisition or Investment or Permitted Change of Control).
For purposes of making such pro forma computation:
(a)interest on any Indebtedness bearing a floating rate of interest will be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire Calculation Period (taking into account any interest rate protection, swap or similar agreements applicable to such Indebtedness);

(b)interest on any Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such Calculation Period, or if such facility was created after the end of such Calculation Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation;
(c)interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate; and
(d)the Company and its Subsidiaries will only be required to give effect on a pro forma basis to Indebtedness incurred, repaid or redeemed and not already reflected in the calculation of clause (a) above on the date of determination.
“CVM Instruction 400” means CVM Instruction No. 400, of December 29, 2003, as amended.
“Dilution Instrument” has the meaning set forth in Section 7.7.3.1(a) below.
“IntelAzul” means IntelAzul S.A., as qualified in the preamble.
“Intercompany Loan Agreements” means any intercompany loan agreement entered into between the Company, Azul Secured Finance, ALAB or any of their respective Subsidiaries pursuant to which the cash proceeds of the issuance or incurrence of any Secured Debt (other than AerCap Secured Obligations) received by Azul Secured Finance were loaned to the Company, ALAB or any of their respective Subsidiaries.
“Intercreditor Agreement” means the amended and restated intercreditor, collateral sharing and accounts agreement dated as of the Closing Date, by and among the Company, the Guarantors, UMB Bank, N.A., as U.S. collateral agent and as trustee for the Superpriority Notes, the New First Out Notes and the New Second Out Notes, TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent, AerCap Administrative Services Limited and Vórtx Distribuidora de Títulos e Valores Mobiliários Ltda. (as representative of certain secured creditors thereunder), and the other Persons that become party thereto from time to time pursuant to the terms thereof.

“Permitted Investments” means (with respect to Investments made by the Company, items (1) through (7) below, with respect to Investments made by IntelAzul or the IP Parties, items (2) through (5) below, and with respect to Investments made in or by any Permitted Business Combination Entity, solely clause (25) below):
(1)any Investment in cash, Cash Equivalents and any foreign equivalents;
(2)any Investments received in a good faith compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;
(3)payment, redemption or prepayment of any Secured Debt made at the applicable scheduled final maturity, scheduled sinking fund payment or scheduled repayment, in accordance with the terms and conditions of this Indenture and the Transaction Documents (as defined under the New First Out Notes Indenture);
(4)any guarantee existing on the Closing Date;
(5)any guarantee of Secured Debt to the extent such guarantee is expressly permitted pursuant to Section 8.1(p);
(6)accounts receivable arising in the ordinary course of business;
(7)Investments represented by Hedging Obligations permitted under this Indenture;
(8)any Investment (i) in the Company or any of the other Obligors, or (ii) pursuant to any Permitted Group Transaction;
(9)to the extent constituting an Investment, Investments in any IP Party arising from the transactions contemplated in the Transaction Documents;
(10)any Investment by the Company or any of its Subsidiaries in a Person, if a result of such Investment (i) such Person becomes a Guarantor, or (ii) such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of the other Obligors;
(11)any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;
(12)any acquisition of assets or capital stock in exchange for the issuance of Qualified Capital Stock of the Company;

(13)loans or advances to officers, directors, consultants or employees made in the ordinary course of business of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed US$5.0 million at any one time outstanding;
(14)any Investment in the Lessor Notes (as defined under the New First Out Notes Indenture) in connection with a Permitted Lessor Notes Transaction (as defined under the New First Out Notes Indenture); provided that any Investment in Lessor Notes shall be permitted solely in reliance on this clause (14) notwithstanding any other clause of “Permitted Investments”;
(15)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date that does not increase the amount thereof;
(16)Investments acquired after the Closing Date as a result of the acquisition by an Azul Group Entity of another Person, including by way of a merger, amalgamation or consolidation with or into an Azul Group Entity in a transaction that is not otherwise prohibited by this Indenture after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and provided that such Person becomes a Guarantor;
(17)the purchase, repurchase, redemption, prepayment, defeasance or other acquisition or retirement for value of, or any other Investment in (i) the Specified Working Capital Facility (as defined under the New First Out Notes Indenture), (ii) up to US$25 million of Indebtedness prepaid or repaid with the proceeds of an aircraft sale and leaseback transaction entered into on an arm’s-length basis with a Person that is not an Affiliate of the Company or any of its Subsidiaries, in respect of the aircraft to which such Indebtedness relates, (iii) any Aircraft Financing; provided that no Event of Default shall have occurred and be continuing, or (iv) Specified Debt;
(18)Investments constituting (i) accounts receivable or accounts payable, (ii) deposits, prepayments and other credits to suppliers, including advances of landing fees and other customary airport charges, and/or (iii) in the form of advances made to airport operators, ground handlers, distributors, suppliers, licensors and licensees, in each case, made in the ordinary course of business and consistent with the past practices;
(19)Investments in connection with the outsourcing of any service or function in the ordinary course of business;

(20)extensions of credit, deposits, prepayment of expenses to, advances and other credits to distributors, customers, suppliers, utility providers, licensors, licensees, franchisees and other trade creditors in the ordinary course of business consistent with past practice;
(21)Investments constituting or related to any Aircraft Financing permitted under this Indenture or under the New First Out Notes Indenture;
(22)Investments in connection with (i) the making or financing of any pre-delivery, progress or other similar payments relating to the acquisition or financing of, and (ii) any deposits, security deposits or maintenance reserves with respect to, engines, spare parts, aircraft, airframes or appliances, parts, components, instruments, appurtenances, furnishings or other equipment installed on such engines, spare parts, aircraft, airframes or any other related assets;
(23)Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (23) that are at the time outstanding, not to exceed US$20 million at the time of such Investment;
(24)the acquisition by a Receivables Subsidiary (as defined under the New First Out Notes Indenture) in connection with a Qualified Receivables Transaction of Equity Interests (as defined under the New First Out Notes Indenture) of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction (as defined under the New First Out Notes Indenture); and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;
(25)(x) Investments made by the Company in the Equity Interests (as defined under the New First Out Notes Indenture) of the Permitted Business Combination Parent Company in connection with a Permitted Change of Control that results in the Permitted Business Combination Parent Company becoming a direct, wholly-owned Subsidiary of the Company and (y) Investments by any Permitted Business Combination Entity; and

(26)the purchase, repurchase, redemption, prepayment, exchange, defeasance, redemption or other acquisition or retirement for value of, or any other Investment in (x) the Superpriority Notes, (y) the New First Out Notes and the New Second Out Notes pursuant to the mandatory exchange provisions of such New First Out Notes and the New Second Out Notes, in each case as in effect on the Closing Date, and (z) after the Discharge of Superpriority Secured Obligations (as defined under the New First Out Notes Indenture), the New First Out Notes, in each case to the extent not prohibited under the Intercreditor Agreement.
“Restricted Investment” means an Investment other than a Permitted Investment.
“IP Holdco” means Azul IP Holdco Ltd., as qualified in the preamble.
“IPCA” means the Índice Nacional de Preços ao Consumidor Amplo (Extended National Consumer Price Index), released by the Brazilian Institute of Geography and Statistics.
“JUCESP” means the Registry of Commerce of the State of São Paulo.
“New Financing Adjusted Interest” has the meaning set forth in Section 7.29.1V below.
“Interest” has the meaning set forth in Section 7.29.1, below.
“Socio-Environmental Legislation” means the relevant labor laws and regulations regarding occupational health and safety and the environment (including that pertaining to the National Environmental Policy and CONAMA’s Resolutions – National Council for the Environment and other applicable supplementary environmental laws and regulations), including references to non-inciting of prostitution and the non-use of child labor, or forced and compulsory labor.
“Law 14.030” means Law No. 14,030, of July 28, 2020.
“Business Company Act” means Law No. 6,404, of December 15, 1976, as amended.
“Bankruptcy Law” means the Bankruptcy Code (as defined under the New First Out Notes Indenture) or any similar federal, state or foreign law relating to reorganization, arrangement, adjustment, winding-up, liquidation (including provisional liquidation), restructuring, dissolution, composition or other debtor relief, including, without limitation, Brazilian Law No. 11,101/2005 (including, without limitation, the rules that relate to any judicial reorganization, restructuring, liquidation (including provisional liquidation) extrajudicial reorganization, bankruptcy liquidation or ancillary injunctive relief requests), as revised or amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of Brazil or any other applicable jurisdiction.
“Capital Markets Law” means Law No. 6,385, of December 7, 1976, as amended.

“Specified Debt Cap” means US$933,155,075.
“Azul Cargo Trademarks” means any and all trademarks, service marks, brand names, designs and logos throughout the world, registered or unregistered, that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include each of the words “Azul” and “Cargo” or are otherwise exclusively used by the Azul Cargo Business, including any and all legacy, modified, replacement or successor brands with respect to any of the foregoing.
“Azul Fidelidade Trademarks” means any and all trademarks, service marks, brand names, designs and logos throughout the world, registered or unregistered, that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include either of the words “Fidelidade” or “Tudo” (including the combined wordmark “Azul Fidelidade” and the combined wordmark “TudoAzul”), including any and all legacy, modified, replacement or successor brands with respect to any of the foregoing.
“Azul Viagens Trademarks” means any and all trademarks, service marks, brand names, designs, and logos throughout the world that anywhere in the world, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include the word “Viagens” (including the combined wordmark “Azul Viagens”), including any and all legacy, modified, replacement or successor brands with respect to any of the foregoing.

“Azul Trademarks and Domains” means, collectively (a) other than the Azul Fidelidade Trademarks, Azul Viagens Trademarks and Azul Cargo Trademarks, any and all trademarks, service marks, brand names, designs, and logos throughout the world, registered or unregistered, that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include the word “Azul” and any and all successor or legacy brands with respect to any of the foregoing (the “Azul Trademarks”), and (ii) other than the Azul Fidelidade Domain Names, Azul Viagens Domain Names and Azul Cargo Domain Names, any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include the word “Azul,” including the “VoeAzul.com.br” domain name and any and all similar or successor domain names (the “Azul Domain Names”), including, in each case of (i) and (ii), (a) any and all causes of action and claims now owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) in respect of any of the foregoing, including, without limitation, the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, and (b) any and all other trademark rights corresponding thereto, including any and all other trademark rights of any kind whatsoever accruing under the Azul Trademarks or Azul Domain Names; together, in each case with the goodwill of the business connected with such use of, and symbolized by, any of the foregoing.
“MDA” means MDA — Asset Distribution Module, managed and operated by B3.
“Adjustment Mechanism” has the meaning set forth in Section 7.30.1.
“Modifications” means any and all improvements, additions, changes, modifications, enhancements, corrections, updates, releases, revisions and versions.
“Company Change of Control”: means any of the following events:
(1)    the direct or indirect sale or transfer of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any transferee Person other than (i) any Person which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Airline Business (a “Permitted Person”) or a Subsidiary of a Permitted Person or (ii) the Permitted Holders, other than a transaction in which such transferee Person becomes the obligor in respect of the Debentures and a Subsidiary of the transferor of such assets; or

(2)    the consummation of any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any merger or consolidation of the Company with or into any Permitted Person or a Subsidiary of a Permitted Person.
“Permitted Change of Control” means any Public Company Business Combination Transaction (whether or not such Public Company Business Combination Transaction constitutes a Company Change of Control) that either (1) is approved by a majority in principal amount of the outstanding Debentures, or (2) satisfies each of the following conditions:
(a)the definitive agreement for such Public Company Business Combination Transaction is entered into on or prior to June 30, 2026;
(b)on a pro forma basis, after giving effect to the Public Company Business Combination Transaction, the Total Leverage Ratio, calculated as of the last day of the Calculation Period most recently ended prior to the Permitted Change of Control Effective Date is not greater than 4.40 to 1.00;
(c)the Required Cross Group Conditions are complied with;
(d)no Event of Default has occurred, is continuing or would result therefrom on the Permitted Change of Control Effective Date;
(e)no Rating Decline shall have occurred or result therefrom; and
(f)the Trustee shall have received an Officer’s Certificate from the Company stating that the conditions described in clauses (a) through (e) above have been satisfied and providing reasonably detailed supporting calculations for the calculation referred to in clause (b) above.
For the avoidance of doubt and notwithstanding anything to the contrary herein, only one Permitted Change of Control shall be permitted to be consummated pursuant to this Indenture.
“Fundamental Change” means any of the following:

(A)at any time before the conversion of the Preferred Shares into common shares pursuant to the New Governance Arrangements, a Permitted Holder ceases to be the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of more than 50.1% of the total voting power of the Company;
(B)any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than, prior to the implementation of the New Governance Arrangements, the Permitted Holders become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company;
(C)a Permitted Change of Control;
(D)recapitalization, reclassification or any other changes to the preferred shares, that results in the conversion of the Preferred Shares or its exchange for other assets or cash, except as a result of the New Governance Arrangements;
(E)any exchange of shares, merger or incorporation in relation to the Company that results in the conversion of the Preferred Shares or its exchange for other assets or cash, except as a result of the transactions expressly contemplated by the New Governance Arrangements;
(F)a sale of all or substantially all assets of the Company;
(G)shareholder approval of a plan for liquidation or dissolution of the Company;
(H)the Company’s preferred shares are no longer listed on the B3 or other major securities exchange in Brazil; or
(I)The Company’s ADRs are no longer listed on the New York Stock Exchange or the Nasdaq or other major securities exchange in the United States.
“Azul Cargo Business” means the business of providing cargo transportation services (whether on dedicated freighter flights or utilizing the cargo hold capacity of passenger flights) which is operated, owned or controlled, directly or indirectly, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), or principally associated with the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), in each case, as in effect from time to time, whether under the “Azul Cargo” name or otherwise, in each case including any similar or successor business. For the avoidance of doubt, the Azul Cargo Business does not include the transportation of passenger baggage or excess baggage as part of the transportation of airline passengers.

“Azul Viagens Business” means any Travel Package Business which is operated, owned or controlled, directly or indirectly, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), or principally associated with the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), in each case, as in effect from time to time, whether under the “Azul Viagens” name or otherwise, in each case including any similar or successor travel or vacation business, but excluding any Permitted Acquisition Travel Package Business.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the Company and its Subsidiaries were engaged on the Closing Date, including travel-related, leisure-related and cargo-related businesses, and travel, leisure, cargo and other support services and experiences and other similar services and experiences.
“Permitted Airline Business”: means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the Company and its Subsidiaries (other than the IP Parties) were engaged on the Closing Date, including travel-related and leisure-related businesses, and travel, leisure and support services and experiences and other similar services and experiences.
“New First Out Notes Indenture” means the indenture relating to the New First Out Notes.
“New First Out Notes” means (i) the 11.930% Senior Secured First Out Notes due 2028, issued by Azul Secured Finance and guaranteed by the Company and the Guarantors pursuant to the New First Out Notes Indenture dated as of the Closing Date.
“New Second Out Notes Indenture” means the indenture relating to the New Second Out Notes.
“New Second Out Notes” means (i) the 11.500% Senior Secured Second Out Notes due 2029, and (ii) the 10.875% Senior Secured Second Out Notes due 2030, in each case issued by Azul Secured Finance and guaranteed by the Company and the Guarantors pursuant to the respective indentures governing such notes dated as of the Closing Date.
“Azul Cargo Domain Names” means any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include each of the words “Azul” and “Cargo” (including the “azulcargo.com.br” and “azulcargoexpress.com.br” domain names) or are otherwise exclusively used by the Azul Cargo Business, including any and all legacy or successor domain names with respect to any of the foregoing.

“Azul Fidelidade Domain Names” means any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include either of the words “Fidelidade” or “Tudo” (including the “TudoAzul.com.br” domain name), including any and all legacy or successor domain names with respect to any of the foregoing.
“Azul Viagens Domain Names” means (a) any and all domain names and social media accounts throughout the world that, in each case, are owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) and, in each case, include the word “Viagens,” (including the “azulviagens.com.br”) anywhere in the world domain name and (b) any and all similar, legacy or successor domain names with respect to any of the foregoing.
“Notes Trustee” means UMB Bank, N.A.
“New Governance Arrangement” means the new governance terms agreed by the Company and its Subsidiaries pursuant to the TSA.
“NYSE” means the New York Stock Exchange.
“Azul Fidelidade Receivables Coverage Covenant” has the meaning set forth in Section 7.13 below.
“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.
“AerCap Secured Obligations” means the outstanding amount of deferred rent arising under relevant aircraft leases (the “Relevant Leases”) that are required to be secured by the Shared Collateral pursuant to the terms of (i) the Global Framework Agreement, and (ii) any agreements which are stated to supersede the Global Framework Agreement with respect to the unpaid deferred rent obligations referred to in the Global Framework Agreement; provided that the maximum amount of the AerCap Secured Obligations that are entitled to be recovered from the proceeds of the Shared Collateral pursuant to, and in accordance with, the Intercreditor Agreement shall be limited to US$46.0 million (such amount, the “AerCap Secured Obligations Cap”).
“Offer” means the public offering for the distribution of Debentures, which was carried out pursuant to the terms of the Capital Markets Law, CVM Instruction 400, the ANBIMA Code, and the other applicable legal and regulatory provisions, with the exclusion of the right of first refusal of the Company’s current shareholders in the subscription of the Debentures, pursuant to Article 172, item I, of the Business Company Act, and of Article 6, paragraph 2, of the Company's articles of incorporation, and pursuant to the Distribution Agreement, with the intermediation of Underwriter to the Offering.
“First Priority Secured Obligations” means, in each case, without duplication, (i) the First Priority Secured Debt and all other obligations (as such term or any similar or analogous term is defined in such First Priority Secured Debt Documents) in respect of First Priority Secured Debt to the extent provided in the relevant First Priority Secured Debt Documents, (ii) any and all sums due and owing to any Collateral Agent, any First Priority Secured Debt Representative, and the Notes Trustee, and (iii) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (i) and (ii) above after a Remedies Direction has been provided (including any Remedies Action), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by any Collateral Agent of its rights under the Shared Collateral documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.

“Second Priority Secured Obligations” means, in each case, without duplication, (i) the Second Priority Secured Debt and all other obligations (as such term or any similar or analogous term is defined in such Second Priority Secured Debt Documents) in respect of Second Priority Secured Debt to the extent provided in the relevant Second Priority Secured Debt Documents, (ii) any and all sums due and owing to any Collateral Agent, any Second Priority Secured Debt Representative, and the Notes Trustee, and (iii) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (i) and (ii) above after a Remedies Direction has been provided (including any Remedies Action), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by any Collateral Agent of its rights under the Shared Collateral documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.
“Superpriority Secured Obligations” means, in each case, without duplication, (i) the Superpriority Secured Debt and all other obligations (as such term or any similar or analogous term is defined in such Superpriority Secured Debt Documents) in respect of Superpriority Secured Debt to the extent provided in the relevant Superpriority Secured Debt Documents, (ii) any and all sums due and owing to any Collateral Agent, any Superpriority Secured Debt Representative, and the Notes Trustee, and (iii) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (i) and (ii) above after a Remedies Direction has been provided (including any Remedies Action), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by any Collateral Agent of its rights under the Shared Collateral documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.
“Secured Obligations” means the Superpriority Secured Obligations, the First Priority Secured Obligations and the Second Priority Secured Obligations.
“Buyback Or Exchange Offer” means an offer to buy back or exchange Preferred Shares (or ADSs) conducted by the Company or any Subsidiary, as applicable.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, fiduciary assignment, fiduciary transfer, usufruct (usufruto), trust (fideicomisso), seizure (arresto), sequestration (sequestro), attachment (penhora), charge, license, security interest or similar encumbrance of any kind in respect of such asset, judicial or extrajudicial, voluntary or involuntary, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by the Company or any Guarantor described in the definition of Permitted Disposition).
“Permitted Liens” means:
(1)Liens existing on the Closing Date;
(2)Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable provision in any jurisdiction or successor provision on items in the course of collection and Liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract within the general parameters customary in the industry;
(3)Liens in favor of depositary banks or other financial institutions arising as a matter of law or regulation, or by the terms of documents or contracts, encumbering deposits or investments (including the right of setoff) and that are within the general parameters customary in the banking industry, and Liens in favor of credit card and debit card processors or customers in connection with credit card and debit card processing services incurred in the ordinary course of business;
(4)Liens for Taxes or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision (if any) required in conformity with IFRS has been made in respect thereof;
(5)Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, and salvage or similar rights of insurers, in each case, incurred in the ordinary course of business;
(6)Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default under this Indenture;

(7)(i) any overdrafts and related liabilities arising from treasury, netting, depositary and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or regulation or that are contractual rights of set off in favor of the depositary bank or securities intermediary in respect of any deposit or securities accounts;
(8)    Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations not constituting Indebtedness and that do not exceed in the aggregate US$10.0 million at any one time outstanding;
(9)rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Obligor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights do not interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole;
(10)with respect to any Subsidiary organized under the law of a jurisdiction outside of the United States, other Liens and privileges arising mandatorily by any requirement of law or regulation;
(11)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;
(12)the fiduciary assignment (Instrumento Particular de Contrato de Cessão Fiduciária de Direitos em Garantia e Outras Avenças) entered into between ALAB and Vórtx Distribuidora de Títulos e Valores Mobiliários Ltda. dated June 7, 2024, as amended on June 24, 2024;
(13)Liens securing Permitted Refinancing Indebtedness to the extent constituting Liens on the same assets securing the Refinanced Indebtedness (as defined in the definition of Permitted Refinancing Indebtedness);
(14)(i) Liens on assets or property other than Shared Collateral securing FNAC Debt, and (ii) Liens on Credit and Debit Card Receivables securing Indebtedness described in clause (ii) of the definition of Specified Debt;

(15)Liens securing obligations relating to any Indebtedness incurred in reliance on clause (h), (i), (j), (k) (l) or (m) of Section 8.1(p); provided that (a) Liens securing Indebtedness permitted to be secured in reliance on clause (i) of Section 8.1(p) are solely on assets that do not constitute Shared Collateral and (b) Liens securing Indebtedness permitted to be secured in reliance on clause (l) of Section 8.1(p) are solely on acquired property or assets of the acquired entity, as the case may be;
(16)Liens existing on any property or assets or Capital Stock of any Person at the time of that Person’s the acquisition by an Azul Group Entity, including by way of a merger, amalgamation or consolidation with or into an Azul Group Entity in a transaction that is not otherwise prohibited by this Indenture after the Closing Date to the extent that such Liens (x) were not granted in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, (y) were in existence on the date of such acquisition, merger, amalgamation or consolidation and provided that such Person becomes a Guarantor and (z) do not extend to any Shared Collateral or other property or other assets owned by the Company or any of its Subsidiaries;
(17)Liens in respect of Aircraft Financing in the ordinary course of business and consistent with past or industry practice;
(18)Liens incurred by Permitted Business Combination Entities (i) (a) to secure Indebtedness or other obligations of any Permitted Business Combination Entity and not Indebtedness or other obligations of any Azul Group Entities or (b) to the extent not securing Indebtedness or other obligations, Liens on any property or assets of any Permitted Business Combination Entities, and, in each case, (ii) that comply with the Required Cross Group Conditions;
(19)Liens securing the Superpriority Notes (and the related Superpriority Note Guarantees), and Liens securing Permitted Refinancing Indebtedness in respect thereof to the extent constituting Liens on the same assets securing Refinanced Indebtedness (as defined in the definition of Permitted Refinancing Indebtedness); provided, in each case, that such Secured Obligations and such Liens are subject to the Intercreditor Agreement; and
(20)Liens in respect of Non-Shared Collateral, to secure the applicable Series of Secured Debt, to the extent permitted pursuant to the terms of the Intercreditor Agreement.

“Permitted Collateral Liens” means:
(1)Liens securing the Superpriority Notes (and the related Superpriority Note Guarantees), and Liens securing Permitted Refinancing Indebtedness in respect thereof to the extent constituting Liens on the same assets securing Refinanced Indebtedness (as defined in the definition of Permitted Refinancing Indebtedness); provided, in each case, that such Secured Obligations and such Liens are subject to the Intercreditor Agreement;
(2)Liens securing (a) (i) the First Priority Secured Obligations outstanding on the Closing Date (including the Debentures plus any increase in Indebtedness pursuant to the transactions contemplated by the Transaction Support Agreement), and the 1L Consent Exchangeable Notes (which, upon issuance, shall be First Priority Secured Obligations), and (ii) the Second Priority Secured Obligations outstanding on the Closing Date and the Second Out Exchangeable Notes (which, upon issuance, shall be Second Priority Secured Obligations), and (b) Liens securing Permitted Refinancing Indebtedness in respect thereof to the extent constituting Liens on the same assets securing the Refinanced Indebtedness (as defined in the definition of Permitted Refinancing Indebtedness); provided, in each case, that such Secured Obligations and such Liens are subject to the Intercreditor Agreement;
(3)Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable provision in any jurisdiction or successor provision on items in the course of collection and Liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract within the general parameters customary in the industry;
(4)Liens in favor of depositary banks or other financial institutions arising as a matter of law or regulation, or by the terms of documents or contracts, encumbering deposits or investments (including the right of setoff) and that are within the general parameters customary in the banking industry, and Liens in favor of credit card and debit card processors or customers in connection with credit card and debit card processing services incurred in the ordinary course of business;
(5)Liens for Taxes or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision (if any) required in conformity with IFRS has been made in respect thereof;
(6)Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(7)Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default under this Indenture;

(8)to the extent constituting Liens, the rights granted by any Obligor to another Obligor or the U.S. Collateral Agent pursuant to any IP Agreement (other than any rights granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement, this Indenture, an IP License or any other Transaction Document (as defined under the New First Out Notes Indenture));
(9)(i) any overdrafts and related liabilities arising from treasury, netting, depositary and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or regulation or that are contractual rights of set off in favor of the depositary bank or securities intermediary in respect of any deposit or securities accounts;
(10)to the extent constituting Liens, licenses, sublicenses and similar rights as they relate to any Intellectual Property (A) granted to any third-party counterparty of any Azul Fidelidade Agreement, Azul Viagens Agreement or Azul Cargo Agreement pursuant to the terms of such agreement or (B) otherwise expressly permitted by this Indenture, an IP License or any other Transaction Document to be granted to any Person (other than any sublicense or similar right granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement, this Indenture, an IP License or any other Transaction Document);
(11)Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations not constituting Indebtedness that do not exceed in the aggregate US$10.0 million at any one time outstanding;
(12)rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Obligor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole and (B) do not relate to Intellectual Property or Azul Fidelidade Agreements except as expressly provided in the Shared Collateral Documents;
(13)with respect to any Subsidiary organized under the law of a jurisdiction outside of the United States, other Liens and privileges arising mandatorily by any requirement of law or regulation; and

(14)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS.
“Early Redemption Option by Fundamental Change” means the statement by the Debenture Holder informing the Company of the intention not to exercise the Conversion by Fundamental Change and to cause the Company to proceed with the Early Redemption by Fundamental Chance regarding such Holder’s Debentures.
“Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Capital Stock of Azul or Convertible Securities.
“Azul Other IP” means, other than the Azul Brand IP, any and all Intellectual Property that, in each case, is (i) owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (including the IP Parties, but excluding any Permitted Business Combination Entity) (excluding Azul Fidelidade Customer Data, Azul Traveler Data, Azul Cargo Customer Data and Azul Viagens Customer Data), including any and all modifications thereto made by or on behalf of the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), and (ii) used or held for use in the operation of, or otherwise required or necessary to operate, the Azul airline business, the Azul Fidelidade Program, the Azul Viagens Business or the Azul Cargo Business, including (a) the Azul Fidelidade Trademarks, Azul Fidelidade Domain Names, Azul Viagens Trademarks, Azul Viagens Domain Names, Azul Cargo Trademarks and Azul Cargo Domain Names, (b) the Azul Mobile App IP, (c) the Azul Proprietary Technology, (d) the Azul Fidelidade Proprietary Software, (e) any and all causes of action and claims now owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) in respect of any of the foregoing, including, without limitation, the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof and (f) any and all other trademark rights corresponding thereto, including any and all trademark rights of any kind whatsoever accruing under the Azul Fidelidade Trademarks, Azul Fidelidade Domain Names, Azul Viagens Trademarks, Azul Viagens Domain Names, Azul Cargo Trademarks or Azul Cargo Domain Names; together, in each case with the goodwill of the business connected with such use of, and symbolized by, any of the foregoing.

“Other Global Framework Agreements” means those certain global framework agreements entered into on or about the Closing Date, among ALAB, as lessee, the Company, as guarantor, Azul Investments LLP, as note issuer, the entities identified therein as lessors or OEMs and the other parties thereto.
“Restricted Payments” has the meaning set forth in Section 8.1(r)(1)(d).
“Relevant Portion of Consideration” means the percentage corresponding to, at least, ninety percent (90%) of the consideration received, or to be received, by the holders of the Preferred Shares (including in the form of ADSs) as consideration for their Preferred Shares in a Conversion Continuity Event, excluding cash payments for fractions of Preferred Shares or ADSs, and cash payments made as a result of dissidents or appraisal rights.
“Public Company Party” means (i) any Person that is, or was as of the Closing Date, listed or publicly traded on any securities exchange, stock exchange or over-the-counter market in any jurisdiction, or subject to reporting under Section 13 or 15(d) of the Exchange Act, in each case, that, directly or indirectly, owns or operates a Permitted Business, (ii) any Subsidiary of the Person referred to in clause (i), and (iii) any holding company all or substantially all of the assets of which consist of all or substantially all of the assets of the Persons referred to in clauses (i) and (ii).
“Party” has the meaning set forth in the preamble.
“First Priority Secured Parties” means the First Priority Secured Debt Representatives and the holders of First Priority Secured Obligations.
“New First Out Notes Secured Parties” means the Notes Trustee, the Collateral Agents and the holders of the New First Out Notes from time to time.
“Second Priority Secured Parties” means the Second Priority Secured Debt Representatives and the holders of Second Priority Secured Obligations.
“Superpriority Secured Parties” means the Superpriority Secured Debt Representative and the holders of Superpriority Secured Obligations.
“Secured Parties” means the Superpriority Secured Parties, the First Priority Secured Parties and the Second Priority Secured Parties.
“IP Parties” means IP HoldCo and IP Co.
“Portuguese Notes Pledge” has the meaning set forth in Section 7.21 below.

“Calculation Period” means, as of any date of determination, four most recent fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company have been delivered pursuant to Section 8.1 (a) and (b) (which, for the avoidance of doubt, does not require delivery of any financial statements in relation to any Public Company Party pursuant to a Permitted Change of Control).
“Capitalization Period” means the time interval that begins on the First Payment Date, in the case of the first Capitalization Period, or on the expected date of payment of Interest or Interest Incorporation, as the case may be, immediately preceding, in the case of the other Capitalization Periods, and ends on the due date for the payment of Interest or Interest Incorporation, as the case may be, corresponding to the period in question, considering that each Capitalization Period succeeds the previous one without interruption.
“Conversion Period” has the meaning set forth in Section 7.7.1 below.
“Person” means any individual, company, division of a company, partnership, limited liability company, trust, joint venture, association, firm, estate, unincorporated organization, pension fund, investment fund, Airport Authority, or Governmental Authority, or any agency or political subdivision thereof.
“Azul Brand IP” means (a) any and all Intellectual Property, including copyrights and Trade Secrets, that is (i) owned by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) anywhere in the world and (ii) embodied in any proprietary software developed or acquired by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) after the Closing Date that is used or held for use exclusively in the Azul airline business and (b) the Azul Trademarks and Domains, including any and all Modifications to each of the foregoing owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity).
“Azul Mobile App IP” means any and all Intellectual Property, including copyrights and Trade Secrets, owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) anywhere in the world and embodied in (a) the Azul mobile application, (b) any other mobile application associated with the Azul airline business, the Azul Fidelidade Program, the Azul Viagens Business or the Azul Cargo Business or (c) any successor, legacy or companion mobile application with respect to any of the foregoing, including, in each case of (a)-(c), the software and source code thereof.
“Pre-paid Point” has the meaning set forth in Section 8.1(q)(2).
“Allocated Points” has the meaning set forth in Section 8.1(q)(4).

“Points” means Currency under the Azul Fidelidade Program.
“Exercise Term of the Conversion by Fundamental Change” means the period for the Debenture Holder to provide a statement on the Conversion by Fundamental Change which begins on the 65th (sixty-fifth) scheduled trading day prior to the date foreseen for completion of the Fundamental Change, as informed by the Corporate to the Debenture Holders, (or, if the Company is not aware of the Fundamental Change on such date the earlier of (i) the Business Day immediately following the day in which the Company publicly discloses the Fundamental Change, and (ii) the date of Completion of the Fundamental Change) and ends on the immediately preceding Business Day to the date of the Early Redemption by Fundamental Change.
“Term for Statement regarding Fundamental Change” means the period commencing from and including the date of submitting the Notice of Fundamental Change, for the Debenture Holder to provide a statement regarding the exercise of the Conversion by Fundamental Change or the Early Redemption Option by Fundamental Change, until the expiration of the offer for the Early Redemption Option by Fundamental Change.
“Conversion Price” means R$ 3,37 (three reais and thirty-seven cents).
“Price for Payment” has the meaning set forth in Section 6.3.
“Price-per-Point” has the meaning set forth in Section 8.1(q)(2).
“Fundamental Change Make-Whole Premium” has the meaning set forth in Section 7.7.5 below.
“First Payment Date” has the meaning set forth in Section 6.3 below.
“First Incorporation of Interest” has the meaning set forth in Section 7.29.1, item I below.
“Azul Fidelidade Program” means any Loyalty Program which is operated, owned or controlled, directly or indirectly, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), or principally associated with the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity), in each case, as in effect from time to time, whether under the “TudoAzul”, “Azul Fidelidade” name or otherwise, in each case including any successor program, but excluding any Permitted Acquisition Loyalty Program. The Azul Fidelidade Program includes Clube Azul.

“Loyalty Program” means (a) any customer loyalty program available to individuals (i.e., natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services, or (b) any other membership program (including a subscription-based product) available to individuals (i.e., natural persons) that grants members in such program benefits in connection with travel on an airline, including reduced costs on airfare, bag fees and upgrades.
“Reference Property” means the cash, securities or other property or assets received by the holders of outstanding Preferred Shares upon any recapitalization, reclassification or change of the shares, consolidation, merger, combination, statutory or binding share exchange or similar transaction involving the Company or sale, conveyance, lease or other transfer or similar transaction to a third party of all or substantially all of the Company’s consolidated assets, taken as a whole, resulting in the conversion, exchange or replacement of the shares.
“Contributed Intellectual Property” has the meaning given to such term in the Intercreditor Agreement. For the avoidance of doubt, no assets or property of any Permitted Business Combination Entity shall constitute Contributed Intellectual Property.
“Intellectual Property” means all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress, know-how, registered copyrights and applications for registration of copyrights, Trade Secrets (as defined under the New First Out Notes Indenture), domain names, social media accounts and other intellectual property, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing; provided that Intellectual Property shall not include any Azul Fidelidade Customer Data, Azul Traveler Data, Azul Cargo Customer Data or Azul Viagens Customer Data.
“Prospectuses” means the preliminary prospectus and the final prospectus of the Offer, including all of its exhibits and documents incorporated by reference, collectively.

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the New First Out Notes is under publicly announced consideration for possible downgrade by any Rating Agency that makes ratings of the New First Out Notes publicly available) after the date of public notice of a Company Change of Control, or of the Company’s intention or that of any of its Affiliates to effect a Company Change of Control (including public notice of the entry into a definitive agreement to effect a Company Change of Control), the then-applicable rating of the New First Out Notes is decreased by (i) if three Rating Agencies are making ratings of the New First Out Notes publicly available, at least two of the Rating Agencies, or (ii) if two or fewer Rating Agencies are making ratings of the New First Out Notes publicly available, then each of the Rating Agencies, by one or more categories; provided that any such Rating Decline results from a Company Change of Control; provided, further, that the Notes Trustee shall have no obligation to monitor the rating of the New First Out Notes nor to determine if and when any Rating Decline has occurred.
“Assigned Azul Cargo Receivables” means (i) receivables arising under the Assigned Azul Cargo Agreements and (ii) the Designated Azul Cargo Credit Card and Debit Card Receivables.
“Assigned Azul Fidelidade Receivables” means (i) receivables arising under the Assigned Azul Fidelidade Agreements and (ii) the Designated Azul Fidelidade Credit Card and Debit Card Receivables.
“Assigned Azul Viagens Receivables” means (i) receivables arising under the Assigned Azul Viagens Agreements and (ii) the Designated Azul Viagens Credit Card and Debit Card Receivables.
“BRL Azul Fidelidade Credit Card and Debit Card Receivables” has the meaning set forth in Section 8.1(j)(2)(b) below.
“BRL Azul Viagens Credit Card and Debit Card Receivables” has the meaning set forth in Section 8.1(j)(2)(f) below.
“BRL Azul Cargo Credit Card and Debit Card Receivables” has the meaning set forth in Section 8.1(j) (2)(k) below.

“Credit and Debit Card Receivables” means, collectively, the credit rights arising from transactions using cards issued by post-paid payment instrument issuers (i.e., credit cards) and any debit cards, in each case adhering to payment arrangements established by any credit card or debit card issuer including, without limitation, Visa, Mastercard, American Express, Diners Club and Cartão Elo, in each case generated by the businesses of the Company and its Subsidiaries excluding any Credit and Debit Card Receivables that form part of the Shared Collateral (i.e. (i) Designated Azul Fidelidade Credit Card and Debit Card Receivables and Anticipated Designated Azul Fidelidade Credit Card and Debit Card Receivables, (ii) Designated Azul Viagens Credit Card and Debit Card Receivables and Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables, and (iii) Designated Azul Cargo Credit Card and Debit Card Receivables and Anticipated Designated Azul Cargo Credit Card and Debit Card Receivables.
“Anticipated Designated Azul Fidelidade Credit Card and Debit Card Receivables” has the meaning set forth in Section 7.13.
“Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables” has the meaning set forth in Section 7.14.
“Anticipated Designated Azul Cargo Credit Card and Debit Card Receivables” has the meaning set forth in Section 7.15.
“Designated Azul Cargo Credit Card and Debit Card Receivables” means credit card and debit card receivables generated by the Azul Cargo Business.
“Designated Azul Fidelidade Credit Card and Debit Card Receivables” has the meaning set forth in Section 8.1(j)(2)(b) below.
“Designated Azul Viagens Credit Card and Debit Card Receivables” has the meaning set forth in Section 8.1(j)(2)(f).
“Permitted Basket Net Proceeds” has the meaning set forth in Section 8.1(q)(2).
“Permitted Refinancing Indebtedness” means any Indebtedness incurred by any Obligor in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge Indebtedness or AerCap Secured Obligations of the Company or such Obligor (other than (i) on or prior to July 1, 2026, Specified Debt or (ii) Indebtedness owed to the Company or any of its Subsidiaries) (the “Refinanced Indebtedness”), including Permitted Refinancing Indebtedness; provided that:

(1)    the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence)) and premium payable on the Refinanced Indebtedness (plus the amount of accrued and unpaid interest or dividends on and the amount of all fees and expenses incurred in connection with the incurrence or issuance of such Refinanced Indebtedness);
(2)    such Permitted Refinancing Indebtedness has (x) a final maturity date no earlier than ninety-one (91) days after the Maturity Date and (y) no scheduled amortization payments prior to the date that is ninety-one (91) days after the Maturity Date;
(3)     such Permitted Refinancing Indebtedness reflects market terms and conditions (taken as a whole) (as determined by the senior management or Board of Directors of the Company in good faith) at the time of incurrence of such Indebtedness;
(4)    such Permitted Refinancing Indebtedness (x) shall not be guaranteed by any Person who does not guarantee the Refinanced Indebtedness and (y) shall either be unsecured or not be secured by any assets not securing the Refinanced Indebtedness;
(5)    such Permitted Refinancing Indebtedness has (x) a final maturity date no earlier than the final maturity date of the Refinanced Indebtedness and (y) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness (clauses (1), (4) and (5), collectively, the “Required Debt Terms”); and
(6)      such Permitted Refinancing Indebtedness is incurred no later than six (6) months after the date on which the Refinanced Indebtedness is actually repaid or discharged by any of the Obligors.
provided that, prior to the incurrence of any Permitted Refinancing Indebtedness, the Company shall deliver an Officer’s Certificate to the Trustee certifying that such Permitted Refinancing Indebtedness complies with clauses (1) to (6) above.
“Remedies Action” has the meaning given to such term in the Intercreditor Agreement.
“Remedies Direction” has the meaning given to such term in the Intercreditor Agreement.

“First Priority Secured Debt Representative” means with respect to (i) the New First Out Notes and the 1L Consent Exchangeable Notes, the Notes Trustee, (ii) the Debentures, the Trustee, and (iii) the AerCap Secured Obligations, Aercap, as representative of the AerCap Secured Parties (as defined in the Intercreditor Agreement).
“Second Priority Secured Debt Representative” means with respect to the New Second Out Notes and the Second Out Exchangeable Notes, the Notes Trustee.
“Superpriority Secured Debt Representative” means the Notes Trustee.
“Applicable Collateral Representative” has the meaning given to such term in the Intercreditor Agreement.
“Representatives” has the meaning given to such term in the Intercreditor Agreement, and includes the Notes Trustee, the U.S. Collateral Agent and the Brazilian Collateral Agent.
“Early Redemption due to Fundamental Change” has the meaning set forth in Section 7.33 below.
“CVM Resolution 17” means CVM Resolution No. 17, of February 9, 2021, as amended.
“CVM Resolution 80” means CVM Resolution No. 80, of March 22, 2022, as amended.
“Second Out Exchangeable Notes” means the senior secured exchangeable notes to be issued by Azul Secured Finance and guaranteed by the Company and the Guarantors to the mandatory exchange provisions of the New Second Out Notes, which Second Out Exchangeable Notes shall constitute Second Priority Secured Debt.
“Second Incorporation of Interest” has the meaning set forth in Section 7.29.1, item III below.
“Series of First Priority Secured Debt” means each of (a) the New First Out Notes, (b) the AerCap Secured Obligations, (c) Indebtedness under the Debentures, and (d) any series, issue, tranche or class (as applicable) of Additional First Priority Secured Debt issued or incurred under a First Priority Secured Debt Document (with any series of notes constituting First Priority Secured Debt issued under the New First Out Notes Indenture being treated as a separate Series of First Priority Secured Debt). For the avoidance of doubt, (i) multiple Series of First Priority Secured Debt may be described by the foregoing clause (d), and (ii) any notes constituting First Priority Secured Debt may either be issued under the New First Out Notes Indenture or any other First Priority Secured Debt Document.
“Series of Superpriority Secured Debt” means each of the Superpriority Notes.

“Series of Secured Debt” means any Series of Superpriority Secured Debt, First Priority Secured Debt and Second Priority Secured Debt.
“Company Under Common Control” means, with respect to any Person, any company under common Control with such Person.
“Conversion Request” has the meaning set forth in Section 7.7.6.
“Significant Subsidiary” means any subsidiary of the Company (or any successor) which at the time of determination either (i) had assets which, as of the date of the Company’s (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of the Company’s (or such successor’s) total assets on a consolidated basis as of such date, or (ii) had revenues for the 12-month period ending on the date of the Company’s (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of the Company’s (or such successor’s) total revenues on a consolidated basis for such period.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, (i) any corporation, company, exempted, association or other business entity (other than a partnership, exempted limited partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers, or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and (ii) any partnership, exempted limited partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Superpriority Notes Indenture” means the indenture dated the Closing Date relating to the Superpriority Notes.
“Superpriority Notes” means the Initial Superpriority Notes (as defined in the Superpriority Notes Indenture), and any other Superpriority Note authenticated and delivered under the Superpriority Notes Indenture to the extent permitted by the Superpriority Notes Indenture.

“TAP” means SIAVILO – SGPS S.A. (current denomination of Transportes Aéreos Portugueses, SGPS, S.A.)
“TAP Bonds” means the unsecured Series A 7.500% Bonds due 2026 issued by TAP (ISIN: PTTTAAOM0004) and held by ALAB.
“Exchange Rate” means the variation factor of the closing quotation for the US dollar sale rate, available on the Central Bank Information System – SISBACEN, through the PTAX System, as disclosed on the Central Bank’s page on the worldwide computers – https://www.bcb.gov.br/estabilidadefinanceira/historicocotacoes, under option “Quotations and Bulletins – Closing quotations of all currencies on a certain date”, which will be used with four (4) decimals.
“Azul Proprietary Technology” means any and all Intellectual Property, including copyrights and trade secrets, owned, or later developed or acquired and owned, by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) anywhere in the world and embodied in the Company’s proprietary yield management system or proprietary pricing system.
“Permitted Holders” means any of (i) David Gary Neeleman; (ii) any spouse, descendent, heir, trust or estate of David Gary Neeleman; (iii) Saleb II Founder 1 LLC; or (iv) any person as to whom more than 50% of the total voting power of the voting stock of such person is beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by one or more of the Persons specified in items (i) and (ii).
“Affiliate Transaction” has the meaning set forth in Section 8.1(t)(1).
“Public Company Business Combination Transaction” means the consummation of any merger, consolidation, acquisition, business combination or any other similar transaction entered into by (a) the Company, or (b) any Subsidiaries of the Company, or (c) any holding company all or substantially all of the assets of such holding company consist of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, with one or more Public Company Parties as a result of which (i) the Company controls any Public Company Party, (ii) a Public Company Party controls the Company or any of its Subsidiaries, or (iii) the Company or any of its Subsidiaries, on one hand, and any Public Company Party, on the other hand, are under common control or otherwise become Affiliates.

“Permitted Group Transaction” means, solely after a Permitted Change of Control, any shared services, aircraft maintenance, joint purchasing, systems integration, code sharing, ground handling, fleet management, capacity purchase, alliance transactions, marketing, purchases and sales of goods and other similar transactions (including, without limitation, any transactions that are customary for joint business agreements and arrangements) that are entered into between the Company and its Subsidiaries (including, for the avoidance of doubt any Permitted Business Combination Entity), in each case in the ordinary course of business that are customary in the airline industry and that comply with the Required Cross Group Conditions.
“Tax” and “Taxes” (including the correlative term “Taxation”) means any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax, fines or penalties applicable thereto.
“TSA” or “Transaction Support Agreement” means the Transaction Support Agreement, dated as of October 27, 2024, entered into by and among the Company, the Consenting Creditors (as defined in the TSA) and the Consenting Shareholders (as defined in the TSA).
“Permitted Pre-paid Points Basket Amount” has the meaning set forth in Section 8.1(n).
“Points Allocation Release Amount” has the meaning set forth in Section 8.1(q)(4).
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company the relevant Subsidiary of the Company; provided that the Board of Directors of the Company or the relevant Subsidiary of the Company shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.
“Updated Par Value” has the meaning set forth in Section 7.29(a), below.
“Par Value per Unit” has the meaning set forth in Section 7.4 below.
“Blocked Pre-paid Amount” has the meaning set forth in Section 8.1(q)(2).
“Convertible Securities” means any securities directly or indirectly convertible into or exchangeable for Preferred Shares, excluding Options.

“VX Informa” digital platform made available by the Trustee on its website (https://vortx.com.br), to prove compliance with the obligations assumed in this Indenture regarding the submission of documents and periodic information. To register, it is necessary to access https://portal.vortx.com.br/register and request access to the system.
2.AUTHORIZATIONS
2.1The Issuance, the Offer, and the execution of this Indenture, the other Issuance Documents, the Distribution Agreement, and the Collateral Agreements were and/or will be, as the case may be, conducted based on the resolutions:
(a)of the Company’s board of directors meeting held on October 26, 2020;
(b)of the Company’s board of directors meeting held on November 6, 2020;
(c)of the Company’s board of directors meeting held on June 13, 2023;
(d)of the Company’s board of directors meeting held on July 7, 2023;
(e)of the Company's board of directors meeting held on January 27, 2025;
(f)of the special shareholders’ meeting of ALAB shareholders held on October 26, 2020;
(g)of the special shareholders’ meeting of ALAB shareholders held on June 13, 2023;
(h)of the special shareholders’ meeting of ALAB shareholders held on July 7, 2023;
(i)of the special shareholders’ meeting of ALAB shareholders held on January 27, 2025;
(j)of the special shareholders’ meeting of IntelAzul shareholders held on June 13, 2023;
(k)of the special shareholders’ meeting of IntelAzul shareholders held on July 7, 2023;
(l)of the special shareholders’ meeting of IntelAzul shareholders held on January 27, 2025;
(m)of the Azul Viagens quotaholders’ meeting held on June 13, 2023;
(n)of the Azul Viagens quotaholders’ meeting held on July 7, 2023;
(o)of the Azul Viagens quotaholders’ meeting held on January 27, 2025

(p)of the unanimous written resolutions of the sole shareholder of the IP HoldCo dated July 14, 2023;
(q)of the written resolutions of the board of directors of IP HoldCo dated July 14, 2023;
(r)of the unanimous written resolutions of the sole shareholder of the IP Co dated July 14, 2023; and
(s)of the unanimous written resolutions of the board of directors of IP Co dated July 14, 2023; and
3.REQUIREMENTS
3.1The Issuance, the Offer, and the execution of this Indenture, the other Issuance Documents, the Distribution Agreement, and the Debentures Collateral Agreements were and/or will be, as the case may be, carried in observance of the following requirements:
(a)filing and publishing of the corporate acts’ minutes. Pursuant to the terms of Article 62, item I, of the Business Company Act, and in Article 6 of Law 14030:
(a)the minutes of the meeting of the Company’s board of directors held on October 26, 2020, (i) were filed before JUCESP under No. 24.188/21-2, on January 12, 2021; and (ii) were published in the DOESP and in the newspaper “Diário Comercial” on October 27, 2020;
(b)the minutes of the meeting of the Company’s board of directors held on November 6, 2020, (i) was filed before JUCESP under No. 87.057/21-9, on February 11, 2021; and (ii) were published in the DOESP and in the newspaper “Diário Comercial” on November 10, 2020;
(c)the minutes of the meeting of the Company’s Board of Directors held on June 13, 2023 (i) registered before JUCESP under No. 247.224/23-6 on June 19, 2023; (ii) will be registered before the JUCESP within thirty (30) days from the date of its holding; and (iii) will be published in “Folha de São Paulo” newspaper within thirty (30) counted from the date of its implementation;
(d)the minutes of the meeting of the Company’s board of directors held on July 7, 2023 that re-ratified the resolution held on June 13, 2023 (i) will be filed before JUCESP within 30 (thirty) days from the date of its execution; and (iii) will be published in the “Folha de São Paulo” newspaper within thirty (30) counted from the date of its implementation;

(e)the minutes of the meeting of the Company’s board of directors held on January 27, 2025 (i) were filed before JUCESP under No. 50.631/25-1, on February 7, 2025; and (ii) were published in “Folha de São Paulo” newspaper, in print and digital versions, on February 15, 2025
(f)the minutes of the special shareholders’ meeting of ALAB shareholders held on October 26, 2020, (i) were filed before JUCESP under No. 24.188/21-9, on January 12, 2021; and (ii) were published in the DOESP and in the newspaper “Diário Comercial” on October 27, 2020;
(g)the minutes of the meeting of the Company’s board of directors held on January 27, 2025 (i) will be filed before JUCESP within 30 (thirty) days from the date of its execution; and (iii) will be published in the “Folha de São Paulo” newspaper within thirty (30) counted from the date of its implementation;
(h)the minutes of the meeting of the shareholders’ special meeting of ALAB held on June 13, 2023, (i) were registered before JUCESP under No. 249.932/23-4 on June 22, 2023; and (ii) will be filed before JUCESP within thirty (30) days counted as of the date of its execution; and (iii) will be published in the “Folha de São Paulo” newspaper within thirty (30) counted from the date of its implementation;
(i)the minutes of the special shareholders’ meeting of ALAB shareholders held on July 7, 2023 that ratified the resolution held on June 13, 2023, (i) will be filed before JUCESP within thirty (30) days counted as of the date of its execution; and (iii) will be published in the “Folha de São Paulo” newspaper within thirty (30) counted from the date of its implementation;
(j)the minutes of the special shareholders’ meeting of ALAB shareholders held on January 27, 2025, (i) were filed before JUCESP under No. 50.630/25-8 on February 7, 2025 and (iii) were published in the “Folha de São Paulo” newspaper, in print and digital versions, in the edition on February 15, 16 and 17;
(k)the minutes of the special shareholders’ meeting of IntelAzul shareholders held on June 13, 2023, was registered before JUCESP under No. 247.219/23-0 on June 19, 2023;
(l)the minutes of the shareholders’ special general meeting of IntelAzul held on July 14, 2023, that complemented the resolution voted on June 13, 2023, was filed before JUCESP under No. 301.317/23-9 on July 25, 2023;

(m)the minutes of the shareholders’ special general meeting of IntelAzul held on January 27, 2025, were registered before JUCESP on February, 7 2025, under No. 50.632/25-5;
(n)the minutes of the shareholders’ special general meeting of Azul Viagens held on June 13, 2023, were registered before JUCESP under No. 220.478/23-5, on June 15, 2023;
(o)the minutes of the shareholders’ special meeting of Azul Viagens shareholders held on July 14, 2023, that ratified the resolution held on July 7, 2023, was registered before JUCESP under No. 336.429/23-0 on August 17, 2023;
(p)the minutes of the shareholders’ special meeting of Azul Viagens shareholders held on January 27, 2025, were registered before JUCESP on February 11, 2025, under No. 52.984/25-4; and
(q) the minute of shareholders’ meeting of Azul Conecta held on January 27, 2025, were registered before JUCESP on February 7, 2025, under No. 50.929/25-2.
(b)enrollment and registration of this Indenture and its amendments. Pursuant to Article 62, item II, and paragraph 3, of the Business Company Act, Articles 129 and 130 of Law No. 6015 of December 31, 1973, as amended, and Article 6 of Law 14030, the Indenture and its amendments must be registered with JUCESP and the Registry of Deeds and Documents of the Judicial District of the City of Barueri, State of São Paulo:
(c)creation of the Azul Viagens Quotas Fiduciary Collateral. Subject to the provisions of Section 7.9 below, the Azul Viagens Quotas Fiduciary Collateral was formalized by means of the Azul Viagens Quotas Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the Azul Viagens Quotas Fiduciary Collateral Agreement;
(d)creation of the IP Co Shares Collateral. Subject to the provisions of Section 7.10 below, the IP Co Shares Collateral was formalized by means of the IP Co Shares Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the IP Co Shares Collateral Agreement;
(e)creation of the IP Holdco Shares Collateral. Subject to the provisions of Section 7.11 below, the IP Holdco Shares Collateral was formalized by means of the IP Holdco Shares Collateral Agreement, and was created upon the records and annotations set forth in the IP Holdco Shares Collateral Agreement;

(f)creation of the IntelAzul Shares Fiduciary Collateral. Subject to the provisions of Section 7.12 below, the IntelAzul Shares Fiduciary Collateral was formalized by means of the IntelAzul Shares Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the IntelAzul Shares Fiduciary Collateral Agreement;
(g)creation of the Azul Fidelidade Credit Rights Fiduciary Collateral. Subject to the provisions of Section 7.13 below, the Azul Fidelidade Credit Rights Fiduciary Collateral will be formalized by means of the Azul Fidelidade Credit Rights Fiduciary Collateral Agreement, and will be created upon the records and annotations set forth in the Azul Fidelidade Credit Rights Fiduciary Collateral Agreement;
(h)creation of the Azul Viagens Credit Rights Fiduciary Collateral. Subject to the provisions of Section 7.14 below, the Azul Viagens Credit Rights Fiduciary Collateral was formalized by means of the Azul Viagens Credit Rights Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the Azul Viagens Credit Rights Fiduciary Collateral Agreement;
(i)creation of the Azul Cargo Credit Rights Fiduciary Collateral. Subject to the provisions of Section 7.15, the Azul Cargo Credit Rights Fiduciary Collateral was formalized by means of the Azul Cargo Credit Rights Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the Azul Cargo Credit Rights Fiduciary Collateral Agreement;
(j)creation of the Intercompany Loans Credit Rights Fiduciary Collateral. Subject to the provisions of Section 7.16 below, the Intercompany Loans Fiduciary Collateral was formalized by means of the Fiduciary Collateral Agreement of Credit Rights of Intercompany Loans, and was created upon the records and annotations set forth in the Fiduciary Collateral Agreement of Credit Rights of Intercompany Loans;
(k)creation of the Azul Cargo Intellectual Property Rights Fiduciary Collateral. Subject to the provisions of Section 7.17 below, the Azul Cargo Intellectual Property Rights Fiduciary Collateral was formalized by means of the Azul Cargo Intellectual Property Rights Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the Azul Cargo Intellectual Property Rights Fiduciary Collateral Agreement;

(l)creation of the Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral. Subject to the provisions of Section7.18, the Azul Fidelidade and Azul Viagens Intellectual Property Rights Collateral was formalized by means of the Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral Agreement;
(m)creation of the Foreign Collateral. Subject to the provisions of Section 7.19 below, the Foreign Collateral was formalized by means of the Foreign Collateral Agreement, and was created upon the records and annotations set forth in the Foreign Collateral Agreement;
(n)creation of the BRL Accounts Credit Rights Fiduciary Collateral. Subject to the provisions of Section 7.20 below, the Credit Rights Fiduciary Collateral of the BRL Accounts was formalized by means of the Fiduciary Collateral Agreement of Credit Rights of the BRL Accounts, and was created upon the records and annotations set forth in the Fiduciary Collateral Agreement of Credit Rights of the BRL Accounts;
(o)creation of the Portuguese Notes Pledge. Subject to the provisions of Section 7.21 below, the pledge over the TAP Bonds will be formalized by means of the Portuguese Notes Pledge, and will be created upon the records and annotations set forth in the Portuguese Notes Pledge;
(p)creation of the Viracopos Hangar Fiduciary Collateral. Subject to the provisions of Section 7.22 below, the Viracopos Hangar Fiduciary Collateral was formalized by means of the Viracopos Hangar Fiduciary Collateral Agreement, and was created upon the records and annotations set forth in the Viracopos Hangar Fiduciary Collateral Agreement, will be amended in order to reflect the terms set forth in this Indenture and subject matter of the records and annotations set forth in the Viracopos Hangar Fiduciary Collateral Agreement;
(q)deposit for distribution. The Debentures are deposited for distribution in the primary market by means of the MDA, and the distribution was financially settled through B3;
(r)deposit for trading. The Debentures are deposited for trading in the secondary market through CETIP21, the distribution being financially settled through B3 and the Debentures being held in electronic custody at B3;

(s)Offer registration by CVM. The Offer was registered by CVM, pursuant to the terms of the Capital Markets Law, CVM Instruction 400, and other applicable legal and regulatory provisions, observing the procedure for automatically granting the registration of a public offering for the distribution of securities issued by issuers with large exposure to the market, in accordance with the provisions of articles 6 A and 6 B of CVM Instruction 400; and
(t)Offer registration by ANBIMA. The Offer was registered by ANBIMA, within the scope of the ANBIMA Code.
4.BUSINESS PURPOSE OF THE COMPANY
4.1The Company’s business purpose is to hold a direct or indirect interest in other companies of any kind, the activities of which are: (i) the exploration of services of regular and non-regular air transportation services for passengers, cargo, or mail, in a national and international scope, in accordance with concessions granted by the competent authorities; (ii) exploration of complementary air transportation service activities by chartering passengers, cargo, and mail; (iii) provision of maintenance and repair services for aircraft, engines, parts, and pieces, whether its own or those of third parties; (iv) provision of aircraft hangarage services; (v) provision of yard and runway services, flight attendant supply, and aircraft cleaning; (vi) the acquisition and leasing of aircraft and other related assets; (vii) the development and management of a customer loyalty program, whether its own or that of third parties; (viii) the sale of prize redemption rights under the customer loyalty program; (ix) the exploration of the travel and tourism agency industry; (x) the development of other activities inherent, incidental, complementary, or related to the previous activities; and (xi) interest in other companies.
5.DESTINATION OF THE FUNDS
5.1The net funds obtained by the Company with the Issuance were fully used for working capital, expansion of the logistics activity, and other strategic opportunities.

6.FEATURES OF THE OFFER
6.1Placement. The Debentures have originally been the subject matter of public offering for distribution, pursuant to the terms of the Capital Markets Law, CVM Instruction 400 and other applicable legal and regulatory provisions, excluding any right of first refusal of the current shareholders of the Company in the subscription of the Debentures, pursuant to the terms of Article 172, item I, of the Business Company Act, and Article 6, paragraph 2, of the Company’s articles of incorporation, and pursuant to terms of the Distribution Agreement, with the intermediation of the Underwriter to the Offering, under a best placement efforts regime, with respect to the totality of the Debentures and the Additional Debentures, at the Price for Payment.
6.1.1Partial distribution was not allowed within the scope of the Offer.
6.2Subscription Deadline. Subject to (i) compliance with the requirements referred to in the Section 3 above; (ii) the granting of the registration of the Offer by CVM; (iii) the disclosure of the Commencement Announcement; and (iv) the provision, to the investors, of the Final Prospectus, the Debentures could be subscribed, at any time, within six (6) months counted as of the date of the disclosure of the Commencement Announcement, limited to the Placement Deadline set forth in the Distribution Agreement.
6.3Form of Subscription and of Subscription and Price for Payment. The Debentures were subscribed and paid-in through the MDA, the distribution being financially settled through B3, in cash, upon their subscription (“Payment Date”), and in national currency, at the Par Value per Unit, on the first (1st) Payment Date (“First Payment Date”), or at the Updated Par Value per Unit, plus Interest, calculated on a pro rata temporis basis, from the First Payment Date up to the respective Payment Date, in the case of payments that take place after the First Payment Date, and may, also, on any Payment Date, be subscribed with goodwill or discount, being certain that, if applicable, the goodwill or discount, as the case may be, was the same for all Debentures subscribed and paid-in on the same Payment Date (“Price for Payment”).
6.4Trading. The Debentures were deposited for trading in the secondary market through CETIP21, the distribution being financially settled through B3 and the Debentures being held in electronic custody at B3.

7.CHARACTERISTICS OF THE ISSUANCE AND DEBENTURES
7.1Issuance Number. The Debentures represent the Company’s first issuance of debentures.
7.2Total Issuance Amount. The total amount of the Issuance is one billion, seven hundred and forty-five million, and nine hundred thousand reais (BRL 1,745,900,000.00), on the Issuance Date (already considering the Additional Debentures).
7.3Number of Debentures. One million, seven hundred and forty-five thousand, and nine hundred (1,745,900) Debentures (already considering Additional Debentures) have been issued on the Issuance Date.
7.3.1Pursuant to Article 14, paragraph 2, of CVM Instruction 400, the number of Debentures initially offered was increased by one hundred and forty-five thousand and nine hundred (145,900) additional Debentures, under the same conditions as the Debentures originally offered (“Additional Debentures”), and Section 7.3 above already includes the Additional Debentures.
7.4Par Value per Unit. The Debentures have an initial par value per unit of one thousand reais (BRL 1,000.00) on the Issuance Date (“Par Value per Unit”). The Par Value per Unit was BRL 1,085.54562909, on April 26, 2024, and (ii) BRL 1,156.10609498, on January 29, 2025. For avoidance of doubt, the Par Value per Unit of the Debentures includes the capitalized interest from April 27, 2023, to July 14, 2023, and the premium approved at the general meeting of debenture holders held on January 28, 2025, and incorporated into the Par Value per Unit.
7.5Series. The Issuance was conducted in a single series.
7.6Form and Proof of Ownership. The Debentures were issued in registered, book-entry form, without the issuance of certificates, and, for all legal purposes, the ownership of the Debentures will be proven by the statement issued by the Bookkeeper, and, in addition, with respect to the Debentures that are held electronically in B3, it will be proven by the statement issued by B3 on behalf of the Debenture Holder.
7.7Possibility of Conversion. Debentures will be convertible into Preferred Shares, pursuant to Article 57 of the Business Company Act and this Section 7.7 (“Conversion”).

7.7.1The Debentures, at the discretion of each of the Debenture Holders, may be converted into Preferred Shares (i) at any time, up to the fourth (4th) Business Day prior to the Maturity Date or, solely with respect to Debentures called for redemption pursuant to Section 7.29, until the fourth (4th) Business Day prior to an early redemption date, through B3, until the actual discharge of all Secured Obligations; or (ii) in any of the cases not provided for in item (i) above, through the Bookkeeper, provided, in any case of items (i) and (ii) above, that the Company will not accept Conversion on the date of the Company’s shareholders’ meeting (the provisions in this Section, “Conversion Period”).
7.7.2The Conversion may refer to part or all of the Debentures owned by the respective Debenture Holder, at the sole discretion of such Debenture Holder.
7.7.3Notwithstanding Section 7.7.3.1, Section 7.7.4 and Section 7.7.10, the Debentures will be converted into Preferred Shares considering the ration of 342.69 (three hundred and forty-two point sixty nine) Preferred Shares for each 1 (one) Debenture, disregarding fractions.
7.7.3.1    Adjustments to Conversion Price for Diluting Issues.
(I)    Issuance of Additional Shares.
(a)    If the Company, at any time after the Settlement Date, issues any Options or Convertible Securities (except for Exempt Securities), then the maximum number of Preferred Shares (as established in the related instrument (“Dilution Instrument”), assuming the satisfaction of any conditions for exercise, conversion, or exchange, but without considering any provision in the Dilution Instrument for a subsequent adjustment of that number) issuable, convertible, or exchangeable, in accordance with the provisions of the Dilution Instrument, will be considered as Additional Shares issued at the time of such issuance or execution of the Dilution Instrument.

(b)    If the terms of any Dilution Instrument that contemplates an Option or Convertible Security, whose issuance resulted in an adjustment to the Conversion Price in accordance with the terms of Item (II) below, are revised or adjusted (excluding automatic adjustments to those terms in accordance with anti-dilution or similar provisions of such Option or Convertible Security) to provide for (1) any increase or decrease in the number of Preferred Shares issuable upon exercise, conversion, and/or exchange, as the case may be, of any mentioned Option or Convertible Security or (2) any increase or decrease in the amount payable to the Company upon such exercise, conversion, and/or exchange, then, upon such increase or decrease becoming effective, the Conversion Price of the Debentures shall be adjusted again to account for such revision or adjustment. Notwithstanding the above, no adjustment under this item “(b)” shall have the effect of increasing the applicable Conversion Price of the Debentures to an amount that exceeds the lower of (i) original Conversion Price, that is, the Conversion Price defined within 15 Business Days from the Settlement Date or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares between the original adjustment date and such readjustment date.
(c)    If the terms of any Dilution Instrument that contemplates an Option or Convertible Security (except for Exempt Securities), whose issuance did not result in an adjustment to the Conversion Price (because the exercise, conversion, or exchange price, as the case may be, of the Additional Shares subject to the mentioned Dilution Instrument is equal to or greater than the applicable Conversion Price then in effect), are revised after the Settlement Date to provide for (1) any increase in the number of Preferred Shares issuable upon exercise, conversion, or exchange of any mentioned Option or Convertible Security or (2) any decrease in the exercise, conversion, or exchange price, as the case may be, payable to the Company, then the Preferred Shares subject to the mentioned Dilution Instrument shall be considered again as Additional Shares issued at the time of such revision.

(d)    If the number of Preferred Shares issuable upon exercise, conversion, and/or exchange of any Option or Convertible Security, or the exercise, conversion, or exchange price payable to the Company upon such exercise, conversion, and/or exchange, can be determined at the time such Option or Convertible Security is issued or revised, but potentially subject to adjustments based on subsequent events, then in this case, the determination of the number of Preferred Shares for the purposes of this Clause 7.7.3.1 shall be made without considering subsequent adjustments (and any subsequent adjustments shall be treated as provided in Item (I)(b) and Item (I)(c) above).
(e)    If the number of Preferred Shares issuable upon exercise, conversion, and/or exchange of any Option or Convertible Security, or the exercise, conversion, or exchange price payable to the Company upon such exercise, conversion, and/or exchange, cannot be calculated in any way at the time such Option or Convertible Security is issued or adjusted, any adjustment to the Conversion Price of the Debentures that would result under the terms of this Item (I) at the time of such issuance or amendment shall instead be made at the time such number of Preferred Shares and/or exercise, conversion, and/or exchange price, as the case may be, is calculable (even if subject to subsequent adjustments), assuming for the purposes of calculating such adjustment to the Conversion Price that such issuance or adjustment occurred at the time such calculation can first be made.
(f)    If an Option or Convertible Security contains alternative conversion terms, such as a cap on the Company's valuation at which such conversion will be effected, or circumstances in which the Option or Convertible Security may be redeemed instead of converted, then the number of Preferred Shares issuable upon exercise, conversion, and/or exchange of such Option or Convertible Security shall be considered not ascertainable until the applicable conversion terms are determined.
(II)    Adjustment of Conversion Price After Issuance of Additional Shares. If the Company, at any time after the Settlement Date, issues Additional Shares (except for Exempt Securities), without financial consideration or for a price lower than the Conversion Price in effect on the date of such issuance, then the Conversion Price shall be reduced, immediately upon such issuance, to the price per share received by the Company for such issuance of Additional Shares; provided that, if such issuance was without financial consideration, then the Company shall be deemed to have received a total of R$0.01 of financial consideration for all such Additional Shares issued or deemed issued.

(III)    Determination of Consideration. For the purposes of this Clause, the financial consideration received by the Company for the issuance of any Additional Shares shall be calculated as follows:
(a)    Cash and Property. Such consideration shall:
(a.1)    to the extent it consists of money, calculated by the total amount of money received by the Company;
(a.2)    to the extent it consists of assets or other property (other than cash), calculated by the value determined by the Company's Board of Directors in good faith, advised by an internationally recognized unaffiliated investment bank (without the requirement for any valuation or other opinion), with the affirmative vote of at least one Appointed Director (as defined in the New Second Out Notes Indenture), and notice will be given to the Debenture Holders no later than five (5) business days after the agreement for such issuance is entered into;
(a.3)    in the case of Additional Shares being issued together with other shares or securities or other assets of the Company for a financial consideration that covers both, it shall be the proportion of such financial consideration so received, calculated as provided in Sections (a.1) and (a.2) above, as determined in good faith by the Company's Board of Directors
(a.4)    Options and Convertible Securities. The consideration per share received by the Company for Additional Shares deemed issued in accordance with Item (I) above, related to Options and Convertible Securities, shall be determined by dividing:
1.    The total amount, if any, received by or due to the Company as financial consideration for the issuance of such Options or Convertible Securities, plus the minimum exercise, conversion, or exchange price, as the case may be (as established in the Dilution Instrument, without considering any provision therein for a subsequent adjustment) due to the Company upon exercise, conversion, or exchange of such Options or Convertible Securities, as the case may be, by
2.    the maximum number of Preferred Shares (as established in the Dilution Instrument, without considering any provision therein for a subsequent adjustment of such number) issuable upon exercise, conversion, or exchange of such Options or Convertible Securities, as the case may be.

(IV)    Multiple Closing Dates. If the Company issues on more than one date Additional Shares that are part of a transaction or a series of related transactions and that would result in an adjustment to the Conversion Price in accordance with the terms of Item (II) above, and such issuance dates occur within a period of no more than thirty (30) days from the first issuance to the last issuance, then, after the last issuance, the Conversion Price shall be adjusted (subject to the provisions of this Clause 7.3.3.1, especially the method of verifying the exercise, conversion, or exchange price of such Additional Shares) to give effect to all such issuances as if they occurred on the date of the first issuance (and without giving effect to any additional adjustments as a result of any subsequent issuances within that period).
(V)    No Double Counting. The parties agree that under no circumstances shall the Debenture Holders be able to avail themselves of the benefits stipulated in this Clause 7.3.3.1 in addition to the anti-dilution protections provided in Clause 7.7.4 below with respect to the same event, and if this Clause 7.3.3.1 is applicable, the provisions of Clause 7.7.4 below shall consequently be inapplicable to that same event.
7.7.4Antidilution Protection. The quantity of Preferred Shares into which each Debenture may be converted, under the terms of Section 7.7.3 above, will be automatically increased by:
I.any bonus (bonificação), split, or combination of Preferred Shares, as adjusted below:
Final QTY: Initial QTY x (Final PN QTY / Initial PN QTY)
Where:
Final QTY: the new quantity of Preferred Shares into which each Debenture may be converted, disregarding fractions;
Initial QTY: quantity of Preferred Shares into which each Debenture can be converted, in the period immediately prior to the event;
Final PN QTY: total quantity of Preferred Shares outstanding immediately after the event;
Initial PN QTY: total quantity of Preferred Shares immediately prior to the event;
II.any payment of dividends, interest on equity or any other distributions made to the holders of their Preferred Shares, as adjusted below:
Final QTY: Initial QTY x (Price per Share/(Price per Share – Income per Share))

Where:
Final QTY: the new quantity of Preferred Shares into which each Debenture may be converted immediately after the event, disregarding fractions.
Initial QTY: quantity of Preferred Shares into which each Debenture can be converted immediately prior to the Ex-Date (as defined below);
Income per Share: sum of any income paid in kind to Preferred Shares, such as dividends, interest on equity, or any other distributions of profit and/or capital stock (fair market value), divided by the number of Preferred Shares after the date from which the Preferred Shares will no longer be entitled to the Income per Share (“Ex Date”);
Price per Share: Last reported price per Preferred Share on the day before the Ex Date;
III.any distributions of rights, warrants, stock option, or any other right to subscribe to Preferred Shares that is distributed or attributed, as an additional advantage, to the holders of the Preferred Shares (“Subscription Right”), as informed below:
Final QTY: Initial QTY x (Closing Price/Weighted Price)
Where:
Final QTY: the new quantity of Preferred Shares into which each Debenture may be converted, disregarding fractions, without prejudice to the provisions of Section 7.7.13 below;
Initial QTY: quantity of Preferred Shares into which each Debenture can be converted, in the period immediately prior to the event;
Closing Price: closing price per Preferred Share immediately prior to the exercise of the respective Subscription Right;
Weighted Price: weighted average price after conversion, according to the following formula:
Weighted Price = (Initial PN QTY x Closing Price + Y x Exercise Price) / Final PN QTY

Where:
Initial PN QTY: total quantity of Preferred Shares issued by the Company immediately prior to the exercise of the respective Subscription Right;
Closing Price: closing price per Preferred Share immediately prior to the exercise of the respective Subscription Right;
Y: total Preferred Shares to be issued based on the respective Subscription Right;
Final PN QTY: total quantity of Preferred Shares issued by the Company after exercising the respective Subscription Right;
Exercise Price: exercise price, per Preferred Share, of the respective Subscription Right;
IV.Without prejudice to the provisions of Section 7.7.1 above, if the Company or any of its Subsidiaries makes any payment related to a Buyback Or Exchange Offer (directly or in the form of ADS), whether in cash or any other consideration, and to the extent that the cash or any other consideration paid therein exceeds the average of the trading prices for the Preferred Shares over the ten-day consecutive trading period commencing on, and including, the trading day from the next Business Day (“Reference Date”) following the last date on which the Buyback Or Exchange Offer is available for adhesion by the holders of the Preferred Shares (“Termination Date”), the quantity of Preferred Shares resulting from the Conversion must be increased according to the following formula:

Final QTY =	Initial QTY x	AC + (Weighted Price x Final PN QTY)
Initial PN QTY x Weighted Price
Where:
Final QTY: the new quantity of Preferred Shares into which each Debenture may be converted, disregarding fractions;
Initial QTY: the quantity of Preferred Shares into which each Debenture may be converted, prior to the close the trading session verified at the end of the tenth (10th) Business Day immediately following the Termination Date (or ADS corresponding to all of the Preferred Shares that have joined the Buyback Or Exchange Offer);

Initial PN QTY: the number of Preferred Shares outstanding immediately prior to the expiration of the Buyback Or Exchange Offer without giving effect to the purchase or exchange of shares accepted for purchase or exchange in the Buyback Or Exchange Offer;
AC: the added value of any income paid or attributable to Preferred Shares or ADS, as the case may be, under a Buyback Or Exchange Offer (as approved by the Company’s board of directors);
Weighted Price: the average of the Preferred Shares’ closing price calculated over the ten (10) previous trading sessions counted from, and including, the close of the trading session on the Business Day following the Termination Date, as the case may be; and
Final PN QTY: total quantity of Preferred Shares issued by the Company immediately after the Reference Date (after the redemption or buyback of all Preferred Shares that have joined the Buyback Or Exchange Offer (or ADS corresponding to all of the Preferred Shares that have joined the Buyback Or Exchange Offer), without duplication.
7.7.4.1 For the purpose of calculating the quantity of Preferred Shares resulting from the Conversion under this Section 7.7, the trading session recorded at the end of the tenth (10th) Business Day immediately following the date of the event giving rise to the adjustment or the Termination Date shall be considered, however, such adjustment must be considered as if it had occurred at the beginning of the trading session of the day following the date of the event giving rise to the adjustment or the Termination Date.
7.7.4.2. In view of the provisions of Section 7.7.4.1 above and that the Weighted Price will be calculated at the end of the period corresponding to the ten (10) previous trading sessions, starting on the Business Day following the date of the event giving rise to the adjustment or the Termination Date and with retroactive effect, the settlement (physical, in cash, or both) of any such event that occurs during the period corresponding to the ten (10) previous trading sessions, starting on closing of the trading session of the Business Day following the date of the event giving rise to the adjustment or the Termination Date, must be postponed to seventh (7th) Business Day immediately following the tenth (10th) trading day, from the closing of the trading session on the Business Day following the date of the event giving rise to the adjustment or the Termination Date.

7.7.5Fundamental Change Make-Whole Premium. If, at any time, before the Maturity Date, the occurrence of a Fundamental Change is verified and the respective Debenture Holder chooses to exercise the Conversion by Fundamental Change during the Exercise Term of the Conversion by Fundamental Change, the quantity of Preferred Shares issuable to holders in connection with a Conversion by Fundamental Change must be increased (“Additional Preferred Shares”) according to the calculation to set forth in Schedule I (“Fundamental Change Make-Whole Premium”).
7.7.5.1 In the event of verification of the occurrence of a Fundamental Change described in item (B) of the definition of Fundamental Change which consideration to holders of Preferred Shares is exclusively in cash, any subsequent Conversion will be calculated based exclusively on the Preferred Share price, in accordance with the indicated parameters in Section 7.7.5 above and Schedule I.
7.7.5.2 The actual Preferred Share price applicable will be determined by the Company based on the parameters, assumptions and inputs indicated in Exhibit I, and the Company will deliver notice to the Trustee of such applicable price at the time notice of calculation of the Preferred Share price, as per Section 7.7.5.1 above.
7.7.6Conversion Procedure. Debenture Holders who wish to convert their Debentures into Preferred Shares, under the terms set forth above, must exercise this right during the Conversion Period as follows (“Conversion Request”):
I.regarding Debentures that are held electronically in B3, through the B3 procedures, upon the indication of the number of Debentures owned by the holder that will be subject to the Conversion, in which case the Preferred Shares resulting from the Conversion will be delivered to the respective Debenture Holder on the third (3rd) Business Day counted from the respective Conversion Date, through the B3 procedures; and
II.regarding Debentures that are not electronically held in B3, through the Bookkeeper’s procedures, at any office of the Bookkeeper, upon the indication of the number of Debentures owned by the holder that will be subject to the Conversion, in which case the Preferred Shares resulting from the Conversion will be delivered to the respective Debenture Holder on the third (3rd) Business Day counted from the respective Conversion Date, through the Bookkeeper’s procedures.

7.7.7B3 will inform the Bookkeeper of each Conversion. The Bookkeeper (i) will control and confirm the Conversion Request and the verification of the quantity of Debentures held by the respective Debenture Holder, according to the provisions of Section 7.7.6 above; and (ii) will inform the Company, which, in turn, will notify the Trustee.
7.7.8For all legal purposes, the Conversion date of the respective Debentures will be the date of receipt of the respective Conversion Request or the date of sending communication referred to in Section 7.7.6.2 above (“Conversion Date”), provided that it has been confirmed pursuant to Section 7.7.7.
7.7.9The Company shall deposit with the Bookkeeper, which is also the bookkeeping institution for the Preferred Shares, within two (2) Business Days counted from the respective Conversion Date, the quantity of Preferred Shares corresponding to the quantity of Debentures converted, which will be delivered under the terms of Section 7.7.6 above. The Company will pay any taxes and expenses related to the deposit.
7.7.10The fractions of Preferred Shares resulting from the Conversion will be due by the Company, in cash, and must be paid on the third (3rd) Business Day counted from the respective Conversion Date. The reference for the price of the fraction of Preferred Shares will be the average price weighted by closing trading volume per Preferred Share of the thirty (30) trading sessions of B3 immediately prior to the Conversion Date (exclusive).
7.7.11Interest relating to the Debentures that have been subject to Conversion accrued and calculated pro rata temporis, from the First Payment Date or the immediately previous Interest payment date or Interest Incorporation, as the case may be, until the date of the actual payment, will be due on the third (3rd) Business Day counted from the respective Conversion Date, by means of the procedures of the Bookkeeper. For the avoidance of doubt, no amounts will be due as an Exchange Rate as a result of any Conversion.
7.7.12The Conversion of any Debenture into Preferred Shares will automatically entail the cancellation of the respective Debenture, as well as the loss of the rights relating to the Debenture provided for in this Indenture that would be valid as of the Conversion date, except for (i) the rights that are under judicial discussion filed prior to the Conversion date; and (ii) payments due under Sections 7.7.5 and 7.7.6 above.

7.7.13The Preferred Shares resulting from the Conversion will have the same characteristics and conditions and will enjoy the same rights and advantages as other Preferred Shares, under the terms of the Company’s articles of incorporation, as well as any rights established in the Company’s organizational documents, as of the Conversion Date (including it), including regarding dividends that may be approved as of the Conversion Date (including it).
7.7.14The capital increases resulting from the Conversion, subject to the provisions of Article 166, item III, of the Business Company Act and of the Company’s articles of incorporation, will occur within the limit of the authorized capital provided for in the Company’s articles of incorporation, and will be filed with the JUCESP within thirty (30) days counted from the effective date.
7.7.15Pursuant to Article 170, paragraph 1, item III, of the Business Company Act, the criteria chosen for establishing the issuance price of the Preferred Shares to be issued as a result of the Conversion will be determined as established in Section 7.7.3.
7.7.16The Company shall indemnify and hold the Debenture Holders harmless for any losses or damage resulting from any delay or failure by the Company to deliver the Preferred Shares in the event of Conversion under the terms of this Section 7.7 for a period equal to or greater than five (5) Business Days counted as of the date on which such Preferred Shares should have been delivered under the terms of this Indenture, if such delay was solely caused by an act or omission of Company and/or its shareholders in relation to their direct or indirect obligations set out in this Section 7.7. It is hereby established that the indemnity provided for herein will be, at least, in an amount corresponding to (i) the sum (a) of the positive difference, if any, between the closing price per Preferred Share of the B3 trading session on the date when the Preferred Shares resulting from the Conversion should have been delivered and the closing price per Preferred Share of the B3 trading session of the date when the Preferred Shares resulting from the Conversion are actually delivered (or payment under this Section is actually made); and (b) any taxes directly due by Debenture Holders as a result of such delay or failure; multiplied (ii) by the number of Preferred Shares resulting from the Conversion that should have been delivered under the terms and time set forth in this Section 7.7, without prejudice to any other losses and damage resulting from the failure to deliver the Preferred Shares within the periods established herein, as determined by a competent court. For clarification purposes, any delays caused exclusively by third parties, including, without limitation, the Bookkeeper and B3 will not be considered the Company’s liability.

7.8Type. The Debentures will be secured, under the terms of Article 58 of the Business Company Act, consisting of the Shared Collateral, and the Viracopos Hangar Fiduciary Collateral, under the terms of Section 7.21 below. Additionally, Debentures will be guaranteed by the Sureties, under the terms of Section below and by the Guarantees, under the terms of Section 7.25 below.
7.9Azul Viagens Quotas Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Azul Viagens Quotas Fiduciary Collateral Agreement was executed on this date, and the fiduciary transfer, in favor of the Secured Parties, of shares issued by Azul Viagens corresponding to its entire capital stock (“Azul Viagens Quotas Fiduciary Collateral”) was established.
7.10IP Co. Shares Collateral. To secure the full and timely payment of the Secured Obligations, the IP Co Shares Collateral Agreement was executed on the Closing Date, and the fiduciary transfer, in favor of the Secured Parties, of shares issued by IP Co corresponding to its entire capital stock and owned by IP Holdco (“IP Co Shares Collateral”) was established.
7.11IP Holdco Shares Collateral. To secure the full and timely payment of the Secured Obligations, the IP HoldCo Shares Collateral Agreement was executed on the Closing Date, the fiduciary transfer, in favor of the Secure Parties, of the shares issued by IP HoldCo corresponding to totality of its capital stock held by each of the Company, ALAB, Azul Viagens and IntelAzul (“IP HoldCo Shares Collateral”) was established.
7.12IntelAzul Shares Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the IntelAzul Shares Fiduciary Collateral Agreement was executed and the fiduciary transfer, in favor of the Secured Parties, of the shares issued by IntelAzul corresponding to the totality of its capital stock (“IntelAzul Shares Fiduciary Collateral”) was established.

7.13Azul Fidelidade Credit Rights Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Azul Fidelidade Credit Rights Fiduciary Collateral Agreement was executed, and a fiduciary assignment was granted, in favor of the Secured Parties, of (i) the Assigned Azul Fidelidade Receivables that represent at least 70% of the Azul Fidelidade Gross Billings for the four most recently completed Quarterly Reporting Periods, such percentage to be tested as of the end of each Quarterly Reporting Period (the “Azul Fidelidade Receivables Coverage Covenant”); (ii) the Azul Fidelidade Receivables Deposit Account; and (iii) all of the Designated Azul Fidelidade Credit Card and Debit Card Receivables and the Azul Fidelidade Receivables Deposit Account; provided that the Fiduciary Assignment in respect of the Designated Azul Fidelidade Credit Card and Debit Card Receivables shall provide that upon an Obligor’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any Designated Azul Fidelidade Credit Card and Debit Card Receivables, such Designated Azul Fidelidade Credit Card and Debit Card Receivables shall be automatically released from the Fiduciary Assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from such Anticipation (after the deduction of any fees, charges, discounts or other finance or transaction costs) (“Anticipated Designated Azul Fidelidade Credit Card and Debit Card Receivables”) are paid directly by the payor into the Azul Fidelidade Receivables Deposit Account (jointly, the “Azul Fidelidade Credit Rights Fiduciary Collateral”).

7.14Azul Viagens Credit Rights Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Azul Viagens Credit Rights Fiduciary Collateral Agreement was executed, and the fiduciary assignment was granted, in favor of the Secured Parties, of (i) the Assigned Azul Viagens Receivables that represent at least 80% of the Azul Viagens Gross Billings for the four most recently completed Quarterly Reporting Periods, such percentage to be tested as of the end of each Quarterly Reporting Period (the “Azul Viagens Receivables Coverage Covenant”); (ii) the Azul Viagens Receivables Deposit Account; and (iii) all of the Designated Azul Viagens Credit Card and Debit Card Receivables; provided that the ﬁduciary assignment in respect of the Designated Azul Viagens Credit Card and Debit Card Receivables shall provide that upon the Company or any Guarantor’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any Designated Azul Viagens Credit Card and Debit Card Receivables, such Designated Azul Viagens Credit Card and Debit Card Receivables shall be automatically released from such ﬁduciary assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from such Anticipation (after the deduction of any fees, charges, discounts or other finance or transaction costs) (“Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables”) are paid directly into the Azul Viagens Receivables Deposit Account (jointly, the “Azul Viagens Credit Rights Fiduciary Collateral”).
7.15Azul Cargo Credit Rights Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Azul Cargo Credit Rights Fiduciary Collateral Agreement was executed, and the fiduciary assignment was granted, in favor of the Secured Parties, of (i) the Assigned Azul Cargo Receivables; (ii) the Azul Cargo Receivables Deposit Account; and (iii) the all of the BRL Azul Cargo Credit Card and Debit Card Receivables; provided that the fiduciary assignment in respect of the BRL Azul Cargo Credit Card and Debit Card Receivables shall provide that upon a Guarantor’s or Company’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any BRL Azul Cargo Credit Card and Debit Card Receivables, such BRL Azul Cargo Credit Card and Debit Card Receivables shall be automatically released from the fiduciary assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from such Anticipation (after the deduction of any fees, charges, discounts or other finance or transaction costs) (“Anticipated Designated Azul Cargo Credit Card and Debit Card Receivables”) are paid directly by the payor into the Azul Cargo Receivables Deposit Account (jointly, the “Azul Cargo Credit Rights Fiduciary Collateral”);

7.16Intercompany Loans Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Fiduciary Collateral Agreement of Credit Rights of Intercompany Loans was executed on this date, and the fiduciary assignment, in favor of the Secured Parties, of the Intercompany Loans Receivables owned by Azul Secured Finance (“Intercompany Loans Fiduciary Collateral”) was established.
7.17Azul Cargo Intellectual Property Rights Collateral. To secure the full and timely payment of the Secured Obligations, the Azul Cargo Intellectual Property Fiduciary Transfer Agreement was executed, as well as, the fiduciary transfer in favor of the Secured Parties, of the Contributed Intellectual Property in relation to the Azul Cargo Business that is registered in Brazil (“Azul Cargo Intellectual Property Rights Collateral”) was established
7.18Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Azul Fidelidade and Azul Viagens Intellectual Property Rights Fiduciary Collateral Agreement was executed, as well as, the fiduciary transfer in favor of the Secured Parties, of certain intellectual property described therein in relation to the Azul Fidelidade Program and the Azul Viagens Business that is registered in Brazil (“Azul Fidelidade and Azul Viagens Intellectual Property Rights Collateral”) was established.
7.19Foreign Collateral. To secure the full and timely payment of the Secured Obligations, the Foreign Collateral Agreement was executed, as well as a collateral, pledged in favor of the Secured Parties, referring to (i) the Intellectual Property related to aviation activities, the Azul Fidelidade Program, and Azul Viagens, owned by IP Co and different from those rights covered by the Intellectual Property Rights Fiduciary Collateral – Brazilian Assets; (ii) the rights arising from IP Agreements; (iii) the credit rights owned by Azul Secured Finance deriving from the USD Accounts; (iv) the partnership interests in Azul Secured Finance corresponding to the totality of the partnership interest held by the Company and ALAB; and (v) all rights securities and interests of any Grantor in instruments evidencing any intercompany loan between (a) the Company and any of its subsidiaries that is not a Guarantor, or (b) between subsidiaries of the Company, where any such subsidiary is not a Guarantor, pursuant to which, in respect of such loan (taken individually), of an aggregate principal amount in excess of twenty million (US$ 20,000,000.00) (“Foreign Collateral”).

7.20BRL Accounts Credit Rights Fiduciary Collateral. To secure the full and timely payment of the Secured Obligations, the Fiduciary Collateral Agreement of Credit Rights of the BRL Accounts was executed, a fiduciary assignment was established in favor of the Secured Parties regarding the credit rights owned by the Company and ALAB deriving from the BRL Accounts (“BRL Credit Rights’ Fiduciary Collateral”).
7.21Portuguese Notes Pledge. To guarantee the full and timely payment of the Secured Obligations, the Portuguese-law governed pledge by ALAB of the TAP Bonds in favor of the U.S. Collateral Agent shall be created on the Closing Date, which pledge shall be permitted to be limited to securing the Secured Obligations up to an amount 200,000,000 Euros (“Portuguese Notes Pledge”).
7.21.1 Considering that the Portuguese Notes Pledge is governed by Portuguese law, in the event of early maturity of the obligations arising from the Debentures, in accordance with Clauses 7.41 and following, the Trustee shall notify the U.S. Collateral Agent so that it may initiate the enforcement procedure of the Portuguese Notes Pledge, in whole or in part, in one or more instances, until the full settlement of the obligations arising from the Debentures, through the sale of all or part of the TAP Bonds, in any case, under the guidance of the Trustee.
7.22Viracopos Hangar Fiduciary Collateral. To secure the full and timely payment of the Debentures Secured Obligations, (i) the fiduciary transfer of the movable property owned by ALAB described therein; and (ii) the fiduciary assignment of the right of use granted to ALAB under the terms of the Assignment Agreement of the Right to Use the Viracopos Hangar (as defined therein) (“Viracopos Hangar Fiduciary Collateral”) were established, in favor of the Debenture Holders, represented by the Trustee, as provided for in the Viracopos Hangar Fiduciary Collateral Agreement.

7.23Ranking. The Company and the Guarantors shall ensure that the Debentures rank (i) effectively subordinated to any existing or future Superpriority Secured Debt that is secured by the Shared Collateral on a superpriority basis pursuant to the terms of the Intercreditor Agreement which Superpriority Secured Debt has the right to receive payments, including the proceeds of any enforcement of Shared Collateral, or any guarantees of any Series of Secured Debt (including the New First Out Note Guarantees), on a superpriority basis prior to the payment of amounts due and payable in respect of the First Priority Secured Obligations, including the New First Out Notes, (ii) equally in right of payment with all other First Priority Secured Obligations pursuant to the terms of the Intercreditor Agreement, including the AerCap Secured Obligations and the New First Out Notes (except those obligations preferred by operation of law, including labor and tax claims), (iii) senior in right of payment to existing and future Subordinated Indebtedness of the Company and the Guarantors, (iv) senior in right of payment to the Second Priority Secured Obligations pursuant to the terms of the Intercreditor Agreement and the Company’s and the Guarantors’ existing and future Subordinated Indebtedness, (iv effectively senior to all existing and future indebtedness of the Company and the Guarantors that is not secured by a Lien, to the extent of the value of the Shared Collateral after payment in full of the First Priority Secured Obligations, including the New First Out Notes, and giving effect to the rights of the Superpriority Secured Debt to receive payments prior to the New First Out Notes, and (vi) effectively subordinated to any existing or future indebtedness of the Company and the Guarantors that is secured by Liens on assets that do not constitute a part of the Shared Collateral to the extent of the value of such assets.
7.24Personal Guarantee and Joint and Several Liability. The Guarantors hereby assume the position, jointly and severally with the Company, irrevocably and irreversibly, before the Debenture Holders, of guarantors, joint and several joint debtors, principal payors, and they are jointly and severally (with the Company) liable for all Secured Obligations, expressly waiving the benefit of discussion, rights, and powers of exemption of any kind provided for in Articles 333, sole paragraph, 364, 366, 368, 821, 827, 829, sole paragraph, 830, 834, 835, 837, 838, and 839 of the Civil Code, and of Articles 130 and 794 of the Code of Civil Procedure, for the full payment of the Secured Obligations, on the dates provided for in this Indenture, regardless of notification, either judicial or extrajudicial, or any other measure, subject to the provisions of Section 7.36 below (“Surety”).

7.24.1It is up to the Trustee to request the judicial or extrajudicial enforcement of the Surety, according to the function assigned to the Trustee in this Indenture, once any hypothesis of insufficient payment of any Secured Obligations is verified. The Surety may be foreclosed and enforced by the Guarantors’ Trustee, as many times as necessary until the full and effective discharge of all Secured Obligations, provided that the failure to enforce the Surety by the Trustee will not, under any circumstances, result in the loss of the right to enforce the Surety by the Debenture Holders.
7.24.2The Surety will take effect on the date of execution of this Indenture and will remain valid until the full payment of the Secured Obligations.
7.24.3The Guarantors hereby agree and undertake to, (i) only after the full discharge of the Secured Obligations, require from and/or sue the Company for any amount they have paid under the terms of the Secured Obligations; and (ii) if they receive any amount from the Company as a result of any amount they have paid under the terms of the Secured Obligations before the full discharge of the Secured Obligations, pass on, within one (1) Business Day from the date of its receipt, such amount to the Debenture Holders.
7.24.4The payments that may be made by the Guarantors in relation to the Debentures will be made in such a way that the Debenture Holders receive from the Guarantors the amounts that would be delivered to them if those payments had been made by the Company, and it is not up to the Guarantors to make any deduction that would not be made by the Company if the Company had made the respective payment.
7.25Guarantee. Under the terms of the “Guarantee”, governed by the laws of the State of New York, United States of America, executed on October 26, 2020, and amended from time to time, between the Company, the Guarantors, the Trustee, and, the Brazilian Collateral Agent, the Company and the Guarantors have unconditionally and irrevocably agreed to guarantee the full payment of the Secured Obligations, submitting to the jurisdiction of any state or federal court in Manhattan, New York City, New York, United States of America.
7.25.1The validity and enforceability of the Guarantee, under the laws of the State of New York, United States of America, will be confirmed to the Trustee by a legal opinion issued by legal advisors of such jurisdiction.
7.26Issuance Date and Second Amendment Date. For all legal purposes, the issuance date of the Debentures will be October 26, 2020 (“Issuance Date”). The Second Amendment Date is July 14, 2023.

7.27Term and Maturity Date. Save for the hypothesis of Conversion, early redemption, or option acquisition of the Debentures, or early maturity of the obligations arising from the Debentures, under the terms provided for in this Indenture, the term of the Debentures will be eight (8) years as of the Issuance Date; therefore, their maturity date is October 26, 2028 (“Maturity Date”).
7.28Payment of the Updated Par Value. Without prejudice to payments resulting from the early redemption or optional acquisition of the Debentures or the early maturity of the obligations arising from the Debentures, under the terms set forth in this Indenture, the aggregate Updated Par Value of the Debentures will be repaid in one (1) installment, on the Maturity Date, except in the event of Conversion, under the terms of Section 7.7.
7.29Remuneration. The remuneration of the Debentures will be as follows:
(a)adjustment for foreign exchange rates: the Par Value per Unit of the Debentures will be updated at the Exchange Rate, from the First Payment Date until the date of its actual payment, and the result of the update will be incorporated into the Par Value per Unit of the Debentures automatically. The Par Value per Unit of the Debentures, updated at the Exchange Rate (“Updated Par Value”), will be calculated according to the following formula:
UPV = PV x C
Where:
UPV = Updated Par Value, calculated with eight (8) decimal places, without rounding;
PV = means (i) from the last Remuneration payment date until January 28, 2025 (inclusive): BRL 1,085.54562909; and (ii) from January 29, 2025 (inclusive) onwards: R$1,156.10609498, and
C = factor resulting from the Exchange Rate variation, calculated with eight (8) decimal places, without rounding, calculated as follows:
Where:
USn = Exchange Rate of the Business Day immediately prior to the calculation date, reported with four (4) decimal places; and

US0 = 5.4020 BRL; and
(b)compensatory interest: Interest (the Exchange Rate and the Interest, together, “Remuneration”) will be levied on the Updated Par Value of the Debentures, calculated according to the formula below, from the First Payment Date or the Interest payment date or Interest Incorporation, as the case may be, immediately preceding, as the case may be, until the date of actual payment:
J = UPV x (Interest Factor – 1)
Where:
J = unit value of Interest due, calculated with eight (8) decimal places, without rounding;
UPV = Updated Par Value of the Debentures, calculated with eight (8) decimal places, without rounding;
Interest Factor = fixed interest factor calculated with nine (9) decimal places, with rounding, calculated as follows:
Where:
fee = as set forth in Section 7.29.1 below;
n = number of months between the payment date of the immediately previous Remuneration, including it, and the next Remuneration payment date, excluding it;
DT = number of calendar days between the First Payment Date or the date of the previous event, including it, as the case may be, and the date of the next event, excluding it; and
DP = number of calendar days between the First Payment Date or the date of the previous event, including it, as the case may be, and the calculation date.

7.29.1The compensatory interest, levied on the Updated Par Value of the Debentures, will correspond to (“Interest”):
I.during the entire Capitalization Period that begins on the First Payment Date (including it) and ends on October 26, 2021 (excluding it), 7.50% per year, based on three hundred and sixty (360) days, which will be, at the end of such Capitalization Period, incorporated into the Updated Par Value of the Debentures, automatically and regardless of any additional formality (including regardless of a general meeting of Debenture Holders or of amendment to this Indenture) (“First Incorporation of Interest”);
II.in each of the other Capitalization Periods until the day immediately preceding the Second Amendment Date, 6.00% per year, based on three hundred and sixty (360) days, which will be paid in cash at the end of the respective Capitalization Period;
III.without prejudice to the item II above, following the Second Amendment Date, the interest calculated between the capitalization period from April 27, 2023 (inclusive) to July 14, 2023 (exclusive) was incorporated into the Unit Par Value (“Second Incorporation of Interest” and, together with “First Incorporation of Interest”, the “Interest Incorporation”).
IV.from the Second Amendment Date, until the Closing Date of the 2028 Notes (excluding it), and subject to the provisions of item V and Section 7.30 below in relation to the Adjustment Mechanism, 10.50% per year, based on three hundred and sixty (360) days, which will be paid in cash at the end of such Capitalization Period;
V.for the period after the Closing Date of the 2028 Notes (inclusive of such date), the interest rate will be 12.25% per year based on three hundred and sixty (360) days (“New Financing Adjusted Interest”), which will be paid in cash at the end of each Capitalization Period, pursuant to Section 7.29.2. The Parties of this Indenture are duly authorized to execute an amendment to this Indenture in order to reflect such rate, independently of any new resolution in a general meeting of the Debenture Holders.

7.29.2Without prejudice to payments resulting from the early redemption, of the Debentures or the early maturity of the obligations arising from the Debentures, under the terms set forth in this Indenture, the Interest will be paid or will be subject to Interest Incorporation, as provided for in Section 7.29.1, on October 26, 2021, and on the following dates: (i) April 26, 2022, (ii) October 26, 2022, (iii) April 26, 2023, (iv) October 26, 2023, (v) April 26, 2024, (vi) January 28, 2025, (vii) April 26, 2025, (viii) October 26, 2025, (ix) April 26, 2026, (x) October 26, 2026, (xi) April 26, 2027, (xii) October 26, 2027, (xiii) April 26, 2028, and (xiv) on the Maturity Date, except in the case of Conversion, pursuant to Section 7.7 above, in which case, with respect to Debentures converted into Preferred Shares, without prejudice to the provisions of Section 7.7.11 above, Interest will be due pro rata temporis, from the First Payment Date or the immediately preceding Interest payment or Interest Incorporation date, as the case may be, up to the respective payment date, pursuant to Section 7.7.12 above.
7.30Setoff Mechanism.
7.30.1On the first Debentures Interest payment date after the determination of the New Financing Adjusted Interest pursuant to Section 7.29, the Company or Debenture Holders, as applicable, will adjust the Interest, so that the Interest actually due by the Company after the Second Amendment Date, even if retroactively, is equivalent to the New Financing Adjusted Interest set forth in Section 7.29.1 item V (“Adjustment Mechanism”).
7.30.2The Interest Adjustment Mechanism shall correspond to the amount of the difference between (a) the Interest due by the Company on the Second Amendment Date and ascertained in the form of Section 7.29.1, item III above and (b) the New Financing Adjusted Interest as per Section 7.29.1 item V above (“Interest Balance after Adjustment Mechanism”) (assuming for calculation purposes that the New Financing Adjusted Interest would be applicable as of the Second Amendment Date) and shall be paid as follows:
(a)if the Interest Balance after Adjustment Mechanism is positive, the amount corresponding to the Interest Balance after Adjustment Mechanism shall be discounted from the Interest due by the Company on the immediately subsequent Interest payment date;
(b)if, after the deduction mentioned in item I above, the Adjustment Mechanism Interest Balance is still positive, the remaining amount shall be deducted from the Interest due by the Company on the subsequent Interest payment date(s), until the Interest Balance after the Adjustment Mechanism corresponds to zero;

(c)the amount to be discounted on each Interest payment date, as calculated pursuant to items I and II above, must be updated according to the amount due as Interest and calculated pursuant to items I and II above;
(d)if the Interest Balance after Adjustment Mechanism is negative, the amount corresponding to the Interest Balance after Adjustment Mechanism shall be added to the amount of Interest due by the Company on the immediately subsequent Interest payment date, and no financial compensation, fines or penalties financial compensation, fines or penalties between the Company, the Guarantors and/or the Debenture Holders.
7.31Temporary Unavailability, Extinction, Limitation, and/or Non-Disclosure of the Exchange Rate. The provisions below will apply in the event of temporary unavailability, extinction, limitation, and/or non-disclosure of the Exchange Rate.
7.31.1Subject to the provisions of Sections 7.31.2 and 7.31.3 below, if, when calculating any pecuniary obligations relating to the Debentures provided for in this Indenture, the Exchange Rate is not available, the Exchange Rate will be the one disclosed on the second (2nd) Business Day immediately prior to the respective calculation date, and no financial compensation, fines, or penalties will be due between the Company, the Guarantors, and/or the Debenture Holders upon the subsequent disclosure of the Exchange Rate.
7.31.2If it is not possible to calculate the Exchange Rate, under the terms of Section 7.31.1 above, due to temporary unavailability, lack of calculation or disclosure by the Central Bank, or, in the event of its extinction, the exchange rate disclosed by the Central Bank will be used to replace it, and, in the absence of this one, the Trustee shall obtain the average price of the selling rate of the Dollar calculated on the immediately preceding Business Day, for the settlement of financial transactions in volumes similar to that of the settlement of the pecuniary obligation in question or, failing that, the Trustee shall obtain the average selling rate of the Dollar from three (3) Brazilian banks chosen by the Trustee, including Itaú Unibanco S.A., Banco Bradesco S.A., Banco do Brasil S.A., and Banco Santander (Brasil) S.A., and no financial offsets, fines, or penalties are due between the Company, the Guarantors, and/or the Debenture Holders upon the subsequent disclosure of the Exchange Rate.

7.31.3In the absence of calculation and/or disclosure by the Central Bank of the Exchange Rate for a period exceeding thirty (30) days after the expected date for its disclosure, the Trustee shall, within five (5) days as of the expiry of such period, call a general meeting of Debenture Holders for the Debenture Holders to decide, in agreement with the Company and subject to the applicable regulations, on the new Debenture remuneration parameter to be applied, which must contain characteristics similar to the Exchange Rate. Until this new Debenture remuneration parameter is decided, when calculating any pecuniary obligations related to the Debentures provided for in this Indenture, the percentage corresponding to the last Exchange Rate officially disclosed up to the calculation date will be used for the calculation of the Exchange Rate, and no financial compensation, fines, or penalties will be due between the Company, the Guarantors, and/or the Debenture Holders. If the Exchange Rate is disclosed again before the holding of the general meeting of Debenture Holders provided for above, this general meeting of Debenture Holders will not be held, and the Exchange Rate, as of the date of its disclosure, will be used again to calculate any pecuniary obligations related to the Debentures provided for in this Indenture. If the above-mentioned general meeting of Debenture Holders is not open in the first and second calls or, if open, there is no quorum to pass a resolution on the new remuneration of the Debentures between the Company and Debenture Holders representing, at least, the majority of Outstanding Debentures, the Company hereby undertakes to redeem all the Debentures (without prejudice to the Surety), with their consequent cancellation, within thirty (30) days from the date of the holding of the above-mentioned general meeting of Debenture Holders (or the date when it should have occurred, if it has not been held) or on the Maturity Date, whichever occurs first, for the Updated Par Value of the Debentures, plus Interest, calculated pro rata temporis, from the First Payment Date or the immediately preceding date of Interest payment or Interest Incorporation, as the case may be, until the date of actual payment, without any premium or penalty, in which case, when calculating any pecuniary obligations relating to the Debentures provided for in this Indenture, the percentage corresponding to the last officially released Exchange Rate will be used for the calculation of the Exchange Rate, subject, in any case, to the right to Conversion during the Conversion Period, under the terms of Section 7.7 above.
7.31.4The Guarantors hereby agree with the provisions of this Section 7.31, stating that the provisions herein will not imply a novation, as defined and governed under the terms of Article 360 and the following articles of the Civil Code, and the Surety will remain valid and in full force, even if it entails an obligation for the Company to redeem the Debentures, as provided above, or in the event of default of such obligation. The Guarantors hereby agree and undertake to sign any and all documents necessary to implement the provisions of this Section 7.31.4.

7.32Scheduled Renegotiation. There will be no scheduled renegotiation of the Debentures.
7.33Early Redemption due to Fundamental Change. Within thirty (30) days as of the date of exercise by the Debenture Holder of the Option of Early Redemption due to Fundamental Change, the Company shall redeem the Outstanding Debentures After Fundamental Change in advance, with the subsequent cancellation of such Debentures, in accordance with the terms and conditions set out below (“Early Redemption due to Fundamental Change”):
(a)the total amount to be paid by the Company for redemption purposes must be the amount corresponding to 101% (or 103% in the case of a Permitted Change of Control) of the Updated Par Value of the Debentures, plus any interest and adjustment for inflation accrued and not paid, considering the amounts due from the immediately preceding date of payment of Interest or Interest Incorporation, as the case may be, until the date of the actual payment, without any premium or penalty, except for the premiums described herein;
(b)the early redemption, with respect to Debentures that (a) are electronically held in B3, will be conducted in accordance with B3’s operating procedures; and (b) are not electronically held in B3, will be carried out in accordance with the operating procedures of the Bookkeeper; and
(c)the right provided by this Section 7.33 may be exercised by a holder at any time during the related Exercise Term of the Conversion by Fundamental Change.
7.34Fundamental Change and/or Conversion Continuity Event. No later than the commencement of the Exercise Term for Conversion by Fundamental Change, the Company shall send to the Debenture Holders the Notice of Fundamental Change and/or Conversion Continuity Event. Upon the occurrence of a Fundamental Change, the Debenture Holder shall notify the Company of the exercise of the Conversion by Fundamental Change at any time from the date of notification to the Debenture Holders of the occurrence of a possible Fundamental Change until the expiration of the offer pursuant to Section 7.33 or the Option of Early Redemption due to Fundamental Change at any time from the consummation of the Fundamental Change until the expiration of the offer pursuant to Section 7.33, provided that:
(a)if the Debenture Holder chooses to exercise the Conversion by Fundamental Change, the number of Preferred Shares resulting from the Conversion must be adjusted to consider the Additional Preferred Shares, in accordance with Section 7.7.5 above;

(b)if the Debenture Holder chooses to exercise the Option of Early Redemption due to Fundamental Change, the Company will proceed with the Early Redemption due to Fundamental Change under the terms of Section 7.33 above; and
(c)if the Debenture Holder does not convert or request redemption in respect of the Fundamental Change, the Debenture Holder will remain holder of the Debenture, subject to the provisions in Sections 7.34.5 and 7.34.6 below.
7.34.1In the event of occurrence of a Conversion Continuity Event or a holder does not exercise its conversion or redemption right in respect to a Fundamental Change, the Trustee shall convene, within up to five (5) Business Days as of the date when is notified by the Company about the conclusion of the Conversion Continuity Event, a general meeting of Debenture Holders, to be held within the minimum period provided for by law, to decide on the execution of an amendment to this Indenture to reflect the change of the company issuing the Reference Property into which the Debentures may be converted, provided that the new security must grant to the Debenture Holders the interest right corresponding to the Relevant Portion of Consideration, in any case to the extent permitted by applicable law.
7.34.2If a Relevant Portion of Consideration is exchanged for, converted into or replaced by cash, securities or other property or assets (whether voluntarily or not and whether in connection with a Fundamental Change or not), each Debenture Holder shall have the option (but not the obligation) to elect that such transaction be treated as a replacement of the shares by Reference Property (with the results described in the preceding paragraph) in respect of its Debentures, to the extent permitted by applicable law.
7.34.3In the event that the Preferred Shares underlying the Debentures are replaced by Reference Property (pursuant to Sections 7.34.1 above), the provisions described under Sections 7.7.3.1 (Adjustments to Conversion Price for Diluting Issues), 7.7.4 (Antidilution Protection) and 7.7.5 (Fundamental Change Make-Whole Premium) shall thereafter be applied with reference to the Reference Property rather than the shares (and any Fundamental Change Make-Whole Premium shall be paid in the form of Reference Property).
7.34.4The execution of the amendment referred to in Section 7.34.1 above must be approved by Debenture Holders representing, at least, representing the simple majority of the Outstanding Debentures.

7.34.5If the Debenture Holder does not manifest itself within the Manifestation Term on Fundamental Change, the Trustee shall call, within up to five (5) Business Days counted from the Completion of the Fundamental Change, as informed by the Company, a general meeting of Debenture Holders, to be held within the minimum term provided by law, to resolve on the execution of an amendment to this Indenture in order to modify the terms and conditions of the Debentures to reflect the occurrence of the Fundamental Change, to the extent permitted by applicable law.
7.34.6The execution of the amendment referred to in Section 7.34.5 above shall be approved by Debenture Holders representing, at a minimum, a simple majority of the Outstanding Debentures.
7.35Optional Acquisition. The Company may, at any time, acquire Debentures, provided that it complies with the provisions of Article 55, paragraph 3, of the Business Company Act and the applicable regulations of the CVM. Debentures acquired by the Company may, at the Company's discretion, be canceled, be held in treasury, or be placed back on the market. Debentures acquired by the Company to be held in treasury under the terms of this Section, if and when placed back on the market, will be entitled to the same Remuneration applicable to other Debentures.
7.36Right to Receive Payments. Those who are Debenture Holders at the closing of the Business Day immediately prior to the respective payment date will be entitled to receive any amount due to the Debenture Holders under the terms of this Indenture.
7.37Payment Place. Payments related to Debentures and to any other amounts that may be due by the Company and/or the Guarantors, under the terms of this Indenture and/or any of the other Issuance Documents, will be made (i) by the Company, regarding payments of the Par Value per Unit, Remuneration, the prepayment premium (if any), and the Late Payment Charges, and in relation to Debentures that are held electronically in B3, by means of B3; (ii) by the Company, in other cases, by means of the Bookkeeper, as the case may be; or (iii) by the Guarantors, in any case, by means of the Bookkeeper.
7.38Extension of Terms. The terms for the payment of any obligation provided for in this Indenture will be considered extended until the first (1st) subsequent Business Day if its due date coincides with a day that is not a Business Day, and no increase to the amounts to be paid will be due.

7.39Late Payment Charges. If the payment of any amount due by the Company and the Guarantors to the Debenture Holders under the terms of this Indenture is not made on time, in addition to the payment of the Remuneration, calculated pro rata temporis, from the date of the default to the date of actual payment, any and all amounts in default will be increased by, regardless of notice, notification, or judicial or extrajudicial notification, (i) late payment interest of one percent (1%) per month or fraction of a month, calculated pro rata temporis, from the date of the default until the date of actual payment; and (ii) a late payment fine of two percent (2%) (“Late Payment Charges”).
7.40Tax Immunity. If any Debenture Holder has tax immunity or exemption, the Debenture Holder shall submit to the Settlement Bank or the Bookkeeper, as the case may be, within a minimum period of ten (10) Business Days prior to the expected date for receiving amounts related to the Debentures, the documentation supporting the said tax immunity or exemption, under the penalty of deduction of the amounts due from their payments under the terms of the tax legislation in force. In the event of change in the immunity or exemption of the Debenture Holder, the later must inform the Settlement Bank or the Bookkeeper, as the case may be, of such change within two (2) Business Days from the date of formalization of the said change.
7.41Early Maturity. Subject to the provisions of Sections 7.41.1 and 7.41.8 below, the Trustee shall consider the obligations arising from the Debentures matured in advance, and demand immediate payment, from the Company and the Guarantors, of the amounts due under the terms of Section 7.41.5 below, upon the occurrence of any of the events provided for in Sections 7.41.1 and 7.41.2 below (each event, an “Event of Default”).
7.41.1The events below are characterized as Events of Default that cause the automatic early maturity of the obligations arising from the Debentures, regardless of judicial or extrajudicial notice or notification, applying the provisions of Section 7.41.2IX below:
I.a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against any Obligor or Subsidiary; (B) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator, restructuring officer or other similar official of any Obligor or any Significant Subsidiary or for all or substantially all of the property of any Obligor or any Significant Subsidiary; or (C) orders the liquidation or provisional liquidation of any Obligor or Significant Subsidiary, and in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or

II.any Obligor or Subsidiary (A) commences a voluntary case or procedure under a Bankruptcy Law, (B) consents to the entry of an order for relief against it in an involuntary case under a Bankruptcy Law, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) admits in writing its inability generally to pay its debts as they become due, (F) proposes or passes a resolution for its voluntary winding up or liquidation under a Bankruptcy Law, or (G) is subject to an involuntary case under a Bankruptcy Law and the case is not dismissed within 60 days after commencement.
7.41.2Any of the events provided for by law and/or any of the events below constitute Events of Default that may result in the early maturity of the obligations arising from the Debentures, applying the provisions of Section 7.41.4 below:
I.default in any payment of: (A) any principal amount or premium, if any, on any of the Debentures when such amount becomes due and payable; or (B) any Interest (including any additional amounts) on the Debentures and such default shall have continued for a period of more than 5 Business Days; or (C) any other amount payable under this Indenture when due and such default shall have continued unremedied for more than 5 Business Days after the earlier of (x) a Responsible Officer of an Obligor obtaining knowledge of such default or (y) receipt by an Obligor of notice from the Trustee of such default;
II.default by any Obligor in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Indenture and such default continues unremedied or uncured for more than thirty (30) days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default;

III.(A) any material provision of this Indenture or of any Debenture to which any Obligor is a party ceases to be a valid and binding obligation of such party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Issuance Document, (B) the Lien on any material portion of the Shared Collateral intended to be created by the Shared Collateral Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated in this Indenture (subject to Permitted Collateral Liens, and except as permitted by the terms of this Indenture and the Shared Collateral Documents or other than as a result of the action, delay or inaction of the Trustee and subject to any permitted post-closing perfection periods, including as set forth in the Shared Collateral Documents) or (C) the Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of such Guarantee, or any Guarantor shall deny that it has any further liability under such Guarantee;
IV.any Obligor or any Subsidiary shall:
(A)default in the performance of any payment of principal, interest or premium on, or any obligation to repurchase, redeem, or otherwise retire, any Material Indebtedness and any applicable grace periods shall have expired and any applicable requirements of notice to such Obligor or Subsidiary shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date; or
(B)default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Material Indebtedness, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding US$75.0 million (or US$250,000 in the case of any IP Party) (or the equivalent thereof in other currencies at the time of determination) (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof); or

(C)(I) default in the performance of any obligation (other than those referred to in (A) and (B) above) relating to Material Indebtedness (other than Specified Debt) and any applicable grace periods shall have expired and any applicable requirements of notice to such Obligor or Subsidiary shall have been complied with or (II) default in the performance of any obligation (other than those referred to in (A) and (B) above) relating to Specified Debt and any applicable grace periods shall have expired and any applicable requirements of notice to such Obligor or Subsidiary shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date;
V.failure by the Company or any of the Company’s Subsidiaries to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of US$25.0 million or, upon and after the occurrence of the Permitted Change of Control Effective Date, US$50.0 million (or US$250,000 in the case of any IP Party) (or the equivalent thereof in other currencies at the time of determination) (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of 60 days, which judgment is not paid, discharged, bonded, satisfied or stayed for a period of 60 days;
VI.(A) an exit from, or a termination or cancellation of, the Azul Fidelidade Program, the Azul Viagens Business, or the Azul Cargo Business, or (B) a termination, expiration or cancellation of any IP Agreement;
VII.(A) failure of any IP Party to maintain at least one Independent Director (as defined under the New First Out Notes Indenture) for more than seven (7) consecutive Business Days or (B) the removal of any Independent Director of any IP Party without “cause” (as such term is defined in the Specified Organizational Documents of such IP Party) or without giving prior written notice to the Trustee, each as required in the Specified Organizational Documents of such IP Party;

VIII.default by any Obligor in the due observance or performance of any covenant, condition or agreement to be observed or performed by it relating to any post-closing perfection periods provided in the relevant Shared Collateral Document or this Indenture; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure, such twenty (20) Business Days shall be extended as may be necessary to cure such failure, such extended period not to exceed thirty (30) Business Days in the aggregate (inclusive of the original twenty (20) Business Day period);
IX.(A) a termination or cancellation of the Lessor Global Framework Agreement or Other Lessor/OEM Global Framework Agreements, or (B) a termination of any forbearance period with respect to any default or event of default existing as of the date of the Lessor Global Framework Agreement and/or the Other Lessor/OEM Global Framework Agreements; in each case, to the extent that (x) such events occur with respect to lessors or OEMs or their respective affiliates constituting 15% or more of the aggregate obligations owed to lessors and OEMs by ALAB and its affiliates and (y) such event is not cured within forty-five (45) days following such occurrence.
X.non-maintenance of the authorized capital necessary for the Conversion, under the terms of Section 7.7 above;
XI.change in the Company's corporate type, from a corporation to any other corporate type, under the terms of Articles 220 to 222 of the Business Corporation Act, except in the event of a Fundamental Change;
7.41.3In the occurrence of any of the Events of Default provided for in Section 7.41.1 above, the obligations arising from the Debentures will become automatically due, regardless of court or out-of-court notice.
7.41.4In the occurrence of any of the Events of Default provided for in Section 7.41.2 above, Trustee shall, including for the purposes of the provisions of Section 10.1.5 below, call, within a period of up to five (5) Business Days counted from the date on which it becomes aware of its occurrence, a general meeting of Debenture Holders, to be carried out within the minimum period provided for by law. If said general meeting of Debenture Holders:
I.has been installed, on the first call or on the second call, and Debenture Holders representing, at least, the majority of Outstanding Debentures, decide to declare the early maturity of the obligations arising from the Debentures, Trustee shall declare the early maturity of the obligations arising from the Debentures; or

II.it has been installed, on the first call or on the second call, and Debenture Holders representing, at least, the majority of the Outstanding Debentures, decide not to declare the early maturity of the obligations arising from the Debentures, Trustee shall not declare the early maturity of obligations arising from the Debentures; or
III.it has been installed, on the first call or on the second call, but the quorum for resolution provided for in item I has not been reached, Trustee shall not declare the early maturity of the obligations arising from the Debentures; or
IV.it has not been installed on the first and the second calls, Trustee shall not declare the early maturity of the obligations arising from the Debentures.
7.41.5In the event of early maturity of the obligations arising from the Debentures, the Company undertakes to redeem all of the Debentures (without prejudice to the Surety), with their consequent cancellation, upon payment of the Updated Par Value of the Debentures, plus Interest, calculated pro rata temporis, from the First Payment Date or the date of payment of Interest or Interest Incorporation immediately before, as the case may be, until the date of the effective payment, without prejudice to the payment of Late Charges, when applicable, and any other amounts owed by the Company and Guarantors pursuant to this Indenture and/or any of the other Issuance Documents, by notifying the Bookkeeper, the Settlement Bank and B3 with three (3) Business Days in advance, within a period of up to three (3) Business Days counted from the date of early maturity, under penalty of, in not doing so, being obliged, still, to pay the Late Charges, subject to, in any case, the right to Conversion during the Period of Conversion, pursuant to Section 7.7 above.
7.41.6In the event of early maturity of the obligations arising from the Debentures, in addition to the amounts required pursuant to Section 7.41.5 above, Company and Guarantors shall pay an appropriate premium, to be determined by an independent investment bank or financial advisor contracted by the Company and previously approved by the Debenture Holders (observing that such approval cannot be unjustifiably denied), in addition to the Updated Par Value and accrued interest.
7.41.7In the event of early maturity of the obligations arising from the Debentures, Trustee shall notify the Bookkeeper, the Settlement Bank and B3 about such event on the same date of the event.

7.41.8In the event of early maturity of the obligations arising from the Debentures, the funds received in payment of the obligations arising from the Debentures, including as a result of the foreclosure or execution of the Debenture Collateral, as they are being received, must be immediately applied in the repayment or, if possible, settlement of the balance of obligations arising from the Debentures. If the funds received in payment of the obligations arising from the Debentures, including as a result of the foreclosure or execution of the Debenture Collateral, are not sufficient to settle simultaneously all the obligations arising from the Debentures, such funds shall be allocated in the following order, in such a way that, once the amounts referring to the first item have been settled, the funds are allocated to the immediately following item, and so on: (i) any amounts owed by the Company and Guarantors under the terms of this Indenture and/or any of the other Issuance Documents (including remuneration and expenses incurred by the Trustee), other than the amounts referred to in items (ii) and (iii) below; (ii) Remuneration, Late Charges, and other charges due under the obligations arising from the Debentures; and (iii) Updated Par Value of the Debentures. The Company and Guarantors will remain responsible for the balance of obligations arising from the Debentures that have not been paid, without prejudice to increases in Remuneration, Late Charges, and other charges levied on the balance of obligations arising from the Debentures while they are not paid, being considered a net and liquidated debt, subject to out-of-court collection or by means of judicial enforcement proceedings.
7.42Disclosure. All acts and decisions relating to the Debentures must be communicated, in the form of a notice, in the “Folha de São Paulo” newspaper, always immediately after the performance or occurrence of the act to be disclosed. Company may change the newspaper above for another newspaper of wide circulation and national edition that is adopted for its corporate publications, upon written communication to the Trustee and publication, in the form of a notice, in the newspaper to be replaced. In case of amendments in the current legislation that may allow another form of publication of the corporate acts, the acts and decisions related to the Debentures will be published in the same way as the corporate acts of the Company.

8.ADDITIONAL OBLIGATIONS OF THE COMPANY AND GUARANTORS
8.1Company and Guarantors, jointly and severally, are additionally obliged to:
(a)exclusively in relation to the Company, make available on its page on the World Wide Web and on the CVM page on the World Wide Web and provide the Trustee with:
(1)on the date that occurs first between the last day of the term established by the applicable legal and regulatory provisions and the date of effective disclosure, a copy of the consolidated financial statements of the Company audited by the Independent Auditor, relating to each fiscal year, prepared in accordance with the Business Company Act and with the rules issued by the CVM (“Audited Consolidated Financial Statements of the Company”);
(2)on the date that occurs first between the last day of the term established by the applicable legal and regulatory provisions and the date of effective disclosure, a copy of the consolidated financial statements of the Company with limited review by the Independent Auditor, relating to each quarter of each fiscal year (except for the last quarter of its fiscal year), prepared in accordance with the Business Company Act and with the rules issued by the CVM (“Reviewed Consolidated Financial Statements of the Company”, being the Audited Consolidated Financial Statements of the Company and the Reviewed Consolidated Financial Statements of the Company, when referred to indistinctly, “Consolidated Financial Statements of the Company”); and
(3)within the same terms provided for sending this information to the CVM, a copy of the periodic and occasional information provided for in CVM Resolution 80;
(b)provide to the Trustee:
(1)exclusively in relation to the Company, within a period of up to five (5) Business Days counted from the dates referred to in item (a), subitems (1) and (2) of Section 8.1 above, a statement signed by the Company's legal representatives, in the form of its articles of incorporation, attesting (i) that the provisions contained in this Indenture and in the other Issuance Documents remain valid; and (iii) the non-occurrence of any Event of Default and the non-existence of non-compliance with any obligation set forth in this Indenture and/or in any of the other Issuance Documents;

(2)exclusively in relation to ALAB and IntelAzul, within a period of up to five (5) Business Days counted from the dates referred to in item (a), subitems (1) and (2) statement signed by legal representatives of ALAB and IntelAzul, in the form of their articles of incorporation, attesting (i) that the provisions contained in this Indenture and in the other Issuance Documents remain valid; and (ii) the non-occurrence of any Event of Default and the non-existence of non-compliance with any obligation set forth in this Indenture and/or in any of the other Issuance Documents;
(3)exclusively in relation to the Company, within a period of up to thirty (30) days before the end of the period to disclose on the Trustee's page on the World Wide Web, the Trustee's annual report, pursuant to CVM Resolution 17, financial information, corporate acts and organizational chart of the Corporate group (which must contain the Guarantor and all its Affiliates and members of the Control group at the end of each fiscal year) and other information necessary to carry out the report that may be requested, in writing, by the Trustee;
(4)within a period of up to five (5) Business Days counted from the date on which they are made, notices to the Debenture Holders;
(5)within a period of up to five (5) Business Days counted from the date of occurrence, information regarding the occurrence of (i) any default, by the Company, by the Guarantors, of any obligation provided for in this Indenture and/or in any of the other Issuance Documents; and/or (ii) any Event of Default, noting that any failure to comply with this duty will not affect the exercise, by the Trustee, of its rights, powers, and faculties set forth in this Indenture and in the other Issuance Documents;
(6)within a period of up to five (5) Business Days counted from the date of acknowledgment, information regarding the occurrence of any event or situation that may cause a Material Adverse Effect;
(7)within a period of up to five (5) Business Days counted from the date of receipt of the respective request, information, and/or documents that may be requested by the Trustee;
(8)within a period of up to five (5) Business Days counted from the date of the respective filing at JUCESP, electronic copy (PDF format) of the minutes of the corporate acts indicated in Section 2.1 above at JUCESP and their respective publications;

(9)within a period of up to five (5) Business Days counted from the date of the respective execution of this Indenture and its amendments, electronic copy (PDF format) of the filing (i) for registration of this Indenture or the respective amendment to this Indenture before JUCESP; and (ii) for registration of this Indenture or entry of the respective amendment to this Indenture with the registry of deeds and documents referred to in Section 3.1 above;
(10)within a period of up to five (5) Business Days counted from the date:
(i)of the respective registration with JUCESP, (1) an original copy of this Indenture or the respective amendment to this Indenture registered with JUCESP; or (2) if applicable, an original copy of this Indenture or the respective amendment to this Indenture, accompanied by an electronic copy (PDF format) of such Indenture or the respective amendment to this Indenture containing the digital stamp of registration at JUCESP; and
(ii)of the respective registration or entry before the registry of deeds and documents referred to in Section 3.1 above, an original copy of this Indenture registered, or the respective amendment to this Indenture annotated, as the case may be, before such registry of deeds and documents;
(11)within a period of up to five (5) Business Days counted from the date of the respective filing at JUCESP, (i) an original copy of the respective minutes of the general meeting of Debenture Holders filed at JUCESP; or (ii) if applicable, electronic copy (PDF format) of the respective minutes of the general meeting of Debenture Holders containing the digital stamp of filing at JUCESP; and
(12)annually, until March 31, and until full proof of the allocation of net funds obtained with the Issuance, a statement signed by the Company's legal representatives regarding the allocation of net funds obtained with the Issuance pursuant to Section 5 above;
(c)keep a department to assist Debenture Holders;
(d)contract and maintain contracted, at its expense, the service providers inherent to the obligations set forth in this Indenture and in other Issuance Documents, including the Trustee, Bookkeeper, Settlement Bank, Depositary Banks, Independent Auditor, the environment distribution in the primary market (MDA) and the trading environment in the secondary market (CETIP21);

(e)perform (a) payment of the Trustee's remuneration, pursuant to Section10.1.3(a); and (b) provided that so requested by the Trustee, the payment of duly proven expenses incurred by the Trustee, pursuant to Section 10.1.3(h);
(f)notify, on the same date, the Trustee of the call, by the Company, of any general meeting of Debenture Holders;
(g)call, within a period of up to two (2) Business Days, a general meeting of Debenture Holders to resolve on any of the matters that are of interest to the Debenture Holders, if the Trustee must do so, under the terms of the law and/or of this Indenture, but fails to do so within the applicable term;
(h)attend, by means of their representatives, the general meetings of Debenture holders, whenever requested;
(i)perform all relevant legal and regulatory actions to ensure the full efficacy and effectiveness of the exercise of the Conversion right by the Debenture Holders, under the terms of Section 7.7 above, including (a) the measures under their responsibility for maintaining the authorized capital necessary for the Conversion, including, if necessary, the immediate calling of general shareholders meetings for the purpose of approving authorized capital increases so that it includes, at any time, the Conversion of all Outstanding Debentures; (b) taking all necessary action to obtain all approvals and make all filings within the time periods specified pursuant to this Indenture (including for the avoidance in doubt, in connection with the filings specified in Section 7.7.14), and in accordance with applicable law, to effect the capital increases resulting from the Conversion; and (c) the admission of the Preferred Shares subject matter of the Conversion for the marketing on B3's trading sessions;
(j)Shared Collateral over Certain Receivables.
(1)The Company shall procure that, at all times, the Shared Collateral includes in part (in each case subject to the permitted post-closing perfection periods provided in the relevant Shared Collateral Document):
(a)a Fiduciary Assignment (which is the Azul Fidelidade Credit Rights Fiduciary Collateral) in respect of:
(i)Assigned Azul Fidelidade Receivables that represent at least the Azul Fidelidade Receivables Coverage Covenant;
(ii)the Azul Fidelidade Receivables Deposit Account; and

(iii)all of the Designated Azul Fidelidade Credit Card and Debit Card Receivables and the Azul Fidelidade Receivables Deposit Account; provided that the Fiduciary Assignment in respect of the Designated Azul Fidelidade Credit Card and Debit Card Receivables shall provide that upon Obligor’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any Designated Azul Fidelidade Credit Card and Debit Card Receivables, such Designated Azul Fidelidade Credit Card and Debit Card Receivables shall be automatically released from the Fiduciary Assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds from the Anticipated Designated Azul Fidelidade Credit Card and Debit Card Receivables are paid directly by the payor into the Azul Fidelidade Receivables Deposit Account;
(b)a Fiduciary Assignment (which is the Azul Viagens Credit Rights Fiduciary Collateral) in respect of:
(i)Assigned Azul Viagens Receivables that represent at least the Azul Viagens Receivables Coverage Covenant;
(ii)the Azul Viagens Receivables Deposit Account; and
(iii)all of the Designated Azul Viagens Credit Card and Debit Card Receivables; provided that the ﬁduciary assignment in respect of the Designated Azul Viagens Credit Card and Debit Card Receivables shall provide that upon an Obligor’s entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any Designated Azul Viagens Credit Card and Debit Card Receivables, such Designated Azul Viagens Credit Card and Debit Card Receivables shall be automatically released from such ﬁduciary assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from the Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables are paid directly into the Azul Viagens Receivables Deposit Account; and
(c)a Fiduciary Assignment (cessão fiduciária) (which is the Azul Cargo Credit Rights Fiduciary Collateral) in respect of:
(i)the Assigned Azul Cargo Receivables;
(ii)the Azul Cargo Receivables Deposit Account

(iii)all of the BRL Azul Cargo Credit Card and Debit Card Receivables; provided that the fiduciary assignment in respect of the BRL Azul Cargo Credit Card and Debit Card Receivables shall provide that upon an Obligors’ entry into any Anticipation transaction (which shall be permitted to be entered into with any counterparty) with respect to any BRL Azul Cargo Credit Card and Debit Card Receivables, such BRL Azul Cargo Credit Card and Debit Card Receivables shall be automatically released from the fiduciary assignment so long as (x) no Event of Default (or equivalent event) has occurred and is continuing, and (y) the net proceeds received from the Anticipated Designated Azul Cargo Credit Card and Debit Card Receivables are paid directly by the payor into the Azul Cargo Receivables Deposit Account;
(2)The Company shall procure that all:
(a)cash payments paid pursuant to each Azul Fidelidade Agreement (whether or not an Assigned Azul Fidelidade Agreement) shall be paid directly by the payor into the Azul Fidelidade Receivables Deposit Account;
(b)the proceeds of all Brazilian real-denominated credit card and debit card receivables (which, for the avoidance of doubt, excludes Foreign Azul Fidelidade Card Receivables) (“BRL Azul Fidelidade Credit Card and Debit Card Receivables”) generated by the Azul Fidelidade Program which relate to (A) purchases of Points by customers, and (B) membership fees from members of Clube Azul (the “Designated Azul Fidelidade Credit Card and Debit Card Receivables”) shall be paid directly by the payor into the Azul Fidelidade Receivables Deposit Account;
(c)the net proceeds of any credit card and debit card receivables other than BRL Azul Fidelidade Credit Card and Debit Card Receivables (“Foreign Azul Fidelidade Card Receivables”) generated by Designated Azul Fidelidade Credit Card and Debit Card Receivables are transferred into the Azul Fidelidade Receivables Deposit Account within two Business Days after receipt and identification thereof by the Company or any of its Subsidiaries;
(d)the net proceeds of any Anticipated Designated Azul Fidelidade Credit Card and Debit Card Receivables are paid directly by the payor into the Azul Fidelidade Receivables Deposit Account;
(e)all receivables under each Azul Viagens Agreement (whether or not an Assigned Azul Viagens Agreement) shall be paid directly by the payor into the Azul Viagens Receivables Deposit Account;

(f)the proceeds of all the Brazilian real-denominated credit card and debit card receivables (which, for the avoidance of doubt, excludes Foreign Azul Viagens Card Receivables (as defined below)) (“BRL Azul Viagens Credit Card and Debit Card Receivables”) generated by the Azul Viagens Business (the “Designated Azul Viagens Credit Card and Debit Card Receivables”) shall be paid directly by the payor into the Azul Viagens Receivables Deposit Account;
(g)the net proceeds of any credit card and debit card receivables other than BRL Azul Fidelidade Credit Card and Debit Card Receivables (“Foreign Azul Viagens Card Receivables”) generated by Designated Azul Viagens Credit Card and Debit Card Receivables are transferred into the Azul Viagens Receivables Deposit Account within two Business Days after receipt and identification thereof by the Company or any of its Subsidiaries;
(h)the net proceeds of any Anticipated Designated Azul Viagens Credit Card and Debit Card Receivables are paid directly by the payor into the Azul Viagens Receivables Deposit Account;
(i)the proceeds of any receivables pursuant to items (b) to (d) above are allocated to designated “branches,” which shall contain separate tax identification numbers to enable the separate identification of payments in respect of the Azul Fidelidade Program;
(j)receivables generated by the Azul Cargo Business in transactions entered into with customers in the ordinary course of business (other than (a) receivables that are payable by the Company of its subsidiaries, and (b) Foreign Azul Cargo Card Receivables) shall be paid directly by the payor into the Azul Cargo Receivables Deposit Account;
(k)the proceeds of all Brazilian real-denominated credit card and debit card receivables (which, for the avoidance of doubt, excludes Foreign Azul Cargo Card Receivables (as defined below)) (“BRL Azul Cargo Credit Card and Debit Card Receivables”) generated by the Azul Cargo Business shall be paid directly by the payor into the Azul Cargo Receivables Deposit Account;
(l)the net proceeds of any credit card and debit card receivables other than BRL Azul Cargo Credit Card and Debit Card Receivables (“Foreign Azul Cargo Card Receivables”) generated by the Azul Cargo Business are transferred into the Azul Cargo Receivables Deposit Account within two Business Days after receipt and identification thereof by the Company or any of its Subsidiaries;

(m)the net proceeds of any Anticipated Designated Azul Cargo Credit Card and Debit Card Receivables are paid directly by the payor into the Azul Cargo Receivables Deposit Account; and
(n)the proceeds of any receivables pursuant to items (k) to (m) above are allocated to designated “branches,” which shall contain separate tax identification numbers to enable the separate identification of payments in respect of the Azul Cargo Business.
(3)Notwithstanding the foregoing, the obligation of the Company to procure that certain amounts are paid directly into the relevant Collection Accounts referred to above shall be subject to a transition period of up to 60 days commencing on the Closing Date (except if otherwise provided for in each specific Shared Collateral Document, which case such period shall apply), during which period the Company shall procure the relevant payors and payment processors are notified of the requirement to pay amounts into the relevant Collection Account. During such 60-day transition period, the Obligors shall be entitled to permit the relevant payors and payment processors to pay the relevant amounts either into any existing bank account previously notified to such payor or into the relevant Collection Account; provided that the Company or any of its Subsidiaries shall transfer any such amounts that are paid into bank accounts other than the relevant Collection Account into the relevant Collection Account within two Business Days after receipt and identification thereof by the Company or any its Subsidiaries.
(4)On the Closing Date, the Assigned Azul Fidelidade Agreements shall comprise the Closing Date Assigned Azul Fidelidade Agreements. On the Closing Date, the Assigned Azul Viagens Agreements shall comprise the Closing Date Assigned Azul Viagens Agreement. On the Closing Date, the Assigned Azul Cargo Agreements shall comprise the Closing Date Assigned Azul Cargo Agreements.
(5)Any Obligor may, at the direction of the Company and without the consent of the Debenture Holders or any other party, at any time, (i) amend the Azul Fidelidade Credit Rights Fiduciary Collateral in order to add additional Shared Collateral to secure the Debentures, including in order to comply with the Azul Fidelidade Receivables Coverage Covenant and (ii) amend the Azul Viagens Credit Rights Fiduciary Collateral in order to add additional Shared Collateral to secure the Debentures, including in order to comply with the Azul Viagens Receivables Coverage Covenant. Notwithstanding any other provision of the Issuance Documents (except as constituting an Event of Default), the termination, expiration or cancellation of any Assigned Azul Fidelidade Agreement, Assigned Azul Viagens Agreement or Assigned Azul Cargo Agreement shall not constitute, an Event of Default or a breach or default (however phrased) under the relevant Shared Collateral Document.

(6)The Company shall or shall procure that its Subsidiaries shall ensure that the terms of business for the Azul Viagens Business that apply to existing and new customers and other counterparties (including the terms of any Azul Viagens Agreements) provide that that any receivables payable to the Azul Viagens Business shall be paid directly into the Azul Viagens Receivables Deposit Account.
(7)The Company shall or shall procure that its Subsidiaries shall ensure that the terms of business for the Azul Cargo Business that apply to existing and new customers and other counterparties (including the terms of any Azul Cargo Agreements) provide that that any receivables payable to the Azul Cargo Business shall be paid directly into the Azul Cargo Receivables Deposit Account or, at the option of the Company in relation to payments otherwise than in Brazilian reais, into the USD Azul Cargo Receivables Deposit Account.
(8)Except for information that is otherwise publicly available, the Debenture Holders shall not be entitled to details of the Assigned Azul Fidelidade Agreements, Assigned Azul Cargo Agreements or the Assigned Azul Viagens Agreements, and Azul shall not publish or otherwise make available to the Debenture Holders any such details, except to the Trustee such information (with names of counterparties to the Assigned Azul Fidelidade Agreements, Assigned Azul Cargo Agreements or the Assigned Azul Viagens Agreements redacted but shall be included in the Shared Collateral Documents to the extent necessary for perfection purposes) as shall be necessary to verify calculations of Azul Fidelidade Receivables Coverage Covenant and the Azul Viagens Receivables Coverage Covenant.
(9)Neither the Company nor any of its Subsidiaries shall be required to make publicly available any financial information in respect of the Azul Fidelidade Program (including Clube Azul), the Azul Viagens Business or the Azul Cargo Business. Any financial information required to be calculated in respect of the Azul Fidelidade Program, the Azul Viagens Business or the Azul Cargo Business pursuant to the terms of this Indenture or the Shared Collateral Documents shall be permitted to be calculated by or on behalf of the Obligors using management financial information and such information shall not be required to be subject to any audit or review procedures by an independent auditor.

(k)Counterparty Notification Requirements. The Company and ALAB shall procure that the payor in respect of any Assigned Azul Fidelidade Receivables (other than any Foreign Azul Fidelidade Card Receivables), Assigned Azul Viagens Receivables (other than any Foreign Azul Viagens Card Receivables), Assigned Azul Cargo Receivables and Designated Azul Cargo Credit Card and Debit Card Receivables (other than any Foreign Azul Cargo Card Receivables) is notified that the relevant receivables are subject to the relevant Fiduciary Assignment and shall be paid exclusively and directly into the relevant Collection Account, pursuant to the terms of the relevant Shared Collateral Document. For the avoidance of doubt, (i) the aforementioned notifications shall not be required to be countersigned or otherwise acknowledged by the relevant payor, except where required by such contract to permit the Fiduciary Assignment, and (ii) the aforementioned notification requirement shall also apply with respect to any Assigned Azul Fidelidade Receivables, Assigned Azul Cargo Receivables, Assigned Azul Viagens Receivables and Designated Azul Cargo Credit Card and Debit Card Receivables (and the applicable payors thereof) arising after the Closing Date.
(l)Counterparty Consent Requirements. Notwithstanding any provisions in the Issuance Documents, if any receivables that are to be subject to a Fiduciary Assignment from time to time (including any receivables acquired or arising after the Closing Date and in respect of any Additional Collateral) requires the consent of the relevant payor or counterparty in order for such receivables to be subject to the Fiduciary Assignment, then the Shared Collateral interest in respect of such terms of such receivables shall take effect only upon the receipt by the Company or any of its Subsidiaries (as applicable) of such consent.
(m)Financial Covenant. The Company shall maintain minimum Liquidity of (i) R$350,000,000 as of March 31, 2025, and (ii) R$500,000,000 as of June 30, 2025, and at the end of each fiscal quarter thereafter.
(n)Collection Accounts
(1)The Collection Accounts shall be in the name of the Company or a Guarantor and subject to the Lien of the Applicable Collateral Representatives for the benefit of the Secured Parties and under the exclusive control of the Account Bank acting under the instructions of the Applicable Collateral Representatives, subject to the Intercreditor Agreement. The Account Bank shall have no right to set off or counterclaim on account of claims against any Obligor or any other person against the Collection Accounts or any other account established in connection with the Debentures, except for customary administrative items.

(2)To the extent the Obligors or any of their Subsidiaries receives any payments that are required, pursuant to the terms of the relevant Shared Collateral Document, to be paid directly into a Collection Account, into an account other than the applicable Collection Account, such Obligor shall deposit or cause such amounts to be deposited, as the case may be, directly into the applicable Collection Account within two Business Days after receipt and identification thereof.
(3)Whether or not an Event of Default has occurred and is continuing, any amounts not required to be paid directly into a Collection Account pursuant to the terms of the relevant Shared Collateral Document that are paid directly into a Collection Account in error will, following certification to the Account Bank and the Applicable Collateral Representatives to such effect, transferred by the Account Bank from the relevant Collection Account to the relevant Freeflow Account on the Business Day following receipt of such certification.
(4)The Obligors may or may cause any of their Subsidiaries (with written notice to the Account Bank and the Applicable Collateral Representatives) to deposit amounts into any Collection Account from time to time.
(5)Notwithstanding anything herein to the contrary, at all times prior to a Remedies Direction, funds on deposit in a Collection Account will be transferred by the Account Bank from such Collection Account to the relevant Freeflow Account on the Business Day following deposit thereof.
(6)The Collection Accounts shall be blocked at all times and under the sole dominion and control of Account Bank acting under the instructions of the Applicable Collateral Representatives, subject to the terms of the Intercreditor Agreement.
(7)At any time prior to a Remedies Direction or notice of Cash Control, the Obligors shall be entitled to instruct the Brazilian Collateral Agent to transfer any amounts in any Collection Account into the USD Blocked Account and the Obligors shall be permitted to maintain balances in the USD Blocked Account including, without limitation, for the purposes of the determining whether the Quarterly Freeflow Date (as defined under the New First Out Notes Indenture) has occurred as contemplated by the definition of Quarterly Freeflow Date.

(8)Pending application, amounts retained in the Collection Accounts may be invested by the Account Bank (acting at the direction of the Brazilian Collateral Agent as instructed by the Company or other Obligor, it being understood and agreed that this may be a standing instruction) in Cash Equivalents that are both denominated and payable in Brazilian reais.
(9)The Obligors may replace any Account Bank from time to time in accordance with the Issuance Documents, subject to valid and perfected Liens over the existing Collection Accounts remaining in place until valid and perfected Liens over the new Collection Accounts are established.
(o)Limitation on Certain Investments.
(1)The Company shall not, directly or indirectly, make any Investment other than an Investment specified in clauses (1) through (7) of the definition of Permitted Investment.
(2)The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment other than a Permitted Investment.
(3)The Company shall not, and shall not permit any of its Subsidiaries to, make any Investment to create or acquire, or in furtherance or support of, or own or operate, any Loyalty Program (for the avoidance of doubt, other than the Azul Fidelidade Program) or Travel Package Business (as defined under the New First Out Notes Indenture) (for the avoidance of doubt, other than the Azul Viagens Business) other than (i) a Permitted Acquisition Loyalty Program (as defined under the New First Out Notes Indenture) or a Permitted Acquisition Travel Package Business (as defined under the New First Out Notes Indenture), or (ii) solely in connection with a Permitted Change of Control and on or after such Permitted Change of Control, a Loyalty Program or Travel Package Business of a Permitted Business Combination Entity (provided that such Investment and any transactions related thereto comply with the Required Cross Group Conditions), in each of the foregoing cases, in compliance with the terms of this Indenture.
(4)Notwithstanding anything contained in this Indenture, no Azul Group Entity shall guarantee any Indebtedness or any other obligations of any Permitted Business Combination Entity.

(p)Incurrence of Indebtedness.
(1)The Company shall not, and shall not permit the Company or any other Subsidiary to, directly or indirectly, create, incur, assume or guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than the following:
(a)(1) Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (d) and (e)), (2) Indebtedness incurred pursuant to the payment-in-kind of interest or additional amounts in respect thereof, to the extent the Company or any of its Subsidiaries is permitted to pay such payment-in-kind interest pursuant to the terms of such Indebtedness in effect as of the Closing Date (including PIK Superpriority Notes (as defined in the Intercreditor Agreement), (3) Indebtedness pursuant to the Debentures outstanding on the Closing Date, plus any increase in Indebtedness pursuant to the transactions contemplated by the Transaction Support Agreement; and (4) Indebtedness to be incurred pursuant to the issuance of the 1L Consent Exchangeable Notes, the Local Underlying Convertible Debentures and the Second Out Exchangeable Notes (including the payment-in-kind of interest or additional amounts in respect thereof in compliance with the terms of the Second Out Exchangeable Notes in effect on the issue date thereof);
(b)Indebtedness arising from customary indemnification or other similar obligations under the Issuance Documents and the other agreements entered into on the Closing Date in connection therewith (or permitted replacements or amendments thereto that do not expand the scope of the obligations thereunder);
(c)Indebtedness of any Subsidiary owed to the Company or any other Subsidiary; provided that (x) any Indebtedness owed to any Subsidiary that is not an Obligor (A) shall be subordinated to the Secured Obligations as contemplated by Section 7.25 and (B) shall not exceed an aggregate outstanding principal amount of US$1.0 million, (y) upon any such Subsidiary ceasing to be a Subsidiary or such Indebtedness being owed to any Person other than the Company or any other Subsidiary, the Company or such other Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (c); and

(d)Indebtedness outstanding from time to time under the credit agreement dated May 27, 2024 entered into between Azul Investments, as borrower, and the Company and ALAB, as guarantors, and Citibank, N.A., the proceeds of which are used for engine maintenance, and any refinancing thereof incurred in compliance with clauses (3) and (4) within the definition of Required Debt Terms in the maximum aggregate principal amount at any time outstanding not to exceed US$210.0 million;
(e)Specified Debt; provided that (x)(I) the Specified Debt described in clause (i) of the definition of Specified Debt shall be unsecured and (II) Indebtedness described in clauses (ii) and (iii) of the definition of Specified Debt shall only be secured by Liens described in clause (15) of the definition of Permitted Liens, (y) in respect of any Specified Debt incurred on or prior to July 1, 2026, (I) the aggregate principal amount of all Specified Debt outstanding shall not to exceed the Specified Debt Cap, (II) no Event of Default has occurred, is continuing or would result therefrom and (z) solely with respect to Indebtedness described in clause (ii) of the definition of Specified Debt that does not constitute Qualified Receivables Transaction or that is for working capital purposes and that is not secured by Credit and Debit Card Receivables, after July 1, 2026, on a pro forma basis, including after giving effect to such incurrence, the Total Leverage Ratio (calculated, for the purposes of this paragraph (v), excluding current and long-term leases (as determined in accordance with IFRS)) is equal to or less than 3.5 to 1.00;
(f)Hedging Obligations; provided that such agreements (x) are entered into in the ordinary course of business solely to protect such Person against fluctuations in foreign currency exchange rates, interest rates, or commodity prices and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates, or commodity prices or by reason of fees, indemnities and compensation payable thereunder;
(g)Aircraft Financing;
(h)Permitted Refinancing Indebtedness of Indebtedness incurred under clauses (a), (h), (i) or (j) hereof;

(i)on and after July 1, 2025, unsecured Indebtedness that (x) matures at least 91 days after the Maturity Date, (y) that does not have any scheduled amortization or mandatory prepayments of principal prior to the Maturity Date and (z) is not issued, borrowed or guaranteed by any Person who does not guarantee the Debentures; provided that on a pro forma basis, including after giving effect to such incurrence, the Total Leverage Ratio (calculated, for the purposes of this paragraph (i), excluding current and long-term leases (as determined in accordance with IFRS)) is equal to or less than 3.5 to 1.00;
(j)Indebtedness incurred in connection with commercial letters of credit, bankers’ assurances or acceptances, surety bonds, insurance bonds and similar instruments entered into in the ordinary course of business (and reimbursement and backstop obligations in connection therewith) in an aggregate amount not to exceed US$800 million at any one time outstanding; provided that such Indebtedness under this clause (j) may only be secured by Liens on cash and on assets other than the Shared Collateral;
(k)Indebtedness of any other Person existing at the time such other Person is acquired by an Azul Group Entity, including by way of a merger, amalgamation or consolidation or becomes a Subsidiary of the Company in connection with any acquisition or Investment permitted pursuant to Section 8.1(o); provided that (x) on a pro forma basis, after giving effect to such transaction or series of related transactions, the Total Leverage Ratio, calculated as of the last day of the Calculation Period most recently ended for which financial statements are available is not greater than 4.40 to 1.00 and (y) such Indebtedness was not incurred in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;
(l)Indebtedness incurred by Receivables Subsidiaries pursuant to Qualified Receivables Transactions; provided that the outstanding amount of Indebtedness incurred pursuant to this clause (l) does not exceed an amount equal to US$2.0 billion less the aggregate principal amount of Indebtedness described in clause (ii) of the definition of Specified Debt that is secured by Liens on Credit and Debit Card Receivables;
(m)Lessor Notes in an aggregate principal amount not to exceed U.S.$370,490,204 (being the outstanding aggregate principal amount on the Closing Date);

(n)to the extent constituting Indebtedness (1) Pre-paid Points Purchases (other than any Blocked Pre-paid Points Purchase), so long as (A) the aggregate amount of Points purchased or other Indebtedness incurred in connection with such Pre-paid Points Purchases (other than Blocked Pre-paid Points Purchases) during the same fiscal year does not exceed 8% of the Azul Fidelidade Gross Billings for the four most recently completed Quarterly Reporting Periods (the “Permitted Pre-paid Points Basket Amount”), (B) the net proceeds of such Pre-paid Points Purchases (other than a Blocked Pre-paid Points Purchase) are paid directly to the Azul Fidelidade Receivables Deposit Account, (C) such sale is non-refundable and non-recourse to the IP Parties, and (D) the Indebtedness related thereto (if any) is unsecured or secured by assets of the Company or its Subsidiaries (other than the IP Parties) that do not constitute Shared Collateral; and (2) any Blocked Pre-paid Points Purchase; and
(o)Indebtedness of any Permitted Business Combination Entity; provided that (x) such Indebtedness complies with the Required Cross Group Conditions and (y) Permitted Business Combination Entities may only incur Indebtedness in reliance on this clause (o).
(2)Notwithstanding any other provision of the Issuance Documents, Indebtedness incurred pursuant to the provision described above can be denominated in, and be payable in, any currency.
(3)For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this covenant: (i) the outstanding principal amount of any item of Indebtedness (including any guarantees of Indebtedness) will be counted only once; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.
(4)Notwithstanding any other provision of this covenant, no Obligor shall, with respect to any outstanding Indebtedness incurred, be deemed to be in violation of this covenant solely as a result of fluctuations in the exchange rates.
(5)For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or, in the case of revolving credit Indebtedness, first committed.

(q)Blocked Pre-paid Points Purchase
(1)If the Company or any of its Subsidiaries enters into any Pre-paid Points Purchase in compliance with the provisions of the paragraph below, then such Pre-paid Points Purchase shall be deemed to be a “Blocked Pre-paid Points Purchase”.
(2)In order for a Pre-paid Points Purchase to constitute a Blocked Pre-paid Points Purchase, (i) the net proceeds of such Pre-paid Points Purchase (less any Permitted Basket Net Proceeds) shall be paid directly by the payor into the BRL Blocked Account (a “Blocked Pre-paid Amount”), and (ii) within five (5) Business Days following the payment of such net proceeds into the BRL Blocked Account, ALAB shall deliver to the Trustee and each Collateral Agent an Officer’s Certificate (a “Price-per-Point Certificate”) certifying the price (in Brazilian reais) per Point (a “Pre-paid Point”) paid by the relevant counterparty under the relevant Azul Fidelidade Agreement in connection with such Blocked Pre-paid Points Purchase (the “Price-per-Point”). The counterparty shall disclaim in writing any rights to the BRL Blocked Account and the funds contained therein, and ALAB shall so certify in the Price-per-Point Certificate. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to designate (in the relevant Price-per-Point Certificate) a portion of any Net Proceeds of a Blocked Pre-paid Points Purchase as “Permitted Basket Net Proceeds” if the Permitted Pre-paid Points Basket Amount would not be exceeded calculated as of the date of such Price-per-Point Certificate after taking into account all previous Pre-Paid Points Purchases in the relevant period. The Company or any of its Subsidiaries shall procure that any Permitted Basket Net Proceeds so designated are paid directly by the payor into the Azul Fidelidade Receivables Deposit Account and such Permitted Basket Net Proceeds shall constitute Pre-paid Points Purchases (and not Blocked Pre-paid Points Purchases).
(6)The terms of the relevant Fiduciary Assignment and the related Account Control Agreement in respect of the BRL Blocked Account will require that any Blocked Pre-paid Amount shall remain on deposit in the BRL Blocked Account until the Brazilian Collateral Agent receives, on one or more occasions, a Points Allocation Officer’s Certificate. Within one Business Day following receipt of a Points Allocation Officer’s Certificate, the Brazilian Collateral Agent shall instruct the Account Bank to cause that the relevant Points Allocation Release Amount is transferred from the BRL Blocked Account to the Azul Fidelidade Receivables Deposit Account. For the avoidance of doubt, ALAB shall be permitted to deliver more than one Points Allocation Officer’s Certificate in respect of any Blocked Pre-paid Amount.

(7)As used above, a “Points Allocation Officer’s Certificate” means any Officer’s Certificate of ALAB delivered to the Trustee and each Collateral Agent (i) certifying that the relevant counterparty under the relevant Azul Fidelidade Agreement in connection with a Blocked Pre-paid Points Purchase has allocated a specified number of Pre-paid Points to its underlying customers and attaching documents, such as an control spreadsheet with Personal Data removed, evidencing such allocation (the “Allocated Points”), (ii) certifying the Price-per-Point in respect of such Pre-paid Points, and (iii) instructing the Brazilian Collateral Agent to instruct the Account Bank to cause that an amount in Brazilian reais on deposit in the BRL Blocked Account equal the number of Allocated Points multiplied by the Price-per-Point (together with the pro rata share of any investment income in the BRL Blocked Account in respect of such amount) (the “Points Allocation Release Amount”) be transferred from the BRL Blocked Account to the Azul Fidelidade Receivables Deposit Account.
(8)For reasons of commercial confidentiality, the Holders shall not be entitled to request a copy of any Price-per-Point Certificate or any Points Allocation Officer’s Certificate or any numerical calculations set forth therein.
(9)The terms of the relevant Fiduciary Assignment and the related Account Control Agreement in respect of the BRL Blocked Account will permit the Account Bank shall, at the direction of ALAB, to direct the Brazilian Collateral Agent to invest any balance in the BRL Blocked Account in Cash Equivalents.
(r)Limitation on Restricted Payments.
(1)The Company will not, and will not permit any of its Subsidiaries (other than any Permitted Business Combination Entity) to, directly or indirectly, take any of the following actions:
(a)declare or pay any dividend or make any distribution on the Capital Stock of the Company or any of its Subsidiaries to holders of such Capital Stock, other than:
(i)dividends or distributions payable in Qualified Capital Stock of the Company or any of its Subsidiaries;
(ii)dividends or distributions payable to the Company or any of its Subsidiaries; or

(iii)dividends or distributions made on a pro rata basis to the Company or any of its Subsidiaries, on the one hand, and minority holders of Capital Stock of a direct or indirect Subsidiary of the Company, on the other hand (or on a less than pro rata basis to any minority holder);
(b)purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;
(c)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness (excluding (i) any intercompany Indebtedness between or among the Company and any of the Guarantors, (ii) any Permitted Lessor Notes Transaction, (iii) the Specified Working Capital Facility, (iv) any Specified Debt or any Aircraft Financing, (v) the refinancing of any Indebtedness or AerCap Secured Obligations permitted to be refinanced pursuant to item (p) (Incurrence on Indebtedness) that is refinanced in accordance with the terms thereof, and (vi) the Superpriority Notes), except for any scheduled payment of interest, scheduled payment of principal or any premium required to be paid under the terms of such Indebtedness in connection therewith; or
(d)make any Restricted Investment,
(all such payments and other actions set forth in clauses (a) to (d) above being collectively referred to as “Restricted Payments”).
(2)Notwithstanding anything to the contrary in clause (a) above, the provisions of clause (a) above shall not prohibit (and the Company and its Subsidiaries shall be permitted, directly or indirectly, to undertake) any or all of the following:
(a)the declaration and payment of the minimum mandatory dividend (dividendo mínimo obrigatório) established, where applicable, in the by-laws of the Company or any of its Subsidiaries in effect on the Closing Date, in accordance with article 202 of the Brazilian Federal Law No. 6404/76, including any interest on equity (juros sobre o capital próprio) paid for the purposes of the minimum mandatory dividend (and deducted from the minimum mandatory dividend), provided that the Board of Directors of the Company or such Subsidiary have not determined that any such payment of mandatory dividends would be inadvisable given the financial condition of the Company or such Subsidiary (the “Permitted Brazilian Dividends”);

(b)the repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries held by any current or former officer, director, member, consultant or employee (or their estates or beneficiaries of their estates) of the Company or any of its Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, arrangement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed US$15 million (or the equivalent thereof in other currencies at the time of determination) in any twelve-month period; provided that the Company or any of its Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to US$10 million (or the equivalent thereof in other currencies at the time of determination) of unutilized capacity under this clause (ii) attributable to the immediately preceding twelve-month period;
(c)repurchases of Capital Stock or other Restricted Payments deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Capital Stock or any other securities, to the extent such Capital Stock represents all or a portion of the exercise price thereof, or (ii) the withholding of a portion of Capital Stock issued to current or former officer, director, member, consultant or employee (or their estates or beneficiaries of their estates) under any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, arrangement or plan of the Company or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;
(d)payments of cash, dividends, distributions, advances, Capital Stock or other Restricted Payments by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise, conversion or exchange (as applicable) of stock options, warrants or securities or exchangeable into Capital Stock of the Company;
(e)Restricted Payments in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Capital Stock of the Company or any of its Subsidiaries issued to any current or former officer, director, member, consultant or employee of the Company or any of its Subsidiaries;

(f)any repurchase, redemption, acquisition, exchange, retirement for value, discharge or cancellation pursuant to the mandatory exchange provisions of the New First Out Notes and the New Second Out Notes, in each case as in effect on the Closing Date;
(3)Notwithstanding the foregoing, none of the Company nor its Subsidiaries shall make any Restricted Payment or Permitted Investment of any Shared Collateral.
(4)In the case of any Restricted Payment that is not in cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of such Restricted Payment of the property, assets or securities proposed to be paid, transferred or issued by the Company or the relevant Subsidiary of the Company, as the case may be, pursuant to such Restricted Payment.
(5)Subject to compliance with applicable law, the Company agrees not to propose to its shareholders that the by-laws of the Company be amended to increase the minimum mandatory dividend (dividendo mínimo obrigatório) above the minimum mandatory dividend (dividendo mínimo obrigatório) in the by-laws of the Company in effect on the Closing Date.
(s)Limitation on Liens
(1)The Obligors will not, and will not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset that constitutes the Shared Collateral, except Permitted Collateral Liens.
(2)The Obligors will not, and will not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset that constitutes the Non-Shared Collateral, other than a Lien specified in clauses (1), (3) through (9) and (11) of the definition of Permitted Collateral Liens.
(3)The Obligors will not, and will not permit any of their respective Subsidiaries (other than the IP Parties or any Permitted Business Combination Entity) to, directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset that does not constitute the Shared Collateral, other than Permitted Liens.
(4)The IP Parties will not, directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset that does not constitute the Shared Collateral, other than a Lien specified in clauses (1) through (7) of the definition of Permitted Liens.

(5)The Permitted Business Combination Entities will not, directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset that does not constitute the Shared Collateral, other than a Lien specified in clause (19) of the definition of Permitted Liens.
(6)Notwithstanding anything contained in this Indenture, no assets or property of any Azul Group Entity shall secure any Indebtedness or any other obligations of any Permitted Business Combination Entity.
(t)Limitation on Transactions with Affiliates
(1)The Company shall not, and shall not permit any of its Subsidiaries (other than any Permitted Business Combination Entity), to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service), involving aggregate consideration in excess of US$5.0 million, with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries (it being understood that Permitted Business Combination Entities shall be deemed to be Affiliates for these purposes), other than the Company or any of its Subsidiaries (other than the Permitted Business Combination Entities) (an “Affiliate Transaction”) unless (i) such Affiliate Transaction is approved by the Board of Directors of the Company and, in the case of Affiliate Transactions involving aggregate consideration in excess of US$15.0 million, the Company shall have obtained a favorable opinion as to the fairness of such Affiliate Transaction to the Company and any such Subsidiary, as applicable, from an independent financial advisor prior to the consummation thereof, and (ii) the terms of the Affiliate Transaction are no less favorable to the Company or any of its Subsidiaries than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.

(2)The following transactions will be deemed to not be Affiliate Transactions, and therefore will not be subject to the provisions of this covenant: (i) the issuance of Qualified Capital Stock to Affiliates of the Company or any of its Subsidiaries, (ii) any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, indemnification agreement, union agreement, collective bargaining agreement or any similar arrangement entered into with or for the benefit of any employee, officer, director or consultant by the Company or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto, (iii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances or alliance members entered into in the ordinary course of business, (iv) transactions between or among the Company and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment, and (v) upon and after the occurrence of a Permitted Change of Control Effective Date, any Permitted Group Transaction; provided that any transaction involving both a Permitted Business Combination Entity and an Azul Group Entity shall only be permitted if such transaction is described by clause (2)(v) or if such transaction is in compliance with clause (1).
(u)Restrictions on Dispositions of Assets
(1)The Company shall not, directly or indirectly sell or otherwise Dispose of, or permit any of its Subsidiaries (other than the IP Parties or any Permitted Business Combination Entity) to sell or otherwise Dispose of, any property or assets of the Company or its Subsidiaries (other than any Permitted Business Combination Entity), except for a Permitted Disposition. The IP Parties will not, directly or indirectly sell or otherwise Dispose of, any property or assets, except pursuant to a Disposition specified in clauses (1) through (19) of “Permitted Disposition”. The Permitted Business Combination Entities will not, directly or indirectly sell or otherwise Dispose of, any property or assets, except pursuant to a Disposition (i) specified in clauses (3), (4), (6) – (10), and (12) – (19) of “Permitted Disposition” or (ii) made pursuant to any contractual or other legal or regulatory obligation existing on the Permitted Change of Control Effective Date. Notwithstanding anything to the contrary herein (other than the provided on item (b) bellow), the Company shall not, directly or indirectly sell or otherwise Dispose of, or permit any of its Subsidiaries to sell or otherwise Dispose of any property or assets to a Subsidiary that is not a Guarantor of the Debentures that has been excluded in reliance on clause (b) of the definition of Excluded Subsidiary.

(2)Notwithstanding anything contained in this Indenture, no transaction shall result in the assets or property of any Azul Group Entity being sold or otherwise Disposed of to any Permitted Business Combination Entity, except to the extent sale or other Disposition is pursuant to a Permitted Group Transaction.
(v)Restrictions on Business Activities
(1)The Company will not, and will not permit any of its Subsidiaries (other than the IP Parties) to, engage in any business other than the Permitted Business, except to such extent as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
(2)The IP Parties will not engage in any business other than the Permitted IP Party Business.
(3)Other than as required or permitted by the Issuance Documents, the IP Parties have not and shall not:
(a)engage in any business or activity other than (A) the purchase, receipt, management and sale of Shared Collateral; provided that in no event shall any IP Party purchase, receive, manage or sell real property, (B) the transfer and pledge of Shared Collateral pursuant to the terms of the Shared Collateral Documents and the Secured Debt Documents, (C) the entry into and the performance under the Issuance Documents to which it is a party and (D) such other activities as are incidental thereto;
(b)acquire or own any material assets other than (A) the Shared Collateral; provided that in no event shall any IP Party acquire or own real property, or (B) incidental property as may be necessary or desirable for the operation of any IP Party and the performance of its obligations under the Issuance Documents to which it is a party and the Secured Debt Documents;
(c)(A) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (B) change its legal structure, or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the discharge of the Secured Obligations;
(d)except as otherwise permitted under clause (iii) above, fail to preserve its existence as an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(e)form, acquire or own any Subsidiary (other than another IP Party that is a wholly owned Subsidiary of such IP Party), own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles;
(f)except as contemplated in the Issuance Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;
(g)incur any Indebtedness other than (i) Secured Debt permitted by the terms of the Secured Debt Documents and (iii) ordinary course contingent obligations under or any terms thereof any Issuance Documents (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.);
(h)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;
(i)fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(j)enter into any contract or agreement with any Person, except (A) the Issuance Documents and the Secured Debt Documents to which it is a party, (B) organizational documents and (C) other contracts or agreements that (x) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person and (y) contain non-recourse and non-petition covenants with respect to the any IP Party consistent with the provisions set forth in this Indenture;
(k)seek its dissolution or winding up in whole or in part;
(l)fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of any IP Party, on the one hand, and any Affiliate thereof or any other Person, on the other hand;
(m)except pursuant to the Issuance Documents, the Secured Debt Documents, guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;

(n)fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Issuance Documents));
(o)fail, to the extent of its own funds (taking into account the requirements in the Issuance Documents), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its business operations as contemplated by the Issuance Documents;
(p)except as may be required or permitted by applicable Tax law, hold itself out as or be considered as a department or division of (i) any of its principals or Affiliates, (ii) any Affiliate of a principal or (iii) any other Person;
(q)fail to maintain adequate books and records; provided that the IP Parties’ assets may be included in a consolidated financial statement of its Affiliates so long as appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the IP Parties from such Person and to indicate that the IP Parties’ assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Issuance Documents and the Secured Debt Documents;
(r)fail to pay its own separate liabilities and expenses only out of its own funds;
(s)maintain, hire or employ any individuals as employees;
(t)acquire the obligations or securities issued by its Affiliates or members (other than any Equity Interests of another IP Party that is a wholly owned Subsidiary of such IP Party);
(u)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(v)pledge its assets to secure the obligations of any other Person other than pursuant to the Issuance Documents and the Secured Debt Documents;
(w)fail to have such Independent Directors as are required under Section 8.1(w);

(x)(A) institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent, restructuring officer or any similar official for any IP Party, (E) make any general assignment for the benefit of any IP Party’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any corporate action to approve any of the foregoing; or
(y)fail to file its own Tax returns separate from those of any other Person (to the extent any such Tax returns are required to be filed required under applicable law).
(w)Independent Directors of the IP Parties.
(1)No IP Party shall fail for seven (7) consecutive Business Days to have at least one Independent Director.
(2)Pursuant to this Indenture and each IP Party’s Specified Organizational Document, no IP Party shall vote upon, or hold any vote on, any “Material Action” (as defined in the Specified Organizational Document of such IP Party) unless such IP Party has one Independent Director at such time and such Independent Director is present for such vote (where applicable) or has consented to the action which is the subject-matter of such vote.
(3)Any “Material Action” (as defined in the Specified Organizational Document of such IP Party) shall require the affirmative vote of such Independent Director for such IP Party.
(4)No IP Party shall fail to have a special share in issue which is held by the Special Shareholder, and no shareholder resolution on the commencement of voluntary bankruptcy, insolvency, liquidation (including provisional liquidation), restructuring or winding-up proceedings of such IP Party, or for any amendment to the constitutional documents of such IP Party shall be passed by, or with respect to, any IP Party without the affirmative vote of the Special Shareholder of such IP Party.

(x)IP Agreements. The Obligors shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof or exercise any right or remedy under or pursuant to or under any IP Agreement, in each case without the prior written consent of the Controlling Creditors if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided that (i) termination of any IP Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the Contributed Intellectual Property or, in the case of the Contribution Agreements, other applicable Shared Collateral, or rights to use the Contributed Intellectual Property or, in the case of the Contribution Agreements, other applicable Shared Collateral, (B) shortens the scheduled term thereof, (C) in the case of any IP License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to the Debenture Holders, (E) materially reduces the frequency of payments thereunder to an IP Party or permits payments due to an IP Party thereunder to be deposited to an account other than a Collection Account, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Trustee or the U.S. Collateral Agent to consent to amendments, which is covered by clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Trustee or the U.S. Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.
(y)Specified Organizational Documents. No Obligor shall amend, modify or waive any special purpose entity related provisions specified in any Specified Organizational Document (which, for the avoidance of doubt, includes any provision which relates to restrictions on the nature of an IP Party’s business or operations or its ability to voluntarily enter winding up proceedings, or otherwise relates to or requires the approval of the Independent Director or Special Shareholder). No Obligor shall amend, modify or waive any other provision of any Specified Organizational Document in a manner adverse to the Holders.
(z)Intellectual Property Contribution Registration. Any assignment, after the Closing Date, pursuant to the future assignment provisions within a Contribution Agreement, of Intellectual Property registered in Brazil shall be filed (protocolado) (i) with the applicable intellectual property office and applicable internet domain name registrars on or before the date that is 60 days after the date of such assignment; and (ii) with the applicable registry of deeds and documents on or before the date that is 20 days after date of such assignment. Any assignment, after the Closing Date, pursuant to the future assignment provisions within a Contribution Agreement, of Intellectual Property registered in the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is 30 days after date of such assignment. Any assignment, after the Closing Date, pursuant to the future assignment provisions within a Contribution Agreement, of Intellectual Property registered outside Brazil and the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is 180 days after date of such assignment.

(aa)    Databases.
(1)Each of the Company and ALAB shall, and shall cause each of their respective Subsidiaries to, procure that IntelAzul shall at all times be the sole controller (within the meaning of the LGPD) of the Azul Fidelidade Customer Data. The Company and ALAB acknowledge and agree that, except for the limited exceptions described below in this Section, IntelAzul shall be the sole and exclusive repository of the Azul Fidelidade Customer Data, with sole technical control over such database. In furtherance of the foregoing, (i) the Company and ALAB shall, and shall cause each of their respective Subsidiaries (other than IntelAzul) and service providers to, permanently delete and erase each item of Azul Fidelidade Customer Data from any and all databases and other information technology systems under their respective possession, custody or control, in each case, promptly upon IntelAzul becoming the controller of such Azul Fidelidade Customer Data (other than any portions of Azul Fidelidade Customer Data stored in archival format in accordance with their respective record retention policies or automated electronic back-up procedures, where such Azul Fidelidade Customer Data cannot reasonably be deleted or is required to be retained pursuant to applicable law; provided that such Azul Fidelidade Customer Data shall not be used, shared or otherwise processed for any purpose); (ii) IntelAzul shall not assign, transfer or otherwise convey any item of Azul Fidelidade Customer Data without the prior written consent of the U.S. Collateral Agent acting at the direction of the Controlling Creditors; (iii) the Company, ALAB and IntelAzul shall not, and shall cause their respective Subsidiaries not to, create, amend, publish, provide or deliver any privacy policies, notices or statements in any manner which could reasonably be expected to materially impair any of the Azul Fidelidade Customer Data or any other Shared Collateral (or the value thereof) or IntelAzul’s or IP Co’s rights thereto or ability to process the same, as applicable, except as otherwise required by applicable law; and (iv) the Company, ALAB, IntelAzul and Azul Viagens, as applicable, entered into on July 14, 2023 and shall maintain in effect a database control agreement (the “Database Control Agreement”), giving IntelAzul the right to prevent access to and use of the Azul Fidelidade Customer Data following a Remedies Direction, which shall be expressly assignable to the Secured Parties and any successor controlling shareholder of IntelAzul. IntelAzul shall update the Azul Fidelidade Customer Data in accordance with the periodicity established in its internal policies and controls, including after the New First Out Notes having become immediately due and payable. For the avoidance of doubt, and without limiting the foregoing, IntelAzul shall not be obligated to permanently delete or erase any item of Azul Fidelidade Customer Data from any databases or other information technology systems under its possession, custody or control pursuant to Section.

(2)If the Company, ALAB, or any of their respective Subsidiaries establishes a database with respect to, or otherwise begins to collect, store or otherwise process, customer data of the Azul Viagens Business that is similar or analogous to the Azul Fidelidade Customer Data (including, e.g., data with respect to the tracking of repeat customers or customer travel habits, and excluding, e.g., data that is similar or analogous to the Azul Traveler Data that is excluded from the Azul Fidelidade Customer Data) (such similar or analogous data, the “Azul Viagens Customer Data”), then (i) each of the Company and ALAB shall, and cause each of their respective Subsidiaries to, procure that one of IntelAzul or Azul Viagens shall at all times be the sole controller (within the meaning of the LGPD) of the Azul Viagens Customer Data, (ii) the Company and ALAB acknowledge and agree that one of IntelAzul or Azul Viagens shall be the sole and exclusive repository of the Azul Viagens Customer Data, with sole technical control over such database, (iii) IntelAzul or Azul Viagens, as the case may be, shall update the Azul Viagens Customer Data in accordance with the periodicity established in its internal policies and controls, including after the New First Out Notes having become immediately due and payable, and (iv) in furtherance of the foregoing, (A) the Company and ALAB shall, and shall cause each of their respective Subsidiaries (other than IntelAzul or Azul Viagens, as applicable) and service providers to, (x) ensure that no Azul Viagens Customer Data is stored at any time on any databases or other information technology systems under their respective possession, custody or control (other than any portions of Azul Viagens Customer Data stored in archival format in accordance with their respective record retention policies or automated electronic back-up procedures, where such Azul Viagens Customer Data cannot reasonably be deleted or is required to be retained pursuant to applicable law; provided that such Azul Viagens Customer Data shall not be used, shared or otherwise processed for any purpose), and (y) without limiting the foregoing clause (x), promptly transfer to IntelAzul or Azul Viagens, as applicable, and then permanently delete and erase, each item of Azul Viagens Customer Data identified on any such database or other information technology system; (B) IntelAzul or Azul Viagens, as applicable, shall not assign, transfer or otherwise convey any item of Azul Viagens Customer Data without the prior written consent of the U.S. Collateral Agent acting at the direction of the Controlling Creditors; (C) the Company, ALAB, IntelAzul and Azul Viagens shall not, and shall cause their respective Subsidiaries not to, create, amend, publish, provide or deliver any privacy policies, notices or statements in any manner which could reasonably be expected to materially impair any of the Azul Viagens Customer Data or any other Shared Collateral (or the value thereof) or IntelAzul’s or Azul Viagens’, as applicable, or IP Co’s rights thereto or ability to process the same, as applicable, except as otherwise required by applicable law; and (D) such Azul Viagens Customer Data shall be subject to the Database Control Agreement, which the Company, ALAB, IntelAzul or Azul Viagens, as applicable, shall maintain in effect. The Database Control Agreement shall give IntelAzul or Azul Viagens, as applicable, the right to prevent access to and use of the Azul Viagens Customer Data following a Remedies Direction, which shall be expressly assignable to the Secured Parties and any successor controlling shareholder of IntelAzul or Azul Viagens, as applicable. For the avoidance of doubt, and without limiting the foregoing, IntelAzul or Azul Viagens, as applicable, shall not be obligated to permanently delete or erase any item of Azul Viagens Customer Data from any databases or other information technology systems under its possession, custody or control pursuant to Section 8.1 (aa)(2)(iv).

(bb)    Taxes; Tax Status. Each Obligor shall pay, and cause each of its Subsidiaries to pay, all material taxes (municipal, state and federal) before the same shall become more than 90 days delinquent, other than such taxes (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably be expected to have a Material Adverse Effect.
(cc)    Stay, Extension and Usury Laws. Each Obligor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Obligor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or any Collateral Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.
(dd)    Corporate Existence. Each Obligor shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect: (1) its corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with their respective constitutional documents (as the same may be amended from time to time) of such Obligor; and (2) its and its Subsidiaries’ rights (charter and statutory) and material franchises; provided, however, that the Company shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Subsidiaries (other than the Guarantors), if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect. For the avoidance of doubt, this section shall not prohibit any actions permitted under Section.
(ee)    Regulatory Matters. The Company and its Subsidiaries, as applicable, will:
(1)maintain at all times a valid airline operating certificate (Certificado de Operador Aéreo) issued by the Brazilian National Civil Aviation Agency (Agência Nacional de Aviação Civil), or any successor certificate or agency; and
(2)possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the Azul Fidelidade Program, the Azul Viagens Business and the Azul Cargo Business, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect.

(ff)    Compliance with Laws. The Company shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(gg)    Azul Conduct of Business. The Company will possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations and consents that are material to the operation of the Azul Fidelidade Program, the Azul Viagens Business and the Azul Cargo Business, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect.
(hh)    Collateral Ownership. Subject to Section 8.1(u) and 8.1(oo) (including the actions permitted) hereof, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Shared Collateral.
(ii)    Independent Business Expert.
(1)The Obligors shall, from and after the Closing Date and until the occurrence of a Qualifying Equity Issuance (as defined under the New First Out Notes Indenture), take all actions necessary to maintain the engagement with the Independent Business Expert (as defined under the New First Out Notes Indenture). The Company shall, from and after the Closing Date and until the Designated Advisor End Date, share, or shall cause the Independent Business Expert to share, the final product of the work described in Item (2) below, with the Designated Advisors, to the extent contemplated by the Transaction Support Agreement, it being acknowledged and agreed that the Designated Advisors shall be permitted to provide such information to Debenture Holders, subject to there being no “cleansing” or “blow out” requirement in connection with the information shared, and which work product may be shared with the advisors to the Debenture Holders on a confidential basis.
(2)The Company shall cause the Independent Business Expert to perform its services in accordance with the terms of the engagement letter entered into between the Company and the Independent Business Expert in effect as of the Closing Date.

(jj)    Future Guarantors; Shared Collateral.
(1)The Company and the other Obligors shall comply with the Minimum Guarantor Coverage (as defined under the New First Out Notes Indenture) at all times. The Company shall designate one or more Excluded Subsidiaries as Guarantors pursuant to a supplemental indenture to this Indenture in order to ensure compliance with the Minimum Guarantor Coverage at all times.
(2)Upon (x) the creation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) by the Company or any of its Subsidiaries (other than any Permitted Business Combination Entity) or (y) the cessation of any Subsidiary to be an Excluded Subsidiary (and in any event within forty-five (45) days of such creation, acquisition or cessation) such Subsidiary shall (i) become a Guarantor by executing and delivering to the Trustee a supplemental indenture and become a party to each applicable Shared Collateral Document by executing and delivering to the Trustee a supplement to the applicable Shared Collateral Documents pursuant to which such assets of such Subsidiary that would qualify as Shared Collateral within the applicable definitions under the Shared Collateral Documents will be pledged as Shared Collateral pursuant to the terms of such Shared Collateral Documents, (ii) execute and deliver to the Trustee such documents and take such actions to create, grant, establish, preserve and perfect the Lien in favor of the Trustee for the benefit of the New First Out Notes Secured Parties on such assets of Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Shared Collateral Documents or reasonably requested by the Trustee and to ensure that such Shared Collateral shall be subject to no other Liens other than Permitted Collateral Liens and (iii) deliver to the Trustee, for the benefit of the New First Out Notes Secured Parties, a written Opinion of Counsel (which counsel shall be reasonably satisfactory to the Trustee) with respect to the matters described in clauses (i) and (ii) of this Item (2).
(kk)    TAP Bonds.
(1)The Obligors shall promptly deposit, or shall cause the Trustee to cause to be deposited, (i) the proceeds of the Portuguese Notes Pledge (whether in connection with enforcement or otherwise) to be transferred when a Remedies Direction has been given and remains in effect (to the extent directed pursuant to an Act of Controlling Creditors), and (ii) any Net Proceeds of any TAP Bond Event to be deposited pursuant to item (ll) below, in each case, into the USD Collateral Account.

(2)The Obligors shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the pledge over the USD Collateral Account to the U.S. Collateral Agent, for the benefit of the Secured Parties, on the terms set forth in the Foreign Collateral Agreement, and the Obligors shall cause the USD Collateral Account to remain subject to the and the Account Control Agreement, on terms reasonably acceptable to the U.S. Collateral Agent and the Account Bank.
(ll)    TAP Bond Event.
(1)In the event the Company or any of its Subsidiaries receives Net Proceeds in respect of a TAP Bond Event, the Company shall procure that the Net Proceeds of such TAP Bond Event are applied in offers to repurchase (or, in relation to the Debentures, an equivalent method pursuant to the applicable rules and procedures of the B3 S.A.— Brasil, Bolsa, Balcão) the New First Out Notes and the Debentures (each a “TAP Bond Offer to Purchase”) in a pro rata amount based on the aggregate outstanding principal of each the New First Out Notes and the Debentures, at a purchase price in cash equal to (a) 100.00% of the principal amount of such New First Out Notes and the Debentures, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of purchase; and (b) 100.00% of the Updated Par Value of the Debentures on the date of receipt of the aforementioned net proceeds, plus any interest due and unpaid until the purchase date.
(2)Upon the receipt of Net Proceeds by the Company or any of its Subsidiaries from a TAP Bond Event, the Company shall procure that the Net Proceeds of such TAP Bond Event are deposited into the USD Collateral Account and such Net Proceeds shall only be permitted to be released from the USD Collateral Account in order to pay the applicable purchase price of any New First Out Notes and Debentures on the applicable settlement date of each TAP Bond Offer to Purchase; provided that the Net Proceeds received by the Company or any of its Subsidiaries from a TAP Bond Event shall be applied pursuant to item (3) below (x) if the New First Out Notes and Debentures have been satisfied and discharged or (y) if, and only to the extent such Net Proceeds are in excess of the amount required to satisfy and discharge the New First Out Notes and Debentures.

(3)Solely in the event that (x) the New First Out Notes and Debentures have been satisfied and discharged or (y) the Net Proceeds received by the Company or any of its Subsidiaries from a TAP Bond Event are in excess of the amount required to satisfy and discharge the New First Out Notes and the Debentures (and only to such extent), then upon the receipt of Net Proceeds by the Company or any of its Subsidiaries from a TAP Bond Event, the Company shall procure that the Net Proceeds of such TAP Bond Event are deposited into the USD Collateral Account and such Net Proceeds shall only be permitted to be released from the USD Collateral Account in order to pay the purchase price of an offer to repurchase the New First Out Notes using such Net Proceeds at a purchase price in cash equal to 100.00% of the principal amount of such New First Out Notes, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of purchase (with any remaining balance of Net Proceeds after the payment of such purchase price being released from the USD Collateral Account for use by the Company and its Subsidiaries in any manner not prohibited by this Indenture).
(mm)    Fees. The Obligors shall pay to the Designated Advisors all duly documented invoiced fees, costs and out-of-pocket expenses of the Designated Advisors in accordance with their respective engagement letters and/or fee letters entered into with any of the Obligors. All fees payable hereunder shall be paid on the dates due, in immediately available funds. Notwithstanding the foregoing, the Obligors shall not be responsible for any fees, costs or out-of-pocket expenses of the Designated Advisors in respect of work performed after the completion of all transactions required pursuant to the term sheet attached to the Transaction Support Agreement, including issuance of all convertible debt and/or equity instruments described therein (the “Designated Advisor End Date”).
(nn)    Public Company Business Combination Transaction. Within at least five (5) days after each of the entry into any definitive agreement in respect of a transaction that constitutes a Public Company Business Combination Transaction (indicating that such transaction qualifies as such) and the consummation thereof, the Company shall deliver notice to the Trustee of such Public Company Business Combination Transaction, which notice shall be provided to Debenture Holders.
(oo)    Merger, Consolidation and Sale of Assets
(1)Subject to clause (b), the Company shall not, and shall not permit any Guarantor to: (A) consolidate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving corporation) or (B) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(a)the Company or the applicable Guarantor, as applicable, is the surviving Person;

(b)no Event of Default shall have occurred and be continuing or would result therefrom;
(c)such transaction complies with the Required Cross Group Conditions; and
(d)the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer complies with this Indenture and the Shared Collateral Documents. The Trustee shall accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent set forth in this provision, in which event it shall be conclusive and binding on the Debenture Holders.
(2)No IP Party shall (A) consolidate or merge with or into another Person, or permit any other Person to merge into or consolidate with it, or (B) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person, in each case unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the discharge of the Secured Obligations.
(3)Notwithstanding anything contained in this Indenture or in the New First Out Notes, no Permitted Business Combination Entity shall consolidate or merge with or into an Azul Group Entity and no Azul Group Entity shall consolidate or merge with or into a Permitted Business Combination Entity; provided that, in connection with a Permitted Change of Control, (x) the Permitted Business Combination Parent Company may consolidate or merge with a direct Subsidiary of the Company created solely for that purpose and not previously an Azul Group Entity solely to the extent the Permitted Business Combination Parent Company becomes a direct, wholly-owned Subsidiary of the Company and (y) the Company may consolidate or merge with a direct Subsidiary of the Permitted Business Combination Parent Company created solely for that purpose and not previously a Permitted Business Combination Entity to the extent (x) the Company becomes a direct, wholly-owned Subsidiary of the Permitted Business Combination Parent Company and (y) such transaction complies with clause (1) of this Section.
(pp)    Registration Rights. The Company shall execute, as promptly as practicable and no later than the earlier of (i) the date on which 10.0% of the aggregate principal amount of the New Second Out Notes are mandatorily exchanged for ADSs and (ii) April 30, 2025, a registration rights agreement in a form satisfactory to the Designated Advisors, documenting the Company’s obligation to register the sale of Capital Stock of the Company underlying the 1L Consent Exchangeable Notes, New Second Out Notes and Second Out Exchangeable Notes, in accordance with the terms and conditions to be included therein.

9.COVENANT AND COLLATERAL DRAG FEATURE
9.1If the Covenant and Collateral Amendment Conditions (as defined below) are satisfied, then the Company and the Guarantors shall be permitted (without the consent of the Debentures Holders, including by means of a general meeting of Debenture Holders) to amend, amend and restate, replace or enter into additional Issuance Documents in order to amend the affirmative and negative covenants and events of default of, and collateral securing the Debentures, in each case so as to conform (mutatis mutandis) to the affirmative and negative covenants, events of default and collateral of the Significant USD Secured Financing (as defined below), provided that:
(a)the liens securing such Significant USD Secured Financing shall, with effect from such amendments, replacements or restatements, secure the Debentures of amounts due and payable in respect of (i), first, the First Priority Secured Obligations and the Significant USD Secured Financing, and (ii) second, the Second Priority Secured Obligations;
(b)such amendments, replacements or restatements do not (x) change or alter the economic terms (e.g., maturity, interest rate, payment dates, additional amounts, put rights, etc.), the convertibility features (e.g., exchange price, ratchet, fundamental change, antidilution features, etc.) or any other provisions of the Debentures (e.g., governing law, amendments, dispute resolution, etc.) that are not customarily considered affirmative covenants, negative covenants, or events of default in indentures for New York law governed capital markets indebtedness or (y) impair the rights of Debenture Holders to seek enforcement or enforce the obligations of the obligors under the Debentures;
(c)such amendments, replacements or restatements do not allow any obligor to redeem or call the Debentures prior to maturity;
(d)all the obligors under the Significant USD Secured Financing are or will become obligors under the Debentures;
(e)the Indenture shall contain a form of intercreditor agreement with respect to the sharing of collateral reflecting the “superpriority” ranking of the Debentures with respect to such collateral, affording the holders of the Debentures substantially the same rights (ranking) as the holders of the Superpriority Notes have in the Intercreditor Agreement, including, without limitation, with respect to enforcement rights, priority of payment (waterfall), rights in an insolvency or liquidation proceeding event (including DIP financing rights, roll-up), adequate protection and rights with respect to the approval of amendments to underlying documents; and

(f)the Company’s general counsel delivers a certificate to the Trustee certifying as to satisfaction of all conditions for the Covenant and Collateral Amendment Conditions (as defined below).
9.2The Company shall be responsible for any taxes incurred as a result of the above covenant and collateral amendment provisions and shall indemnify the holders for such taxes, along with providing other customary tax indemnities.
9.3The “Covenant and Collateral Amendment Conditions” means:
(a)(i) the Superpriority Notes, (ii) the New First Out Notes, (iii) the New Second Out Notes, and (iv) the Second Out Exchangeable Notes are no longer outstanding or, upon consummation of the Significant USD Secured Financing and the use of proceeds thereof (including the refinancing of any such notes), will no longer be outstanding;
(b)the Company consummates a U.S. dollar-denominated secured financing (either in one or multiple tranches of indebtedness) which, following consummation of such financing, represents at least 50% of the outstanding U.S. dollar-denominated secured indebtedness of the Company and its subsidiaries (“Significant USD Secured Financing”);
(c)the Significant USD Secured Financing is secured (x) by at least the same collateral as the Debentures (other than the Local Underlying Debentures (as defined in the Intercreditor Agreement) which shall remain as collateral solely for the benefit of respective debentures) and (y) on a “first out” or “first lien” basis (i) prior to the payment of amounts due and payable in respect of the Second Priority Secured Obligations and (ii) after the payment of amounts due and payable in respect of the Superpriority Secured Obligations; and
(d)the maturity of the Significant USD Secured Financing is after the maturity of the Local Underlying Debentures.
10.TRUSTEE AND COLLATERAL AGENT
10.1Trustee. The Company appoints and constitutes trustee for the Issuance, the Trustee, qualified in the preamble of this Indenture, who signs in that capacity and, in this act, and in the best form of law, accepts the appointment to, under the terms of the law and of this Indenture, represent the community of Debenture Holders, stating that:
(a)it is a financial institution duly organized, constituted and existing as a limited liability company, in accordance with Brazilian law;

(b)it is duly authorized and has obtained all legal, corporate, regulatory and third-party authorizations, as applicable, necessary for the execution of this Indenture and other Issuance Documents, and for the fulfillment of all obligations set forth herein and there, having been fully satisfied all the legal, corporate, regulatory and third-party requirements necessary to do so;
(c)the legal representative(s) of the Trustee who signs this Indenture and other Issuance Documents has (have), as the case may be, corporate and/or delegated powers to bear, on behalf of the Trustee, the obligations set forth herein and there and, being an agent(s), has(have) the powers legitimately granted, the respective mandate(s) being(s) in full force;
(d)this Indenture and other Issuance Documents and the obligations set forth herein and there constitute lawful, valid, binding and effective obligations of the Trustee, enforceable in accordance with its terms and conditions;
(e)the execution, the terms and conditions of this Indenture and of the other Issuance Documents and the fulfillment of the obligations set forth here and there (a) do not violate the articles of organization of the Trustee; (b) do not violate any contract or instrument to which the Trustee is a party and/or to which any of its assets are subject; (c) do not violate any legal or regulatory provision to which the Trustee and/or any of its assets are subject; and (d) do not violate any administrative, judicial or arbitration order, decision or award that affects the Trustee and/or any of its assets;
(f)it accepts the function for which it was appointed, assuming in full the duties and attributions provided for in the specific legislation and in this Indenture and in the other Issuance Documents;
(g)it fully understands and accepts this Indenture and other Issuance Documents and all its terms and conditions;
(h)it verified the veracity of the information related to the Debenture Collateral and the consistency of the other information contained in this Indenture and in other Issuance Documents, based on the information provided by the Company, and by the Guarantor, being certain that the Trustee did not conduct any procedure of independent or additional verification;
(i)it is aware of the applicable regulations issued by the Central Bank of Brazil and the CVM;

(j)it does not have, under penalty of law, any legal impediment, pursuant to article 66, paragraph 3, of the Business Company Act, CVM Resolution 17, and other applicable rules, to exercise the role conferred upon it;
(k)it is not in any of the situations of conflict of interest provided for in article 6 of CVM Resolution 17;
(l)on the date of execution of this Indenture, according to the organizational chart sent by the Company, the Trustee identified that there are no other securities issuance, public or private, conducted by the Company itself, by an Affiliate or a member of the same group of the Company in which it acts as a trustee, notes agent or collateral agent, pursuant to CVM Resolution 17; and
(m)it ensures and will ensure, pursuant to article 6, paragraph 1, of CVM Resolution 17, equitable treatment of all Debenture Holders and all holders of securities in which they function as trustee, notes agent or collateral agent, in compliance with the guarantees, obligations and specific rights attributed to the respective holders of securities of each issuance or series.
10.1.1.Trustee will exercise its roles from the date of execution of this Indenture or any amendment related to its replacement, and shall remain in the exercise of its roles until the full settlement of all obligations under the terms of this Indenture and other Issuance Documents, or until its replacement.
10.1.2.In case of replacement, impediments, resignation, dismissal, intervention, court or out-of-court settlement, or any other case of vacancy of the Trustee, the rules applied are as follows:
(a)Debenture Holders may replace Trustee and appoint their replacement at any time after the end of the Offer, at a general meeting of Debenture Holders specially called for this purpose;
(b)if Trustee cannot continue to exercise its functions due to circumstances supervening this Indenture, it must immediately communicate the fact to the Company and the Debenture Holders, by calling a general meeting of Debenture Holders, requesting its replacement;
(c)if Trustee waves from its functions, it shall remain in the exercise of its functions until a substitute institution is indicated by the Company and approved by the general meeting of Debenture Holders and effectively bears its functions;

(d)a general meeting of Debenture Holders will be held, within a maximum period of thirty (30) days counted from the date of the event to be determined, for the choice of the new trustee, which shall be called by the Trustee to be replaced, and may be called by Debenture holders representing at least ten percent (10%) of the Outstanding Debentures; if the call does not occur within a period of up to fifteen (15) days before the end of the term set forth herein, it will be up to the Company to carry it out; in exceptional cases, CVM may call a general meeting of Debenture Holders to choose a new trustee or appoint a provisional substitute;
(e)the replacement of the Trustee must be communicated to CVM within a period of up to seven (7) Business Days counted from the date of registration and entry of the amendment to this Indenture pursuant to Section 3.1(b), together with the declaration and other information required in article 5, head provision and paragraph 1, of CVM Resolution 17;
(f)payments to the replaced Trustee will be made in accordance with the proportionality of the period of effective provision of services;
(g)substitute trustee will be entitled to the same remuneration received by the previous one, if (a) the Company has not agreed with the new amount of the trustee remuneration proposed by the general meeting of Debenture Holders referred to in item IV above; or (b) the general meeting of Debenture Holders referred to in item IV above does not resolve on the matter;
(h)substitute trustee shall, immediately after its appointment, communicate it to the Company and the Debenture Holders pursuant to Sections 7.42 above and 14 below; and
(i)the rules and precepts issued by the CVM apply to the hypotheses of replacement of the Trustee.
10.1.3.For the performance of the duties and attributions incumbent upon it, under the terms of the law and of this Indenture, the Trustee, or the institution that replaces it in that capacity:

(a)will receive remuneration:
(1)of BRL 28,000 (twenty-eight thousand reais) per year, due by the Company (without prejudice to the Surety), with the first installment of the remuneration due on the fifth (5th) Business Day counted from the date of execution of this Indenture, and the remaining, on the same day of subsequent years, until the maturity of the Issuance, or while the Trustee represents the interests of the Debenture Holders, and the first installment will not be refunded by the Trustee under any circumstances;
(2)the first installment of the Trustee's fees may be invoiced by any company of the economic group, including, but not limited to, Vórtx Serviços Fiduciarios Ltda., registered with the CNPJ under No. 17.595.680/0001-36;
(3)additional, in case of default, pecuniary or otherwise, by the Company, or restructuring of the Issuance conditions, corresponding to BRL 1,800 (one thousand and eight hundred reais) per man-hour of work dedicated to activities related to the Issuance, including, but not limited to, (i) comments on the Issuance documents during its structuring, in case the operation does not come to fruition; (ii) execution of the Debenture Collateral, (iii) attendance at formal meetings or conference calls with the Company, Debenture Holders or other parties to the Issuance, including the respective meetings; (iv) analysis of any amendments to the Issuance Documents; and (v) implementation of the resulting decisions taken in such events, remuneration to be paid within ten (10) days after the conference and approval by the Company of the respective “time report”;
(4)readjusted annually, from the date of payment of the first installment, by the accumulated positive variation of the IPCA or the index that eventually replaces it, calculated pro rata temporis, if necessary;
(5)plus the Tax on Services of Any Nature – ISSQN, the Contribution to the Social Integration Program – PIS, the Social Contribution on Net Income – CSLL, the Contribution for the Financing of Social Security – COFINS and any other taxes and expenses that will be levied on the remuneration due to the Trustee, at the rates in force on the dates of each payment;
(6)due until the maturity, redemption or cancellation of the Debentures and even after its maturity, redemption or cancellation in the event that the Trustee is still carrying out activities inherent to its function in relation to the Issuance, in which cases the remuneration due to the Trustee will be calculated proportionally to the months of operation of the Trustee, based on the amount of subitem (1), readjusted according to subitem (4); and

(7)plus, in the event of late payment, regardless of notice, notification or court or out-of-court written request of performance, on the amounts in arrears, (i) late payment interest of one percent (1%) per month, calculated pro rata temporis, from the date of default to the date of actual payment; (ii) an irreducible and non-compensatory fine of two percent (2%); and (iii) adjustment for inflation based on the IPCA, calculated pro rata temporis, from the default date to the actual payment date;
(b)it will be reimbursed by the Company (without prejudice to the Surety) for all expenses that it demonstrably incurs to protect the rights and interests of the Debenture Holders or to realize their credits, within a period of up to ten (10) days from the date of delivery of a copy of the supporting documents in this sense, provided that the expenses have been, whenever possible, previously approved by the Company, which will be considered approved if the Company does not manifest itself within five (5) Business Days from the date of receipt of the respective request by the Trustee, including expenses with:
(1)publication of reports, notices of meetings, notifications and others, as provided for in this Indenture and in other Issuance Documents, and others that may be required by the applicable legal and regulatory provisions;
(2)issuance of certificates;
(3)notary fees;
(4)transportation, travel, food and accommodation, when necessary for the performance of their duties under the terms of this Indenture and other Issuance Documents;
(5)expenses with photocopying, scanning and sending documents;
(6)expenses with telephone contacts and telephone conferences;
(7)expenses with translation;
(8)expenses with specialists, such as auditing and supervision; and
(9)hiring legal advice to Debenture Holders;

(c)it may, in the event of default by the Company in paying the above expenses for a period exceeding thirty (30) days, request an advance from the Debenture Holders for the payment of reasonable and proven expenses with legal, judicial or administrative procedures that the Trustee may incur to safeguard the interests of the Debenture Holders, expenses that must be previously approved by the Debenture Holders and by the Company, and advanced by the Debenture Holders, in proportion to their credits, and subsequently reimbursed by the Company (without prejudice to the Surety), and the expenses to be advanced by the Debenture Holders, in proportion to their credits, (a) include expenses with third-party attorney fees, deposits, court costs and fees in the actions proposed by the Trustee or resulting from actions against it proposed in the exercise of its function, resulting from exclusive and proven fault by the Company, or even those that are proven to cause losses or financial risks, as a representative of the community of investors; any expenses, deposits and court costs arising from the loss of suit in lawsuits will also be borne by the Investors as well as their remuneration; and (b) exclude Debenture Holders prevented by law from doing so, with other Debenture Holders having to apportion the expenses in proportion to their credits, being stipulated that there will be a subsequent reimbursement to the Debenture Holders who made the apportionment in a proportion higher than the proportion of their credits, when funds are eventually received by those Debenture Holders who were prevented from apportioning expenses related to their participation and the credit of the Trustee for expenses incurred to protect rights and interests, or carry out credits of the Debenture Holders that has not been settled as provided above, will be added the Company's debt, having preference over these in the payment order; and
(d)the credit of the Trustee for expenses incurred to protect rights and interests or carry out credits of the Debenture Holders that have not been settled in the manner provided for in item (y) will be added to the debt of the Company and the Guarantors, having preference over the later in the payment order.
10.1.4.In addition to others provided for by law, in CVM regulations and in this Indenture, the duties and attributions of the Trustee are:
(a)carrying out its activities with good faith, transparency and loyalty to the Debenture Holders;
(b)protecting the rights and interests of the Debenture Holders, employing, in the exercise of their function, the care and diligence with which every active and upright person usually employs in the administration of their own assets;

(c)waving from office, in the event of a conflict of interest or any other type of disability, and immediately call the general meeting of Debenture Holders provided for in article 7 of CVM Resolution 17 to resolve on their replacement;
(d)keeping in good custody all documentation relating to the exercise of their functions;
(e)verifying, when accepting the function, the veracity of the information related to the Debenture Collateral and the consistency of the other information contained in this Indenture, endeavoring to remedy the omissions, failures or defects of which it is aware;
(f)endeavoring with the Company so that this Indenture and other Issuance Documents and its amendments are recorded, registered and/or entered, as the case may be, under the terms of Section 3.1 above, adopting, in the event of the Company's omission, the measures eventually provided for by law;
(g)monitoring the provision of periodic information by the Company and alerting the Debenture Holders, in the annual report referred to in item (t) below, about inconsistencies or omissions of which it is aware;
(h)giving an opinion on the sufficiency of the information provided in the proposed changes to the conditions of the Debentures;
(i)verifying the regularity of the constitution of the Debenture Collateral and the amount of the assets given as guarantee, observing the maintenance of their sufficiency and enforceability, under the terms of this Indenture and other Issuance Documents;
(j)examining the proposed replacement of the assets pledged as collateral, expressing its opinion on the matter in a justified manner, after approval by the Debenture Holders, gathered at a general meeting of Debenture Holders;
(k)summon the Company and Guarantors to reinforce the Debenture Collateral, in the event of their deterioration or depreciation, under the terms of this Indenture and other Issuance Documents;
(l)request, when it deems necessary, the faithful performance of its functions, updated certificates from the Company, the Guarantors, civil distributors, the Public Treasury courts, the protest registry, the Labor Courts, and the Public Treasury General Counsel Office, the location where any of the assets subject matter of the Debenture Collateral is located or the domicile or principal place of business of the Company and/or Guarantors;

(m)requesting, when deemed necessary, external audit by the Company and/or Guarantors;
(n)examine, while the right to Conversion may be exercised, under the terms of Section 7.7 above, the amendment of the Company's articles of incorporation that aims to change its corporate purpose, create another class of preferred shares or modify the advantages of the Preferred Shares, to the detriment of the Preferred Shares in which the Debentures are convertible, being responsible for approving the amendment or calling a general meeting of Debenture Holders to resolve on the matter;
(o)calling, when necessary, a general meeting of Debenture Holders pursuant to Section 11.3 below;
(p)attending general meetings of Debenture Holders in order to provide the information requested;
(q)keeping the list of Debenture Holders and their addresses up to date, including dealings with the Company, Bookkeeper, Settlement Bank and B3, and, for the purposes of complying with the provisions of this item, the Company and the Debenture Holders, as soon as they subscribe and pay up or acquire the Debentures, expressly authorize, from now on, the Bookkeeper, the Settlement Bank and B3 to comply with any requests made by the Trustee, including those referring to the disclosure, at any time, of the position of Debentures, and their respective Debenture Holders;
(r)monitoring compliance with the sections contained in this Indenture and other Issuance Documents, including those imposing obligations to do and not to do;
(s)communicating to the Debenture Holders any default, by the Company and/or Guarantors, of financial obligations assumed in this Indenture and/or in any of the other Issuance Documents, including obligations related to the Debenture Collateral and contractual clauses intended to protect the interest of the Debenture Holders and which establish conditions that must not be violated by the Company and/or Guarantors, indicating the consequences for the Debenture Holders and the measures it intends to take regarding the matter, within a period of up to seven (7) Business Days counted from the date of acknowledgment, by the Trustee, of default;

(t)within a period of up to four (4) months from the end of the Company's fiscal year, disclosing, on its page on the world wide web, and sending to the Company for disclosure in the manner provided for in the specific regulation, an annual report intended for Debenture Holders, under the terms of article 68, paragraph 1, subitem (b), of the Business Company Act, describing the material facts that occurred during the year related to the Debentures, according to the minimum content established in article 15 of CVM Resolution 17;
(u)keeping the annual report referred to in item (t) above available for public consultation on its page on the World Wide Web for a period of three (3) years;
(v)keeping available on its page on the world wide web an updated list of issuances in which it exercises the role of trustee, note agent or collateral agent;
(w)disclosing on its page on the world wide web the information provided for in article 16 of CVM Resolution 17 and keeping it available for public consultation on its page on the world wide web for a period of three (3) years; and
(x)disclosing to Debenture Holders and other market participants, on its page on the world wide web and/or at its call center, on each Business Day, the unit balance of the Debentures, calculated by the Company together with the Trustee.
10.1.5.In the event of default, by the Company and/or Guarantors, of any of its obligations set forth in this Indenture and/or in any of the other Issuance Documents, Trustee shall use any and all measures provided for by law or in this Indenture and/or in any of the other Issuance Documents to protect rights or defend interests of Debenture Holders, pursuant to article 68, paragraph 3, of the Business Company Act and article 12 of CVM Resolution 17, including:
(a)declare, subject to the conditions of this Indenture, that the obligations arising from the Debentures have expired in advance, and collect the principal and accessories thereof;
(b)subject to the provisions of this Indenture and other Issuance Documents, execute the Debenture Collateral, applying the product in full or proportional payment to the Debenture Holders;
(c)request the bankruptcy of the Company and Guarantors, if there are no security interests;
(d)take any other measures necessary for the Debenture Holders to realize their credits; and

(e)represent the Debenture Holders in bankruptcy, insolvency (as applicable), court-supervised or out-of-court reorganization or, if applicable, intervention or out-of-court settlement of the Company and/or Guarantors.
10.1.6.Trustee will not be obliged to verify the veracity of any document or record that it considers to be authentic and that has been forwarded to it by the Company or by third parties at its request, to base its decisions on, and will not be responsible for the preparation of these documents, which will remain under the Company's legal and regulatory obligation to prepare them, under the terms of the applicable legislation.
10.1.7.Trustee will not make any judgment on guidance regarding any fact of the Issuance that is within the competence of definition by the Debenture Holders, under the terms of Section 11 below, obliging itself, only, to act in accordance with the instructions transmitted to it by the Debenture Holders, pursuant to Section 11 below, and in accordance with the attributions conferred upon it by law, Section 10.1.5 above and the other provisions of this Indenture and the Issuance Documents. In this sense, Trustee has no responsibility for the result or the legal effects arising from strict compliance with the Debenture Holders' guidelines transmitted to it, as defined by the Debenture Holders, pursuant to Section 11 below, and reproduced before the Company and Guarantors.
10.1.8.Trustee's performance is limited to the scope of CVM Resolution 17, applicable articles of the Business Company Act, this Indenture and other Issuance Documents, being the Trustee exempt, under any form or pretext, from any additional liability that has not arisen from the applicable legal and regulatory provisions, this Indenture and other Issuance Documents.
10.2Brazilian Collateral Agent. The Trustee and the Company hereby appoint TMF Brasil Administração e Gestão de Ativos Ltda., in accordance with the terms and conditions set forth in the Intercreditor Agreement, as the Brazilian collateral agent for the Issuance, who shall act in accordance with the privileges established in the Intercreditor Agreement and the Collateral Agreements, as applicable, remaining clear that the acting of the Trustee will be limited to the scope of CVM Resolution 17.
11.GENERAL MEETING OF DEBENTURE HOLDERS
11.1Debenture Holders may, at any time, meet in a general meeting, in accordance with the provisions of article 71 of the Business Company Act, in order to resolve on matters of interest to the Debenture Holders.

11.2General meetings of Debenture Holders may be called by the Trustee, by the Company, by Debenture Holders representing at least ten percent (10%) of the Outstanding Debentures, or by CVM.
11.3The call for general meetings of Debenture Holders will be made by means of a notice published at least three (3) times under the terms of Section 7.42 above, respecting the rules related to the publication of notice of call for general meetings contained in the Business Company Act, of the applicable regulation and of this Indenture, being waived the call notice in the event of the presence of all Debenture Holders.
11.4The general meetings of Debenture Holders will be open, on the first call, with the presence of holders of at least half of the Outstanding Debentures, and, on the second call, with any quorum.
11.5The presidency of the general meetings of Debenture Holders will be the responsibility of the Debenture Holder elected by them or the one designated by the CVM.
11.6In the resolutions of the general meetings of Debenture Holders, each of the Outstanding Debentures will have one vote, admitting the constitution of an agent, Debenture Holder or not. Except for the provisions of Section 11.6.1 below, all resolutions to be taken at the general meeting of Debenture Holders (including those related to the waiver or temporary forgiveness of obligations set forth in this Indenture) will depend on the approval of Debenture Holders representing, at least, the majority of the Outstanding Debentures.
11.6.1The following are not included in the quorum referred to in Section 11.6 above:
I.the quorums expressly provided for in other Sections of this Indenture; and
II.the amendments, which must be approved by Debenture Holders representing, at least, seventy-five percent (75%) of the Outstanding Debentures, (a) of the provisions of this Section; (b) any of the quorums provided for in this Indenture; (c) the Remuneration, except for the provisions of the Section 7.31 above; (d) any payment dates of any amounts provided for in this Indenture; (e) the effective term the Debentures; (f) the provisions related to the convertibility of the Debentures; (g) of the type of Debentures; (h) any of the Debenture Collateral; (i) the creation of a renegotiation event; (j) the provisions relating to optional early redemption; (k) the provisions relating to optional extraordinary repayment; (l) the provisions relating to the Optional Early Redemption Offer; or (m) the wording of any Event of Default.

11.7The resolutions taken by the Debenture Holders, within the scope of their legal competence, subject to the quorums provided for in this Indenture, will be valid and effective before the Company and will bind all Debenture Holders, regardless of their attendance or vote at the respective general meeting of Debenture Holders.
11.8The Debenture Holders' meeting is hereby waived to resolve on (i) correction of a gross, typing or arithmetic error; (ii) amendments to this Indenture and/or to any of the other Issuance Documents already expressly allowed pursuant to the terms of this Indenture and/or of the other Issuance Documents; (iii) amendments to this Indenture and/or to any of the other Issuance Documents as a result of requirements formulated by CVM, B3, or ANBIMA; (iv) amendments to this Indenture and/or to any of the other Issuance Documents due to the updating of the Parties' registration data; or (v) amendments to this Indenture, especially regarding to Section 8.1, to the extent necessary to correct any errors or inconsistency in language, interpretation or translation of the terms of such Section when compared to the similar terms of the New First Out Notes Indenture, such as changes in corporate name, address, and telephone number, among others, provided that the changes or corrections referred to in items (i), (ii), (iii) and (iv) above cannot cause any loss to the Debenture Holders and/or to the Company, or any change in the flow of the Debentures, and provided that there is no additional cost or expense for the Debenture Holders.
11.8.1The Company, the Trustee and the Guarantors agree that the covenants set forth in Section 8.1 of this Indenture are intended to track, mutatis mutandis, the corresponding provisions set forth under the New First Out Notes Indenture. Any inconsistency in interpretation or translation shall be solved by reference to the provisions in the New First Out Notes Indenture. If any Party identifies any of such inconsistency, the mentioned Party shall notify the other parties in order to amend the Indenture, without the need of previous Debenture Holders’ meeting, in accordance with the terms of Section 11.8 above.
11.9The Trustee shall attend the Debenture Holders’ meetings and provide to the Debenture Holders information that were requested from it.
11.10The provisions of the Business Company Act regarding the general shareholders' meeting, as appropriate, shall apply to the Debenture Holders’ general meetings.

12.REPRESENTATIONS OF THE COMPANY AND THE GUARANTORS
12.1The Company and the Guarantors hereby, joint and severally, on the Issuance Date, on the disclosure of the date of the Commencement Announcement and on each Payment Date, represent that:
(a)(i) the Company is duly organized, incorporated, and validly existing in the form of a corporation, in accordance with the Brazilian laws, with registration as an issuer of securities before CVM, category A; (ii) ALAB and IntelAzul are duly organized, incorporated, and validly existing in the form of corporations, in accordance with the Brazilian laws; (iii) Azul Viagens is a duly organized, incorporated, and existing company in the form of a limited liability company, in accordance with the Brazilian laws; (iv) Azul Secured Finance is a company duly organized, incorporated, and existing in accordance with the laws of the State of Delaware, United States of America; and (v) IP Co and IP HoldCo are exempted companies duly incorporated with limited liability and are validly existing under the laws of the Cayman Islands;
(b)are duly authorized and have obtained all authorizations, including, as applicable, legal, corporate, regulatory, and third-party authorizations, necessary for the execution of this Indenture and for the other Issuance Documents, and to the fulfillment of all obligations set forth herein and therein, and, as the case may be, to the execution of the Issuance and of the Offer, and all legal, corporate, regulatory, and third-party requirements necessary to do so have been fully satisfied;
(c)the legal representatives of the Company and of the Guarantors who execute this Indenture and the other Issuance Documents have, as the case may be, corporate and/or delegated powers to undertake, on behalf of the Company or the Guarantors, as the case may be, the obligations provided for herein and therein and, as representatives, legitimately hold the powers invested upon them, and the respective powers of attorney are in full force;
(d)this Indenture and the other Issuance Documents and the obligations set forth herein and therein are legal, valid, binding and effective obligations of the Company and of the Guarantors, enforceable in accordance with its terms and conditions;
(e)except for the provisions of the Section 3 above, no approval, authorization, consent, order, registration, or qualification of or before any judicial authority, governmental agency or body, or regulatory body is necessary to enter into and comply with this Indenture and with the other Issuance Documents and, as the case may be, to carry out the Issuance and the Offer;

(f)the execution, the terms and conditions of this Indenture, and of the other Issuance Documents and the fulfillment of the obligations provided for herein and therein, and, as the case may be, the carrying out of the Issuance and of the Offer (a) do not infringe the Company's articles of incorporation or Guarantors' organizational documents; (b) do not breach any agreement or instrument to which the Company and/or the Guarantors are a party and/or by which any of its assets is subject to; (c) will not result in (i) the early maturity of any obligation established in any agreement or instrument to which the Company and/or the Guarantors are a party and/or by which any of its assets is subject to; or (ii) the termination of any of these agreements or instruments; (d) will not result in the creation of any Lien on any assets of the Company and/or of the Guarantors, except for the Debenture Collateral; (e) do not infringe any legal or regulatory provision to which the Company and/or the Guarantors and/or any of its assets are subject; and (f) do not infringe any administrative, judicial, or arbitration order, decision or award that affects the Company and/or the Guarantors and/or any of its assets;
(g)are in compliance with the liabilities contained in this Indenture and in the other Issuance Documents, and no Event of Default has occurred or exists, on this date;
(h)are fully aware and fully agree with the form of disclosure and determination of the Exchange Rate, and the calculation method for the Compensation was agreed upon by the free will of the Company and the Guarantors, in compliance with the principle of good faith;
(i)the Company has the authorized capital as described in the Offering Documents; all shares representing the Company’s capital have been duly and validly authorized; all shares representing the Company's capital have been and, at the time of each Conversion, will have been duly issued, fully subscribed, and not subject to additional calls, and will be in accordance, in all relevant aspects, with their description in the Offering Documents; and, except for the purchase option or share subscription plans, as described in the Reference Form, neither the Company's shareholders or any other persons have a right of first refusal to subscribe to or purchase shares issued by the Company at the time of each Conversion; none of the shares representing the Company's capital were issued in violation of any right of first refusal or similar right of any shareholder, and there are no limitations or restrictions regarding the rights of shareholders to hold, vote, or transfer their respective shares issued by the Company, except as described in the Offering Documents. Upon the Conversion, all rights and ownership over the Preferred Shares resulting from the Conversion will be transferred to the respective subscribers, free and clear of any Lien;

(j)the information provided at the time of registration of the Offer by the CVM and contained in the Offering Documents is true, consistent, accurate, complete, correct, and sufficient, enabling investors to make an informed decision regarding the Offer;
(k)the Reference Form contains all relevant information about the Company, its activities, and economic and financial status, the risks inherent to its activities, and any other relevant information;
(l)the opinions, analyses and forecasts (if any) expressed in the Offering Documents were issued in good faith, taking into account all relevant circumstances in the context of the Offer and based on reasonable assumptions;
(m)the net proceeds raised with the Issuance were applied pursuant to the terms of Section 5 above;
(n)the documents and information provided to the Trustee and/or to the potential investors are true, consistent, accurate, complete, correct, and sufficient, are up to date as of the date they were provided, and include the documents and information relevant to making an investment decision regarding the Debentures;
(o)the Consolidated Financial Statements of the Company for the fiscal years ended on December 31, 2020, 2021, and 2022, and the three-month periods ended on March 31, 2023, and 2022, correctly represent the Company's consolidated equity and financial position on those dates and for those periods, and were duly prepared in accordance with the Business Company Act and with the rules issued by the CVM;
(p)except as described in the Reference Form and/or otherwise informed to Debenture Holders, since the date of the most recent Consolidated Financial Statements of the Company, there has been no (a) Material Adverse Effect; (b) relevant transaction carried out by the Company, by the Guarantors, and/or by any of their respective Subsidiaries; (c) a relevant direct or contingent obligation incurred by the Company, the Guarantors, and/or any of their respective Subsidiaries; or (d) change in the capital or increase in the indebtedness of the Company, the Guarantors, and/or any of their respective Subsidiaries;
(q)are, as well as their respective Subsidiaries, complying with the laws, regulations, administrative rules, and provisions of the governmental bodies, agencies, or judicial instances applicable to the exercise of their activities, except for those questioned in good faith in the administrative and/or judicial spheres, or the non-compliance of which could not cause a Material Adverse Effect;

(r)are, as well as their respective Subsidiaries, complying with Socio-Environmental Legislation, adopting preventive or restorative measures and actions designed to prevent or correct any environmental damages resulting from the exercise of their activities;
(s)are, as well as their respective Subsidiaries, up to date with the payment of all tax obligations (municipal, state, and federal), labor, social security, and any other obligations imposed except in cases where (a) such non-compliance is being discussed in good faith, in the administrative and/or judicial spheres and does not cause a Material Adverse Effect; or (b) such non-compliance is being discussed in good faith in the context of judicial or administrative proceedings duly described in the Reference Form;
(t)have, as well as their respective Subsidiaries, valid, effective, in perfect order and in full force, all licenses, concessions, authorizations, authorizations, and permits, including environmental ones, necessary for the exercise of their commercial activities, except for those that are in a timely renewal process or whose absence cannot cause a Material Adverse Effect;
(u)there is no breach, including in relation to their respective Subsidiaries, (a) breach of any contractual, legal, or judicial, administrative, or arbitral provision; or (b) any judicial, administrative, or arbitral proceeding, inquiry, or any other type of governmental investigation, in any of the cases in this item, (i) that may cause a Material Adverse Effect, except as provided in the Reference Form; or (ii) seeking to annul, amend, invalidate, question, or in any way affect this Indenture and/or any of the other Issuance Documents;
(v)the Company's issuer of securities registration is up to date with the CVM;
(w)except for the Guaranteed Obligations, IntelAzul and Azul Viagens do not have Indebtedness or other relevant liabilities;.
(x)there is no conflict of interest situation that would prevent the Trustee from fully exercising its duties; and
(y)the statements provided by the Company and the Guarantors in the other Issuance Documents and in the Offering Documents remain true, consistent, correct, and sufficient.

12.2The Company and the Guarantors, jointly and severally, on an irrevocable and irreversible basis, undertake to compensate the Debenture Holders and the Trustee for any and all losses, damages, costs, and/or expenses (including court costs and attorneys' fees) incurred and proven by the Debenture Holders and/or the Trustee due to the falsity, omission, and/or inaccuracy of any of the statements provided pursuant to Section 12.1 above.
12.3Without prejudice to the provisions of Section 12.2 above, the Company and the Guarantors undertake to notify, within five (5) Business Days from the date on which they become aware, the Debenture Holders (by publication of a notice pursuant to Section 7.42 above or individual communication to all Debenture Holders, with a copy to the Trustee), and the Trustee in the event of any of statements provided under Section 12.1 above are false, omitted, and/or incorrect on any of the dates on which they were provided.

13.PROVISIONS ON ANTI-CORRUPTION, MONEY LAUNDERING LAWS, AND SANCTIONS
13.1No Unlawful Payment. Neither the Company or the Guarantors nor any of its subsidiaries or their directors or officers, nor, to the knowledge of the Company or the Guarantors, any agent, employee, affiliate, or other person associated with or acting on behalf of the Company or the Guarantors or any of its subsidiaries (a) used any funds for any unlawful contribution, gift, property, entertainment, or other unlawful expenses related to political activity; (b) carried out, took, or will take any action to promote or facilitate any offer, payment, gift, promise to pay, or any offer, gift, or promise of anything else of value, directly or indirectly, to any person knowing that all or part of the payment will be offered, given, or promised to any person to improperly influence official action, to illegally obtain or retain business for the Company, the Guarantors, or their subsidiaries, or to guarantee an undue advantage for the Company, the Guarantors, or their subsidiaries; (c) made, offered, took, or will do, offer or take any act to promote any bribery, illegal discount, payment, payment of influence, property, gift, or other unlawful payment; or (d) is aware of, took, or will take any action, directly or indirectly, that may result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 (“FCPA”), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Bribery Convention”), or, to the extent applicable, the U.K. Bribery Act of 2010 (“U.K. Bribery Act”), in each case, as amended, or similar law of any other applicable jurisdiction, including its respective rules and regulations; and the Company, the Guarantors, its subsidiaries, and, to the knowledge of the Company and the Guarantors, its Affiliates, carried out their business in compliance with all applicable anti-bribery and anti-corruption laws (including, without limitation, the FCPA and, to the extent applicable, the U.K. Bribery Act, and other similar laws of any other applicable jurisdiction, or their respective rules or regulations in general) and/or regulations and have instituted and maintain policies and procedures designed to promote and ensure, and which are reasonably expected to continue to ensure, continuous compliance with all applicable anti-bribery and anti-corruption laws (including, without limitation, the FCPA and, to the extent applicable, the U.K. Bribery Act, and other similar laws of any other applicable jurisdiction, or their respective rules or regulations in general) and with the statements contained herein;

13.2Compliance with Money Laundering Laws. The operations of the Company, the Guarantors and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including without limitation, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering laws of all jurisdictions, its respective rules and regulations, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, and any applicable laws implementing international anti-money laundering guidelines, principles, or procedures issued by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, to which the United States or Brazil is a member and with which designation of the United States or Brazilian representative to the group or organization continues to concur, and any executive order, directive, or regulation pursuant to the authority or to the enforcement of any of the foregoing, or any orders or licenses issued thereunder (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, imminent.

13.3Compliance with Sanctions. Neither the Company, the Guarantors, nor its subsidiaries, or any director or officer, nor, to the knowledge of the Company or the Guarantors, any employee, agent, or any other Affiliate of the Company, the Guarantors, or any of its subsidiaries, nor any other person associated with or acting on behalf of the Company, the Guarantors, or any of its subsidiaries or benefiting in any capacity in connection with this Indenture (a) is, or is controlled by, or is 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject matter or target of any sanctions administered or imposed by the United States government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty's Treasury of the United Kingdom) or any similar sanctions imposed by any governmental agency to which the Company, the Guarantors, or any of its subsidiaries are subject (collectively, “Sanctions” and such persons, “Sanctioned Persons”), (b) is designated as a “specially designated national” or a “blocked person” by the United States government, or (c) is located, organized, or residing in a country or territory that is, or the government of which it is, subject to sanctions that broadly prohibit relations with that country or territory, including, without limitation, Crimea, Cuba, Iran, Libya, North Korea, and Syria, (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”). Neither the Company, nor the Guarantors, nor their subsidiaries were involved in the past five years, are not currently involved, and will not be involved, any negotiations or transactions with or for the benefit of any person who is, or at the time of the negotiation or transaction or was, a Sanctioned Person, or with or in any Sanctioned Country, nor the Company, nor the Guarantors, or any of their subsidiaries have any plans to engage in negotiations or transactions with or for the benefit of any person who is, or at the time of negotiation, or transaction was either, a Sanctioned Person, or with or in a Sanctioned Country. The Company and the Guarantors shall report to the Trustee any material violation of sanctions of which it is actually aware.
13.4The Parties agree that failure to comply with the provisions of Sections 13.1, 13.6 and 13.13 above will not constitute an Event of Default.

14.EXPENSES
14.1The Company and the Guarantors shall bear all proven and reasonably incurred costs incurred with the Issuance and the Offer and with the structuring, issuance, registration, deposit, and execution of the Debentures and Debenture Collateral, as the case may be, including publications, enrollments, registrations, deposits, contracting the Trustee, the Bookkeeper, the Settlement Bank, the Depositary Banks, the Independent Auditor, and the other service providers, and any other costs related to the Debentures and the Debenture Collateral.
15.COMMUNICATIONS
15.1All communications made under this Indenture must always be made in writing, in Portuguese and English, to the addresses below, and will be considered received (i) in the case of communications in general, on the date of their delivery, under protocol or by means of a “notice of receipt” issued by the Empresa Brasileira de Correios e Telégrafos (Brazilian Post and Telegraph Company); and (ii) in the case of communications made by electronic mail, on the date of their sending, provided that their receipt is confirmed by means of an indicative (receipt) issued by the machine used by the sender). The change of any of the addresses below shall be notified to the other Parties by the Party whose address has changed.
(a)to the Company:
Azul S.A.
Avenida Marcos Penteado de Ulhôa Rodrigues 939, 8º andar, Ed. Jatobá, Condomínio Castelo Branco Office Park, Tamboré
06460-040 - Barueri, State of São Paulo
To the care of: Alexandre Wagner Malfitani and Raphael Linares Felippe
Telephone: (11) 4134-9800
Email: alex.malfitani@voeazul.com.br, raphael.linares@voeazul.com.br and
societario@voeazul.com.br
(b)to the Trustee:
Vórtx Distribuidora de Títulos e Valores Mobiliários Ltda.
Rua Gilberto Sabino 215, 4º andar
05425-020 - São Paulo, State of São Paulo
To the care of: Eugênia Queiroga / Marcio Teixeira / Caroline Tsuchiya
Telephone: (11) 3030-7177
Email: agentefiduciario@vortx.com; pu@vortx.com.br (for asset pricing purposes)
Website on the World Wide Web: www.vortx.com.br

(c)to the Guarantors:
Azul Linhas Aéreas Brasileiras S.A.
ATS Viagens e Turismo Ltda.
IntelAzul S.A.
Avenida Marcos Penteado de Ulhôa Rodrigues, 939, 9º andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré
06460-040 - Barueri, State of São Paulo
To the care of: Alexandre Wagner Malfitani and Raphael Linares Felippe
Telephone: (11) 4134-9800
Email: alex.malfitani@voeazul.com.br, raphael.linares@voeazul.com.br, and societario@voeazul.com.br
Azul Secured Finance LLP
To Azul Linhas Aéreas Brasileiras S.A.
Avenida Marcos Penteado de Ulhôa Rodrigues, 939, 9º andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré
06460-040 - Barueri, State of São Paulo
To the care of: Alexandre Wagner Malfitani and Raphael Linares Felippe
Telephone: (11) 4134-9800
Email: alex.malfitani@voeazul.com.br, raphael.linares@voeazul.com.br and societario@voeazul.com.br
Azul IP Cayman HoldCo Ltd.
c/o the offices of Maples Corporate Services Limited
P.O. Box 309, Ugland House,
Grand Cayman, KY1-1104
Cayman Islands
Attention: the Directors
Telephone: +1 345 949 8066
Email: cayman@maples.com
With a copy to:
c/o the offices of Walkers Fiduciary Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Attention: the Independent Director
Telephone: +1 345 814 7600
Email: fiduciary@walkersglobal.com

Azul IP Cayman Ltd.
Maples Corporate Services Limited
P.O. Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
At.: Board of Directors
Telephone: +1 (345) 949 8066
E-mail: cayman@maples.com
With a copy to:
Walkers Fiduciary Limited
190 Elgin Avenue, George Town
Grand Cayman KY1-9008
Cayman Islands
At.: Independent Director
Telephone: +1 345 814 7600
E-mail: fiduciary@walkersglobal.com
15.2With the exception of obligations assumed with specific forms of compliance, compliance of the obligations agreed upon in this Indenture and in the other Issuance Documents relating to the sending of documents and periodic information to the Trustee may occur through the VX Informa platform.
16.MISCELLANEOUS PROVISIONS
16.1The obligations assumed in this Indenture irrevocably and irreversibly executed, binding the Parties and their successors on any account, to fully comply with them.
16.2Any amendment to this Indenture will only be considered valid if formalized in writing, in a separate instrument executed by all Parties.
16.3The invalidity or nullity, in whole or in part, of any of the sections of this Indenture shall not affect the others, which will remain valid and effective until the Parties fulfill all their obligations set forth herein.
16.4Any tolerance, partial exercise, or concession between the Parties shall always be considered mere liberality and shall not constitute a waiver or loss of any right, power, privilege, prerogative, or power conferred (including power of attorney), nor will it entail novation, amendment, compromise, remission, change, or reduction of the rights and obligations deriving therefrom.

16.5The Parties recognize this Indenture and the Debentures as extrajudicial enforceable instruments pursuant to Article 784, items I, III, and V, of the Code of Civil Procedure.
16.6For the purposes of this Indenture, the Parties may, at their sole discretion, request the specific performance of the obligations assumed herein, pursuant to Articles 497 et seq., 538, and the articles on the various types of performance (Article 797 et seq.), all of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the obligations arising from the Debentures, pursuant to the terms set forth in this Indenture.
16.7Furthermore, the Parties acknowledge that in the event of conflict between the provisions of this Indenture and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.
17.GOVERNING LAW
17.1This Indenture is governed by the laws of the Federative Republic of Brazil.
18.JURISDICTION
18.1The Parties hereby elect the Courts of the City of São Paulo, State of São Paulo, with exclusion of any other court, no matter how privileged it may be, to settle any matters arising out of this Indenture.”

19.LIMITED RECOURSE; NON-PETITION
19.1Notwithstanding any other provision of this Indenture or any other document to which it may be a party, the obligations of each of IP Co and IP HoldCo from time to time and at any time under any Debenture are limited recourse obligations of each of IP Co and IP HoldCo are payable solely from the Shared Collateral thereof available at such time and amounts derived therefrom and following realization of the Shared Collateral of each of IP Co and IP HoldCo, and application of the proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Indenture and the other Issuance Documents, all obligations of and any remaining claims against each of IP Co and IP HoldCo hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, administrator, or incorporator of either of IP Co or IP HoldCo, their respective affiliates or their respective successors or assigns for any amounts payable under the Debenture, this Indenture or the Issuance Documents (except as otherwise provided in any such Issuance Document).

19.2Notwithstanding any other provision of this Indenture, no person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the payment in full of all Debentures, institute against, or join any other person in instituting against, either of IP Co or IP Holdco any bankruptcy, winding up, reorganization, restructuring, insolvency, moratorium or liquidation (including provisional liquidation) proceedings, or other proceedings under any Bankruptcy Laws. Nothing in this Section 19 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action prior to the expiration of the aforementioned period in (A) any proceedings under any Bankruptcy Laws filed or commenced by any non-affiliated person, or (ii) from commencing against either IP HoldCo or IP Co or any of their respective property any legal action which is not a bankruptcy, winding up, reorganization, restructuring, insolvency, moratorium or liquidation (including provisional liquidation) proceeding. It is understood that the foregoing provisions of this Section shall not prevent recourse to the assets of either IP HoldCo or IP Co (including the Shared Collateral). It is further understood that the foregoing provisions of this Section 19 shall not limit the right of any person to name either IP HoldCo or IP Co as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons. The provisions of this section 19 shall survive the termination of this Indenture.
* * * * *

Annex I
Fundamental Change Make-Whole Premium
Illustrative Incremental Shares Needed to True-Up Convert per Debenture

Incremental Shares Needed per Debenture

Sensitivity Tables for Analysis Above
Value of Convert calculated above
Assumed TRX Price based on premium assumption above
-
Share Count x Share Price
=

Amount needed to true-up; Convert Value less Share Value
&
Required incremental shares issued